Exhibit T3E-1
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re		)	Chapter 11
)
WELLMAN, INC., et al.,[1]		)	Case No. 08-10595 (SMB)
		)	Jointly Administered
	Debtors.	)
)

DEBTORS’ THIRD AMENDED DISCLOSURE STATEMENT PURSUANT
TO CHAPTER 11 OF THE BANKRUPTCY CODE
KIRKLAND & ELLIS LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022-4611
Telephone: (212) 446-4800
Facsimile: (212) 446-4900
Jonathan S. Henes (JH 1979)
Michael A. Cohen (MC 1277)
Attorneys to the Debtors and Debtors in Possession

[1]	The debtors in these cases include: Wellman, Inc.; Wellman Fibres Ltd.; MRF, Inc.; Prince, Inc.; Warehouse Associates Inc.; Carpet Recycling of Georgia Inc.; Wellman of Mississippi, Inc.; Fiber Industries, Inc.; ALG, Inc.; Josdav, Inc.; PTA Resources LLC; and MED Resins, Inc.

EXHIBITS

EXHIBIT A	Plan of Reorganization

EXHIBIT B	Disclosure Statement Order

EXHIBIT C	Reorganized Debtors’ Projections

EXHIBIT D	Reorganized Debtors’ Valuation

EXHIBIT E	Liquidation Analysis

EXHIBIT F	Reconciliation of EBITDA, as defined to GAAP Net Income

EXHIBIT G	August 5, 2008 Bankruptcy Court Decision

Important Information About This Disclosure Statement
     This Disclosure Statement provides information regarding the Plan of Reorganization that Wellman, Inc. is seeking to have confirmed by the Bankruptcy Court. Wellman believes that the Plan is in the best interests of all creditors. Wellman urges all creditors entitled to vote on the Plan to vote in favor of the Plan.
     References to “New Common Stock” in this Disclosure Statement are to the new common stock that we will issue upon emergence as described in this Disclosure Statement and in accordance with the Plan.
     References to the “Plan” and the “Plan of Reorganization” are to the Plan of Reorganization attached as Exhibit A hereto. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan.
     References to the “Bankruptcy Court” are to the United States Bankruptcy Court for the Southern District of New York, the court in which Wellman, Inc. and its subsidiaries indicated on the cover of this Disclosure Statement (collectively, the “Debtors”) filed voluntary petitions seeking reorganization relief under the provisions of chapter 11 of the Bankruptcy Code. References to the “Petition Date” are to February 22, 2008.
     Unless the context requires otherwise, reference to “Wellman,” “our,” and “us” are to Wellman, Inc. and its subsidiaries.
     The confirmation of the Plan and effectiveness of the Plan are subject to certain material conditions precedent described herein. There is no assurance that the Plan will be confirmed, or if confirmed, that the conditions required to be satisfied will be satisfied or waived.
     You are encouraged to read this Disclosure Statement in its entirety, including without limitation, the Plan, which is annexed as Exhibit A hereto, and the section entitled “Risk Factors,” prior to submitting your ballot to vote on the Plan.
     The Bankruptcy Court’s approval of this Disclosure Statement does not constitute a guarantee of the accuracy or completeness of the information contained herein or an endorsement of the merits of the Plan by the Bankruptcy Court.
     Summaries of the Plan and statements made in this Disclosure Statement are qualified in their entirety by reference to the Plan, the exhibits and schedules attached to the Plan and this Disclosure Statement and the Plan Supplement. The statements contained in this Disclosure Statement are made only as of the date of this Disclosure Statement, and there is no assurance that the statements contained herein will be correct at any time after such date. Except as otherwise provided in the Plan or in accordance with applicable law, Wellman is under no duty to update or supplement this Disclosure Statement.
     The information contained in this Disclosure Statement is included for purposes of soliciting acceptances to, and confirmation of, the Plan and may not be relied on for any other purpose. Wellman believes that the summary of certain provisions of the Plan and certain other documents and financial information contained or referenced in this Disclosure Statement is fair and accurate. The summaries of the financial information and the documents annexed to this Disclosure Statement, including, but not limited to, the Plan, the Plan Documents, or otherwise incorporated herein by reference, are qualified in their entirety by reference to those documents. In the event of any inconsistency between the Disclosure Statement and the Plan, the relevant provision of the Plan, as it relates to such inconsistency, shall govern.
     No representations concerning Wellman or the value of Wellman’s property have been authorized by Wellman other than as set forth in this Disclosure Statement. Any information, representations or inducements made to obtain acceptance of the Plan, which are other than or inconsistent with the information contained in this Disclosure Statement and in the Plan, should not be relied on by any creditor entitled to vote on the Plan.

     This Disclosure Statement has not been approved or disapproved by the United States Securities and Exchange Commission (“SEC”) or any similar federal, state, local or foreign regulatory agency, nor has the SEC or any other such agency passed upon the accuracy or adequacy of the statements contained in this Disclosure Statement.
     Wellman has sought to ensure the accuracy of the financial information provided in this Disclosure Statement, but the financial information contained in, or incorporated by reference into, this Disclosure Statement has not been and will not be audited or reviewed by Wellman’s independent auditors unless explicitly provided otherwise.
     Some of the shares of the new common stock described in this Disclosure Statement will be issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), or similar federal, state, local or foreign laws, in reliance on the exemption set forth in section 1145 of the Bankruptcy Code. Other shares of the new common stock may be issued pursuant to other applicable exemptions under the federal securities laws. To the extent exemptions from registration other than section 1145 apply, such securities may not be offered or sold except pursuant to a valid exemption or on registration under the Securities Act.
     Wellman makes statements in this Disclosure Statement that are considered forward-looking statements under the federal securities laws. Wellman considers all statements regarding anticipated or future matters, including the following, to be forward-looking statements:
•	any future effects as a result of the pendency of the Chapter 11 Cases;

•	Wellman’s expected future financial position, liquidity, results of operations, profitability and cash flows;

•	projected dividends;

•	financing plans;

•	competitive position;

•	business strategy;

•	budgets;

•	projected cost reductions;

•	projected and estimated liability costs, including pension, retiree, tort and environmental costs and costs of environmental remediation;

•	results of litigation;

•	disruption of operations;

•	plans and objectives of management for future operations;

•	contractual obligations;

•	off-balance sheet arrangements;

•	growth opportunities for existing products and services;

•	projected price increases;

•	projected general market conditions;

•	benefits from new technology; and

•	effect of changes in accounting due to recently issued accounting standards.
     Statements concerning these and other matters are not guarantees of Wellman’s future performance. Such statements represent Wellman’s estimates and assumptions only as of the date such statements were made. There are risks, uncertainties and other important factors that could cause the Debtors’ actual performance or achievements to be materially different from those they may project and Wellman undertakes no obligation to update any such statement. These risks, uncertainties and factors include:

•	Wellman’s ability to develop, confirm and consummate the Plan;

•	Wellman’s ability to reduce its overall financial leverage;

•	the potential adverse impact of the Chapter 11 Cases on Wellman’s operations, management and employees, and the risks associated with operating businesses in the Chapter 11 Cases;

•	the applicable Debtors’ ability to comply with the terms of the debtor-in-possession credit facility;

•	customer response to the Chapter 11 Cases;

•	inability to have claims discharged/settled during the chapter 11 proceedings;

•	general economic, business and market conditions;

•	currency fluctuations;

•	interest rate fluctuations;

•	price increases or shortages of raw materials and energy;

•	Asian raw material costs being lower than U.S. raw material costs;

•	exposure to product liability and other litigation, environmental remediation obligations and other environmental liabilities;

•	lower prices for Wellman’s products or a decline in Wellman’s market share due to competition or price pressure by customers;

•	ability to implement cost reduction initiatives in a timely manner;

•	ability to divest existing businesses or assets;

•	efficacy of new technology and facilities;

•	financial conditions of our customers;

•	adverse tax changes;

•	limited access to capital resources;

•	changes in domestic and foreign laws and regulations;

•	general market conditions;

•	trade balance;

•	natural disasters and

•	geopolitical instability.
Questions and Answers Regarding this Disclosure Statement and the Plan
Why is Wellman sending me this Disclosure Statement?
     Wellman is seeking to obtain Bankruptcy Court approval for its Plan. Prior to soliciting acceptances of the proposed Plan, section 1125 of the Bankruptcy Code requires a debtor to prepare a Disclosure Statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan. This Disclosure Statement is being submitted in accordance with such requirements.
Am I entitled to vote on the Plan? What will I receive from Wellman if the Plan is consummated?
     Your ability to vote and your distribution, if any, depend on what kind of claim or interest you hold. The classes of claims and interests and their respective voting statuses and anticipated recoveries are as follows:

	Claims and			Recovery Under the	Recovery in a
Class	Interests	Status	Voting Rights	Plan[2]	Liquidation
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)	100.0%	N/A
2	First Lien Term Loan Claims	Impaired	Entitled to Vote	34.4%	16.7%
3	Second Lien Term Loan Claims	Impaired	Entitled to Vote	9.3%[3]	5.5%
4	General Unsecured Claims	Impaired	Entitled to Vote	N/A [4]	0.0%
5	Old Preferred Interests	Impaired	Not Entitled to Vote (Deemed to Reject)	0.0%	N/A
6	Old Common Interests	Impaired	Not Entitled to Vote (Deemed to Reject)	0.0%	N/A
7	Intercompany Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)	N/A	N/A
For more information about the treatment of claims and interests see “Treatment of Claims Against and Equity Interests in Wellman,” which begins on page 29.
What happens to my recovery if the Plan is not confirmed, or does not go effective?
     Please note that if Class 2 or Class 3 votes to reject this Plan, the Debtors will immediately proceed with a liquidation of their assets in conjunction with the DIP Lenders as Wellman will be in default under the DIP Facility. In the event that the Plan is not confirmed, Wellman will be forced to go out of business. As a result, Wellman will be required to liquidate all of the working capital related to the Pearl River Facility and use the proceeds to pay the amounts outstanding under the DIP Facility. It is likely that operations at the Pearl River Facility would be shut down as part of this process. After the DIP Facility is fully satisfied, the remaining proceeds would be distributed to the Second Lien Lenders and the Pearl River PP&E would be transferred to the First Lien Lenders without the benefit of any of the intellectual property or intangible assets associated with such plants. There would not be a recovery for holders of general unsecured claims and the recovery for the First Lien Lenders and Second Lien Lenders would be significantly reduced compared to the recoveries shown on page 7. For a more detailed description of the consequences of a liquidation scenario, see “Best Interests of Creditors” beginning on page 51 and the Liquidation Analysis attached as Exhibit “E” to this Disclosure Statement.

[2]	Recoveries are calculated on an as-converted basis for the Convertible Notes.

[3]	Recovery does not take into account any potential recovery from the Distribution Trust, the value of their rights in the Rights Offering and excludes any proceeds from intellectual property and intangibles from the polyester fiber business at Palmetto. The value of the equity that Class 3 will receive assumes that Reorganized Wellman receives credit terms with respect to accounts payable upon emergence.

[4]	The sole source of potential recoveries for Holders of General Unsecured Claims in Class 4 is their pro rata share of the Distribution Trust which will include certain Causes of Action and the proceeds, if any, from the Eastman Litigation. For a further discussion of the Distribution Trust see “The Distribution Trust” which begins on page 34. In addition, for a complete description of the Eastman Litigation see “Pending Legal Proceedings Outside the Bankruptcy Court” beginning on page 41.

If the Plan provides that I get a distribution, do I get it upon confirmation or when the Plan goes effective, and what do you mean when you refer to “confirmation,” “effective date” and “consummation?”
     Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan. After confirmation of the Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Plan can be consummated and go effective. References to the “effective date” mean the date that the Plan has been fully consummated and that all conditions to the Plan have been satisfied or waived. Distributions will only be made after consummation of the Plan. See “Confirmation of the Plan,” which begins on page 50, for a discussion of the conditions to consummation.
What is the Distribution Trust?5
     The Distribution Trust will hold certain causes of action and be entitled to the proceeds of such causes of action. For the avoidance of doubt, the Eastman Litigation shall remain with Wellman and shall not be held by the Distribution Trust. However, the Distribution Trust shall be entitled to receive the proceeds of the Eastman Litigation, if any, net of related costs and taxes. The Distribution Trust will issue beneficial interests in the trust to the Second Lien Lenders and General Unsecured Creditors. The proceeds from the Distribution Trust will be allocated as follows:
•	General Unsecured Creditors would receive 25% of the first $1 million in aggregate proceeds, if any, and 20% of the aggregate proceeds, in excess of $1 million, if any; and

•	Second Lien Lenders would receive 75% of the first $1 million in aggregate proceeds, if any, and 80% of the aggregate proceeds, in excess of $1 million, if any.
For additional information on the Distribution Trust, see “The Distribution Trust,” which begins on page 34.
Will the interests in the Distribution Trust be freely transferable?
     No, the interests in the Distribution Trust are not freely transferable. Instead, the beneficial interests of the distribution trust will only be transferable in limited circumstances. See “The Distribution Trust,” which begins on page 34.
Where is the cash required to fund the Plan coming from?
     Wellman will obtain the Cash required to fund the Plan from the Rights Offering. Specifically, $90 million in cash proceeds will be raised through the issuance of notes under the Rights Offering that will be convertible into Wellman’s New Common Stock. Pursuant to the Rights Offering Procedures, eligible First Lien Lenders and Second Lien Lenders (i.e. “accredited investors”) will have the opportunity to purchase their pro rata share of Convertible Notes. In addition, the Backstop Parties will agree to purchase any remaining Convertible Notes, to ensure that the Rights Offering is fully funded. See “Our Capitalization After Emergence — Convertible Notes” which begins on page 38 and “Rights Offering,” which begins on page 35.
     Are there risks to owning an interest in Wellman or in the Distribution Trust upon emergence from bankruptcy?

[5]	The Debtors reserve the right, subject to the consent of the Informal Second Lien Lender Group, to utilize an alternative means of distributing the certain Causes of Action, or proceeds thereof and the proceeds of the Eastman Litigation to Holders of Claims in Classes 3 and 4, provided, however, that the method of distribution utilized shall not have a material adverse impact on the amount of consideration, if any, provided to such Holders when compared to a trust structure.

     Yes, please see “Risk Factors,” which begins on page 44.
Is there potential litigation related to the Plan?
     Yes, in the event it becomes necessary to confirm the Plan over the rejection of Class 4, Wellman does anticipate litigation being necessary, but Wellman does not anticipate such litigation being significant. If, however, Class 2 or Class 3 votes to reject the Plan, Wellman cannot seek to confirm the Plan over such rejection and will proceed immediately to a liquidation.
What are the contents of the solicitation packages to be sent to creditors who are eligible to vote on the Plan?
     In accordance with the terms of the Bankruptcy Court order approving this Disclosure Statement, all parties in interest will receive the notice of the hearing on the confirmation of the Plan. Additionally, creditors who are eligible to vote on the Plan will receive appropriate solicitation materials including, as applicable, ballots, rights offering procedures and related subscription forms.
     The notices sent to parties in interest will indicate that this Disclosure Statement, the Plan and all of the exhibits thereto are (and, in the future, the Plan Supplement will be) available for viewing by any party at: www.kccllc.net/wellman.
Will Wellman continue filing reports with the SEC?
     Wellman does not expect to be filing reports with the SEC upon emergence as it does not expect to be subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, or the regulations promulgated thereunder upon emergence.
What rights will Wellman’s new stockholders have?
     Each holder of new common stock issued under the Plan will be entitled to one vote per share of new common stock on all matters subject to a vote of common stockholders under applicable state law and will be entitled to a pro-rata share of any dividends that are declared by Wellman’s board of directors. The new common stock shall be the sole class of voting stock of Wellman Holdings.
     In addition, the holders of the Convertible Notes will be able to vote on all matters on an as-converted basis. See “Our Capitalization After Emergence — Convertible Notes,” which begins on page 38.
     Holders who own in excess of 5% of the New Common Stock and the Convertible Notes (on an as-converted basis) of Wellman may be parties to a shareholders agreement, if any. It is anticipated that if the parties agree to a shareholders agreement, such agreement may include customary provisions with respect to voting, drag-along and tag-along rights, share transfers, and information rights. On the effective date of the Plan, Wellman shall authorize and issue an amount of shares of new common stock sufficient to satisfy its obligations under the Plan.
Will there be releases granted to parties in interest as part of the Plan?
     Yes, see “Releases,” which begins on page 56.
What is the deadline to vote on the Plan?
     5:00 p.m. (Eastern Time) on December 12, 2008
How do I vote for or against the Plan?
     This Disclosure Statement, accompanied by a ballot or ballots to be used for voting on the Plan, is being distributed to the holders of Claims entitled to vote on the Plan. If you are a holder of Claims in the following classes, you may vote for or against the Plan by completing the ballot and returning it in the envelope provided: 2, 3 and 4.
     Wellman has engaged Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, CA 90245, to serve as the voting agent to answer questions, provide additional copies of all materials, and oversee the voting process. The voting agent will also process and tabulate ballots for each class entitled to vote to accept or reject the Plan.
     The deadline to vote on the Plan is 5:00 p.m., (Eastern Time), on December 12, 2008.

BALLOTS

Ballots and Master Ballots must be actually received by the voting agent by the voting deadline of 5:00 p.m. (Eastern Time) on December 12, 2008 at the following address:
Wellman, Inc. Balloting
c/o Kurtzman Carson Consultants LLC
2335 Alaska Avenue, El Segundo, CA 90245
If you received an envelope addressed to your Nominee, please allow enough time when you return your ballot for your Nominee to cast your vote on a Master Ballot before the voting deadline.
If you have any questions on the procedure for voting on the Plan, please call the voting agent at the following telephone number:
888-647-1738
     More detailed instructions regarding how to vote on the Plan are contained on the ballots distributed to holders of claims that are entitled to vote on the Plan. For your vote to be counted, your ballot must be completed, signed and received by 5:00 p.m. (Eastern Time), on December 12, 2008.
     Any ballot that is properly executed by the holder of a Claim, but which does not clearly indicate an acceptance or rejection of the Plan or which indicates both an acceptance and a rejection of the Plan, shall not be counted.
     Each holder of a Claim may cast only one ballot per each such Claim held. By signing and returning a ballot, each holder of a Claim in classes 2, 3, and 4 will certify to the Bankruptcy Court and Wellman that no other ballots with respect to such Claim and/or equity interest have been cast or, if any other ballots have been cast with respect to such class of Claims and/or equity interests, such earlier ballots are thereby superseded and revoked.
     All ballots are accompanied by return envelopes. It is important to follow the specific instructions provided on each ballot. For information regarding voting by Nominees, see “Voting Instructions,” which begins on page 59.
Why is the Bankruptcy Court holding a confirmation hearing?
     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing on confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.

When is the confirmation hearing set to occur?
     The Bankruptcy Court has scheduled the confirmation hearing for December 16, 2008 to take place at 2:00 p.m. (Eastern Time) before the Honorable Stuart M. Bernstein, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Southern District of New York, located at Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004. The confirmation hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the confirmation hearing or any adjournment thereof.
     Objections to confirmation of the Plan must be filed and served on Wellman, and certain other parties, by no later than December 12, 2008 at 5:00 p.m. (Eastern Time) in accordance with the notice of the confirmation hearing that accompanies this Disclosure Statement. Unless objections to confirmation of the Plan are timely served and filed in compliance with the Disclosure Statement Order, they may not be considered by the Bankruptcy Court.
     Wellman will publish the notice of the confirmation hearing, which will contain the deadline for objections to the Plan and the date and time of the confirmation hearing, in the national edition of The Wall Street Journal, USA Today, Sun Herald Times, Florence Morning News, and The Charlotte Observer to provide notification to those persons who may not receive notice by mail.
What is the purpose of the confirmation hearing?
     The consummation of a plan of reorganization is the principal objective of a chapter 11 case. The confirmation of a plan of reorganization by the Bankruptcy Court binds the debtor, any issuer of securities under the plan of reorganization, any person acquiring property under the plan of reorganization, any creditor or equity interest holder of a debtor and any other person or entity as may be ordered by the Bankruptcy Court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the Bankruptcy Court confirming a plan of reorganization discharges a debtor from any debt that arose prior to the confirmation of the plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.
What role does the Bankruptcy Court play after the confirmation hearing?
     After the Plan is confirmed, the Bankruptcy Court will still have exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan, including disputes over any claims or interests arising under the Chapter 11 cases. In addition, the Bankruptcy Court will have exclusive jurisdiction to ensure that distributions to holders of Claims against the Company are accomplished pursuant to the Plan. See “Retention of Jurisdiction by the Bankruptcy Court,” which begins on page 55 for a further description of the matters over which the Bankruptcy Court will retain jurisdiction following the confirmation of the Plan.
What is the effect of the Plan on Wellman’s ongoing business?
     Wellman is reorganizing pursuant to chapter 11 of the Bankruptcy Code. As a result, the confirmation of the Plan means that Wellman will not be liquidated or forced to go out of business. As more fully described in “Our Business Upon Emergence,” beginning on page 35, Wellman will continue to operate its businesses going forward utilizing only the Pearl River facility (“Pearl River”). On September 16, 2008, Wellman began the process of idling its operations at its Palmetto facility (“Palmetto”) and its facility in Johnsonville, South Carolina (“Johnsonville”). On September 26, 2008, Wellman entered into an agreement to sell all of the assets related to the operations and business at Johnsonville of (“the Johnsonville Sale”) to Johnsonville Acquisition Company LLC (“JAC”). JAC, now known as Wellman Plastics Recycling, will operate Johnsonville as a going concern. The Johnsonville Sale closed on October 22, 2008. As part of the Johnsonville Sale, Wellman distributed $5.75 million in proceeds (the “Johnsonville PP&E Proceeds”) to the First Lien Lenders in partial satisfaction of their claims.
     With respect to Palmetto, Wellman will attempt to sell Palmetto and distribute the proceeds allocated to the Palmetto PP&E, net of costs, to the First Lien Lenders in partial satisfaction of their secured claims. The portion of the proceeds from the Palmetto Sale allocated to the Palmetto Intellectual Property & Intangibles will be used to pay down the DIP Facility, or in the event the DIP Facility is fully satisfied, paid to the Second Lien Lenders.
Will Any Party Have Significant Influence Over the Corporate Governance and Operations of Reorganized Wellman?
     Possibly. Under the Plan, the Backstop Parties will own significant amounts of the New Common Stock and may own significant amounts of the Convertible Notes. Depending upon the outcome of the Rights Offering, the Backstop Parties have agreed to purchase all Rights not otherwise purchased by the holders of the First Lien Term Loan Claims and Second Lien Term Loan Claims in the Rights Offering. The Backstop Parties are also entitled to the Backstop Fee of $15 million in Convertible Notes. The Convertible Notes are convertible into 60% of the outstanding New Common Stock, as of the Effective Date of the Plan. In addition, and as further set forth on page 31 of this Disclosure Statement describing the composition of the New Board of Wellman Holdings, the Backstop Parties will designate four (4) of the seven (7) initial members of the New Board of Wellman Holdings. Moreover, in accordance with the Plan and the Backstop Commitment Agreement, any and all documents related to the Plan, including the Plan itself, must be acceptable to the Backstop Parties, including the Registration Rights Agreement. It is possible that the Backstop Parties will own significant amounts of the New Common Stock and Convertible Notes and thus will be able to significantly influence the management and affairs of Wellman Holdings, and all matters requiring the vote or approval of holders of any of such securities. From and after the Effective Date, the Backstop Parties may have interests that differ from those of other holders of New Common Stock and Convertible Notes. Pursuant to the proposed terms of the Convertible Notes, attached to the Backstop Commitment Agreement as Exhibit A, if the holders of at least 60% in principal amount of the Convertible Notes convert their Notes into New Common Stock, then all remaining outstanding Convertible Notes shall be automatically converted at the then-applicable conversion price. Depending upon the outcome of the Rights Offering, the Backstop Parties may be in a position to control whether this automatic conversion is triggered. In addition, the Backstop Parties’ potential ownership of significant amounts of New Common Stock and Convertible Notes may have the effect of delaying, deferring, or preventing an acquisition of Wellman Holdings and/or its subsidiaries and may adversely affect the market price, if any, of such securities.
Does the Company recommend voting in favor of the Plan?
     Yes. In the opinion of Wellman, the Plan is preferable to the alternatives described in this Disclosure Statement because Wellman believes it provides for a larger distribution to Wellman’s creditors than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, if Class 2 or Class 3 votes to reject this Plan, the Debtors will immediately proceed with a liquidation of their assets in conjunction with the DIP Lenders as Wellman will be in default under the DIP Facility. In the event of a liquidation, recoveries for Holders of Allowed Claims will be significantly reduced, if not eliminated and no recovery is expected for Holders of General Unsecured Claims. Confirmation of the Plan will also allow Wellman to continue to operate as a going concern, which will have the effect of preserving jobs at its Pearl River facility. Accordingly, Wellman recommends that holders of claims who are entitled to vote on the Plan support confirmation of the Plan and vote to accept the Plan.
Our History and Our Chapter 11 Cases
     Historical Overview
     Wellman was formed in 1927. It entered the polymer and fiber industry in 1954, and has since become a leading North American producer of polyethylene terephthalate (“PET”) resin and polyester staple fiber. As of the Petition Date, Wellman had the capacity to produce approximately 1.5 billion pounds of PET resin and 500 million pounds of polyester fiber annually, making it the second largest producer of such polyester products in the U.S. Moreover, since 1997, Wellman has been granted 53 U.S. patents and numerous international patents. Wellman is at the forefront of its industry.

     Wellman’s Facilities
The Pearl River Facility
     Pearl River, located at 3303 Port and Harbor Drive, Bay St. Louis, Mississippi, began operating in 1999. Pearl River is Wellman’s newest facility and is located on 481.35 acres with 24 buildings. Pearl River consists of three polymer lines, or groups of manufacturing equipment, which feed amorphous chip into its own solid state polymerization line. Currently, Pearl River has an annual production capacity of 920 million pounds of PET resin. Wellman anticipates that this capacity will be increased to approximately one billion pounds when the operational restructuring is complete and the production is moved from Palmetto.
The Palmetto Facility
     Palmetto, located at 1000 East McIver Road, Darlington, South Carolina, which began operating in 1974, is one of the largest polyester facilities in North America, and produces both PET resin and polyester staple fiber. Palmetto is situated on 768.74 acres and is comprised of 26 buildings. Palmetto consists of twelve separate polymer lines, or groups of manufacturing equipment, which turn ethylene glycol, purified terephthalic acid (“PTA”) into polyester using a catalyst. Palmetto has a stated annual production capacity of 540 million pounds of PET resin and 500 million pounds of polyester staple fiber. As part of its operational restructuring, Wellman will idle the PET resin and fiber production at Palmetto and transfer the PET Resin production to its Pearl River facility. On or about September 16, 2008, Wellman began using the Palmetto PP&E to maximize the recovery of working capital collateral for the DIP Lenders by winding down its business at Palmetto and converting it from a going concern into a non-going concern facility.
     Since the Debtors disclosed their intent to shut down Palmetto, the Debtors have not marketed Palmetto for sale as a going concern. The Debtors have agreed to work with the First Lien Lenders and their advisors to begin the process to market and sell Palmetto in its current state as soon as reasonably practicable, and to obtain the Bankruptcy Court’s approval of procedures and protocols for the marketing and sale of Palmetto on an expedited basis.
The Johnsonville Facility
     Johnsonville, located at 520 Kingsbury Highway, Johnsonville South Carolina, is Wellman’s oldest facility and was opened in 1954. Johnsonville is a gated industrial complex consisting of sixteen buildings on 813.60 acres. Johnsonville converts recycled post-consumer carpet into nylon engineered resins and has the capacity to produce 70 million pounds of this resin annually. There are three operating plants at Johnsonville as well as number of shuttered buildings. On September 26, 2008, Wellman entered into an agreement to sell all of the assets related to the operations and business of its Johnsonville facility to JAC, who will operate the business as a going concern. The Johnsonville Sale closed on October 22, 2008.
     Wellman’s Business Segments
     Wellman’s manufacturing operations historically were divided into two segments: polyester production (the “Chemical Segment”) and nylon production (the “Recycled Segment”).
Chemical Segment
     Wellman’s Chemical Segment manufactures polyester products through a chemical process in which two raw materials — purified terephthalic acid (“PTA”) and monoethylene glycol (“MEG”) — are combined in a vacuum at high temperatures to form PET resins or polyester staple fibers. These products are then shipped to end product manufacturers of plastic bottles or synthetic textiles. The Chemical Segment accounts for approximately 95% of Wellman’s overall sales.
     Wellman is the second largest producer of PET resin in the U.S., which it sells primarily under the PermaClear® brand. The end-users of Wellman’s PET resin are manufacturers of plastic beverage bottles and other food packaging. PET resin is the preferred packaging material of these manufacturers because it is unbreakable, lightweight, re-sealable, environmentally friendly, has enhanced package design opportunities and provides better taste and insulating qualities, as compared to glass and aluminum. The largest applications for PET resin are beverage bottles used for carbonated soft drinks and water. This is a growing end market, primarily due to growth in beverage consumption and increased conversion of beverage packaging away from traditional containers such as glass and aluminum.
     Wellman is also the second largest producer of polyester staple fiber in the U.S., which it sells primarily under the Fortrel® brand. Polyester staple fiber is the fiber of choice for many end textile uses because it is strong, resistant to shrinkage, quick drying and resilient under pressure. Polyester staple fiber is most often found in blends with other fibers such as cotton. Common end uses include apparel (especially workwear, fleece and performance sportswear), non-wovens (i.e., medical and surgical fabric), fiberfill (i.e., furniture, pillows and comforters), home furnishing (i.e., sheets and pillowcases) and carpeting. Wellman manufactures these polyester products at Palmetto and Pearl River. As part of its operational restructuring, Wellman will wind down its polyester fiber business at Palmetto and will not be operating this business going forward.
Recycled Segment
     Wellman’s Recycled Segment primarily involves the manufacture and marketing of nylon engineering resin through a recycling process. Nylon engineering resins sold by Wellman are most often used in injection molding for the “under-the-hood” automotive applications market. Possible applications include air intake manifolds, fans and shrouds, radiator end tanks, radiator hose quick connects, cam covers, gasket carriers, engine beauty covers and air cleaner housings. Wellman has developed a proprietary manufacturing process that recycles used carpet, a plentiful, low and relatively stable cost raw material, to produce nylon engineering resin. In 2006, nylon engineering resin accounted for approximately 5% of Wellman’s overall sales. On October 22, 2008, Wellman sold the assets related to its engineering resins business at Johnsonville to JAC.
     Wellman’s Prepetition Capital Structure
     As of the Petition Date, Wellman’s total consolidated funded debt was approximately $575 million. The debt obligations arose under a revolving credit facility, first lien term loan and a second lien term loan. Moreover, as of the Petition Date, Wellman had accumulated approximately $460 million of net operating loss carryforwards and other tax credits.
The Prepetition Credit Agreement
     Wellman and certain of its domestic subsidiaries, including Prince, Inc., Wellman of Mississippi, Inc., Carpet Recycling of Georgia Inc., ALG, Inc., PTA Resources, LLC and Fiber Industries, Inc., are parties to that certain $225 million revolving credit facility dated May 4, 2006, as amended on October 20, 2006 (the “Prepetition Credit Agreement”), led by Deutsche Bank Trust Company Americas as Administrative Agent and Collateral Agent and other syndicate lenders. The Prepetition Credit Agreement is guaranteed by Warehouse Associates, Inc., MRF, Inc., Josdav Inc. and MED Resins, Inc.
     The Prepetition Credit Agreement is secured by liens on, among other things, accounts receivables, inventory, general intangibles (but not including lease documents), goods (other than equipment and fixtures), investment property, deposit accounts, money and cash equivalents and proceeds of the foregoing. As of the Petition Date, the total principal amount outstanding under the Prepetition Credit Agreement is approximately $125 million.
The First Lien Term Loan Credit Agreement
     Wellman’s first lien debt is comprised of a $185 million term loan due February 10, 2009 (the “First Lien Term Loan Credit Agreement”), issued pursuant to that certain Credit Agreement, dated as of February 10, 2004, between Wellman, as borrower, certain lenders and issuers, and the First Lien Credit Facility Agent. As of the

Petition Date, the total principal amount outstanding under the First Lien Term Loan Credit Agreement is $185 million.
     The First Lien Term Loan Credit Agreement is secured by first priority liens upon and security interests in collateral accounts and all monies deposited therein, equipment and fixtures, tax reduction bonds, lease documents and proceeds of the foregoing. The First Lien Term Loan Credit Agreement is guaranteed by the following U.S. subsidiaries: Prince, Inc.; Fiber Industries, Inc.; Wellman of Mississippi, Inc.; Carpet Recycling of Georgia Inc.; ALG, Inc.; Josdav Inc.; MED Resins, Inc.; Warehouse Associates Inc.; MRF, Inc.; and PTA Resources LLC (collectively, the “Term Loan Guarantors”).
The Second Lien Term Loan Credit Agreement
     Wellman’s second lien term debt is comprised of a $265 million second lien term loan (the “Second Lien Term Loan Credit Agreement”) due February 10, 2010, issued pursuant to that certain Credit Agreement, dated as of February 10, 2004, between Wellman, as borrower, certain lenders and issuers, and the Second Lien Credit Facility Agent. As of the Petition Date, the total principal amount outstanding under The Second Lien Term Loan Credit Agreement is $265 million.
     The Second Lien Term Loan Credit Agreement is secured by second priority liens on and security interests in accounts, equipment, goods, inventory and fixtures, collateral accounts, certain investment property, general intangibles including lease documents, tax reduction bonds and proceeds of the foregoing. The accounts, goods, inventory and fixtures, investment property and general intangibles used as collateral to secure the Second Lien Term Loan Credit Agreement are not included in the First Lien Term Loan Credit Agreement collateral package. The Second Lien Term Loan Credit Agreement is guaranteed by the Term Loan Guarantors.
Industrial Development Revenue Bonds
     As of the Petition Date, Wellman was obligated in the aggregate principal amount of approximately $400 million in aggregate principal amount in unsecured Industrial Development Revenue Bonds issued by the State of Mississippi for the benefit of Wellman of Mississippi, Inc. in connection with Wellman’s construction of Pearl River and its subsequent expansion, comprised of: (a) Series 1998A bonds in the principal amount of $1 million issued pursuant to that certain Trust Indenture dated May 1, 1998, between Mississippi Business Finance Corporation, as issuer, and Chase Manhattan Trust Company, N.A., as trustee, which are currently held by Bank of America; (b) Series 1998B bonds in the principal amount of $399 million issued pursuant to certain Trust Indenture dated May 1, 1998, between Mississippi Business Finance Corporation, as issuer, and Chase Manhattan Trust Company, N.A., as trustee, which are currently held by ALG, Inc., one of the debtors in these Chapter 11 Cases; and (c) Series 2005 bonds in the principal amount of $109,055.37 issued pursuant to that certain Trust Indenture dated April 1, 2005, between Mississippi Business Finance Corporation, as issuer, and Deutsche Bank National Trust Company, as trustee, which are currently held by ALG, Inc., one of the debtors in these Chapter 11 Cases; each of which was issued also pursuant to related Loan Agreements, executed on the same date as the operative Trust Indenture, between Mississippi Business Finance Corporation, as issuer, and Wellman of Mississippi, Inc., as borrower, and Wellman, Inc. as guarantor.6
Common Stock and Common Stock Derivatives
     Prior to the Petition Date, Wellman’s common stock traded on the New York Stock Exchange (the “NYSE”) under the ticker symbol “WLM.” The NYSE suspended trading in Wellman’s common stock on December 10, 2007 and delisted the securities from the exchange shortly after that date. As of July 31, 2008,

[6]	All but $1 million of the Industrial Development Revenue Bonds are intercompany claims and will remain in place after Wellman emerges from these Chapter 11 Cases. The remaining $1 million will be treated as general unsecured claims.

Wellman had 32,836,632 shares of Class A common stock, par value $0.001 per share, issued and outstanding, no shares of Class B common stock issued and outstanding.
     Events that Led to Bankruptcy
Raw Material Costs Have Significant Effects on Wellman
     The market in which Wellman sells its products is, in large part, a commodity market, which offers little differentiation among competitors. Thus, Wellman’s financial results are determined by sales volume and raw material margins, i.e., the difference between net selling price and raw material cost. Wellman’s margins, in turn, are driven by raw material availability and pricing, competition, capacity utilization and customer demand. Adverse trends in each of these factors over the last decade have left Wellman, along with many of its North American competitors, with extremely tight margins.
     Two raw materials, PTA and MEG, account for 75% of Wellman’s total product unit costs in its polyester business. For this reason, any change in the pricing and availability of these raw materials has a correspondingly significant impact on Wellman’s profitability, i.e., for every two billion pounds of resin or fiber that is produced, a one-cent per pound change in Wellman’s raw material margin results in an annual change of approximately $20 million in pre-tax earnings.
General Trends
     Over the past few years, the market for both PTA and MEG has tightened significantly, particularly in North America, as disruptions in the supply chain and increasing raw material prices have caused supply to fall below demand levels. Consequently, the prices of PTA and MEG have increased. The primary drivers of the costs and availability of these raw materials are crude oil and natural gas prices and worldwide supply and demand. In recent years, rising oil and gas prices have yielded significant increases in the price of both of these essential raw materials. As described below, this has caused a significant increase in production costs for North American polyester producers. Moreover, foreign competitors, particularly in Asia, have not experienced similar rising raw material costs. The resulting differences in these production costs have led to a substantial increase in foreign competition in the North American market. Thus, as production costs have risen for North American producers, the increase of foreign competition has prevented the price at which the products can be sold from keeping pace with increasing raw material costs. Together, these factors have severely depressed margins among North American polyester producers, including Wellman.
Specific Drivers of PTA and MEG Availability and Cost
     The cost of PTA, an essential raw material for Wellman’s polyester business, represents more than 60% of Wellman’s raw material costs. This cost is determined, generally speaking, by the price of gasoline. PTA production begins with the gasoline refining process, which releases a byproduct (mixed xylenes) that can be reintroduced into gasoline as an octane enhancer or further refined into paraxylene (“PX”). PX is the main ingredient in PTA. As gasoline prices increase, there is an increased demand for this raw material to be used as an octane enhancer and a corresponding increase in costs for PTA manufacturers. This is especially true in the U.S., where all mixed xylene is produced from the gasoline refining process. As gasoline prices have increased precipitously in recent years, the costs of PX and PTA in the U.S. have risen as well. Asian competitors, in contrast, rely on a significant amount of PX that is produced by chemical processes independent of gasoline production and pricing.
     The cost of MEG, the second essential raw material for Wellman’s polyester business, is determined by the prices of natural gas and ethylene, from which MEG is derived. The global supply of MEG has been below demand levels for several years, resulting in increased prices. Moreover, while new PX and MEG capacity is being built to mitigate these trends, all current construction is occurring outside of North America, where it is expected to be of primary benefit to Wellman’s Asian competitors.

Hurricane Katrina Causes Raw Material Costs to Skyrocket
     On August 29, 2005, Hurricane Katrina hit the Gulf Coast, devastating regional production of PTA and MEG. The resulting shut downs and disruptions in the supply lines caused raw material costs in North America’s polyester industry to skyrocket in the fourth quarter of 2005. For example, the cost of PTA rose by more than 15 cents per pound in the U.S. in the months immediately following Hurricane Katrina. The U.S. polyester industry was unable to service domestic demand for more than three months due to raw material shortages, leaving these producers vulnerable to increased competition from foreign competitors. Additionally, as discussed below, Hurricane Katrina also had a severe impact on Wellman beyond the industry-wide impact on raw material availability and costs.
Pressure from Foreign Competition Increases
     The volume of polyester imports into North America is directly related to the difference between the raw material cost of Asian and U.S. polyester producers. Historically, when Asian producers have a raw material cost advantage of less than six cents compared to U.S. producers, transport and other costs limit the economic justification for Asian producers to export polyester products to U.S. markets, other than to the West Coast. Thus, historically, given the proportionally high costs of transportation, Wellman’s industry has been largely a regional one.
     After Hurricane Katrina, the raw material cost advantage of Asian producers as compared to U.S. producers expanded to a point that yielded a significant increase in imports. Due in part to the regional character of the business, Hurricane Katrina resulted in a shortage of U.S. raw materials and the temporary loss of significant U.S. polyester production that rendered the U.S. producers unable to service the North American market. Thus, domestic consumers began to turn increasingly to polyester manufactured abroad, particularly in Asia, where cheaper and more readily available raw materials could be obtained. Specifically, in the fourth quarter of 2005, the trade balance for PET moved from a several year surplus to an annualized 1.4 billion deficit. This increase in imports significantly reduced U.S. margins for polyester production — including those of Wellman’s — from 2005 through 2007.
U.S. Bans MTBE
     By early 2006, the domestic polyester industry had started to recover from Hurricane Katrina and raw material production and costs had returned to pre-Katrina levels. This recovery was short-lived. In the summer of 2006, the U.S. government mandated the phase-out of a certain gasoline additive, methyl tertiary butyl ether (“MTBE”). In reaction, the gasoline industry’s demand for other gasoline additives to be used as octane enhancements and to reduce volatility in summer gasoline blends grew. This included MX, the precursor of PX and PTA. Thus, domestic raw material costs for polyester producers again spiked, while Asian producers again suffered no corresponding increase in raw material costs. The resulting cost differential and the threat of further increases in imports into North America prevented U.S. producers from increasing prices in line with their higher costs, thus further depressing the profitability of U.S. PET resin and polyester fiber manufacturers.
Excess Supply Has Resulted in Reduced Prices in a Flat Demand Market
     The polyester industry currently has the ability to produce substantially greater amounts of polyester than the market requires. Moreover, new capacity is anticipated in 2009. This has led facilities in the industry, especially in North America, to operate at historically low levels, which decreases revenues for two reasons. First, with available supply far exceeding current demand, buyers can and will switch suppliers to obtain the most favorable pricing terms available. Second, running a manufacturing facility at less than full capacity increases the costs per pound of production. Wellman and its competition have relatively high fixed costs, meaning that while the cost to Wellman of producing one million pounds of resin or fiber is substantial, the incremental additional cost of producing additional amounts is small. Thus, when a facility is running at less than its full capacity, the fixed costs remain, but Wellman does not obtain the benefits of producing additional volume at the low incremental costs. Accordingly, Wellman’s margins decreased due to reduced sales at lower prices and increased costs per pound of production for the products still being manufactured and sold.

PET Resin Supply Growth Continues to Outpace Demand Growth
     Global PET resin demand has been growing at a stable pace of 10% per year on average over the last decade, driven largely by new product applications for PET, conversions from other packaging materials such as aluminum and glass to PET and overall growth in beverage and food consumption. Comparable growth rates are expected in the future.
     This growth, however, is not occurring at the same pace at which additional capacity is coming online, which has led the North American PET resin industry to operate at levels significantly below full capacity. Between 2000 and 2006, North American PET resin facilities ran at approximately 90% of their full capacity. Operation rates tumbled further in 2007.
     Moreover, expansions and new facilities are expected; thus, this trend is expected to continue. For example, during 2007, new and expanded facilities were opened in North America with the ability to manufacture approximately 1.5 billion pounds of PET resin annually and a new PET resin facility with the ability to produce 900 million pounds annually is expected to come online in 2009. Even more significant expansion has taken place in the Asian PET resin industry, creating billions of pounds of capacity in Asia which are available to service global markets.
Polyester Staple Fiber Supply Exceeds Demand
     The global polyester staple fiber industry has suffered from similar trends. Global polyester fiber demand has grown at an average rate of 6.7% per year in the last five years, although capacity still exceeds worldwide supply. This rate, however, falls well short of available supply. In 2007, for example, North American polyester staple fiber facilities operated at approximately 10% below their full capacity levels, due in large part to new and expanded facilities coming online in Asia.
     Moreover, while demand for polyester staple fiber consumption domestically has remained relatively flat in recent years — approximately 2.4 billion pounds per year from 2002 to 2007 — these levels are significantly lower than demand levels in the 1990s. This overall trend is due to a decrease in demand of certain end use products of polyester fiber in favor of Asia because of the lower labor costs. U.S. polyester staple fiber manufacturers thus have been forced to contend with decreased domestic demand for these products over the last five years.
     Unusual Cash Outlays By Wellman
     In 2005, Wellman experienced sizable cash outlays stemming from two unexpected events: a Department of Justice (“DOJ”) investigation into certain price fixing allegations in the polyester fiber industry, which led Wellman to enter into certain settlements with class action plaintiffs to avoid the risks of litigation and further disruptions to its business, and Hurricane Katrina, which forced a shutdown of Pearl River in Hancock County, Mississippi.
DOJ Investigation
     In 2001, Wellman received a document subpoena from the DOJ in connection with a federal grand jury investigation of pricing practices in the U.S. polyester staple fiber industry between 1999 and 2001. The DOJ contacted all major U.S. makers of polyester staple in the course of this investigation, including Wellman, KoSa, Nan Ya, DuPont and DAK Americas. Wellman was never indicted and the investigation eventually closed; nonetheless, Wellman incurred significant costs as a result of this investigation stemming from the costs of complying with the DOJ’s information requests.
     Additionally, following the public disclosure of the investigation in September 2002, Wellman was named along with numerous competitors in various civil actions asserting claims based on alleged price fixing and market allocation in the polyester staple industry. These suits were eventually settled by Wellman and its competitors. As disclosed in the September 8, 2005 Form 8-K, Wellman incurred a total of $20.8 million (after taxes) in costs related to the investigation and settlements, which Wellman believed to be “prudent given the high costs of litigation and the elimination of risk” and would allow Wellman to focus on improving its business and recovering from Hurricane Katrina. Wellman estimates that the total cash cost of this investigation, including legal representation, settlement costs, and other costs was approximately $50 million.
Direct Damage from Hurricane Katrina
     On August 29, 2005, the eye of Hurricane Katrina passed directly over Pearl River, forcing a complete shutdown of the plant. The storm surge hit the site and the facility was inundated with salt water. The surrounding area suffered tremendous damage. As a result, one production line at the facility was shut down for two months, another was shut down for three months and an ongoing expansion of the facility was delayed by approximately six months. These shutdowns and delays resulted in significant lost profits for Wellman. Wellman also suffered significant costs due to the damage to the plant site, inventory spoilage during the shut down and other direct costs. As disclosed in the 2006 Form 10-K, Wellman reported cash costs of $32.0 million arising from Hurricane Katrina as of December 31, 2006 — excluding lost profits. Wellman estimates that the total costs, including lost profits, incurred by Wellman as a result of Hurricane Katrina were approximately $68.7 million.
Intellectual Property Infringement Suit Against Eastman Chemical Company
     In 2007, Eastman Chemical Company (“Eastman”), the largest U.S. supplier of PET resin, introduced two new PET resin brands to the market: ParaStar 4000 and ParaStar 7000.
     After, in Wellman’s view, a thorough investigation of Eastman’s new resins, Wellman concluded that these new resins infringed upon Wellman’s patented slow-crystallizing PET resin technology. Wellman believes that its patented slow-crystallizing PET resin enables bottle manufacturers to use less PET resin per bottle while operating their injection molding machinery at a faster rate. Thus, Wellman believes that this PET resin provides Wellman with significant advantages in the market over its competitors.
     Accordingly, Wellman believes that Eastman’s sale of its ParaStar brand resin during 2007, at a price below Wellman’s own manufacturing costs associated with its patented PET resin, diverted significant and valuable business away from Wellman. Wellman concluded that it incurred substantial lost sales volumes and margins during 2007 as a result, and, in September 2007, filed a patent infringement lawsuit against Eastman in the United States District Court for the District of Delaware. In this suit, Wellman states that the alleged patent infringement by Eastman caused an annualized loss of profits of at least $15 million (based on certain lost and price impacted volumes) to as much as $60 million or more because of other lost market share and price. These lost profits have been attributed by Wellman to past infringement by Eastman and do not reflect an assigned value of the litigation as a whole by Wellman. Indeed, at this time, given the speculative monetary value of this litigation, and the uncertainty of patent litigation in general, it is possible that this litigation may result in no recovery. As described on page 42 herein, Eastman disputes, among other things, (i) the infringement alleged by Wellman and (ii) the validity and amount of damages asserted by Wellman relating to such alleged infringement, and has countersued.
     On June 26, 2008, the Delaware Court heard oral arguments on Wellman’s Motion for a Preliminary Injunction, including Eastman’s response to Wellman’s Reply Brief in Support of its Motion for Preliminary Injunction. On October 3, 2008, the Delaware Court entered an order denying Wellman’s Motion for a Preliminary Injunction. (Wellman, Inc. v. Eastman Chemical Co., No. 07-585 (D. Del. October 3, 2008)), a copy of which may be viewed at www.kccllc.net/wellman.
Sensitivity to Raw Material Prices
     The effects of Hurricane Katrina and the ban of MTBE were particularly harmful to Wellman as compared to its North American competitors because of Wellman’s reliance on its major suppliers. Currently, over 40% of North American PET capacity is integrated, meaning that the manufacturers have the ability to produce their own PTA. Captive raw material production gives PET resin and polyester staple fiber producers the ability to mitigate some of the impact of escalating raw material costs and decreasing availability in the market through increased reliance on their internal raw material production. Wellman, however, does not have its own raw material production abilities. Thus, it was fully exposed to the changes in the market and remained entirely dependent on its large, market-controlling suppliers.
     Wellman is, in fact, the largest buyer of PTA and MEG in the U.S. Wellman utilizes three main suppliers: BP Amoco Chemical Company (“BP”), from which Wellman purchases all of its PTA; Lyondell Basell Industries (the parent company of Lyondell/Equistar Chemicals) and MEGlobal Americas, Inc. (a joint venture between Dow Chemical Company Co. and Kuwait Petrochemical Co.), from whom Wellman purchases MEG. In North America, BP is the largest producer and seller of PTA; it controls approximately 43% of total North American PTA capacity and 100% of the merchant market capacity in the U.S. Similarly, Lyondell Basell Industries and MEGlobal Americas together control approximately 47% of total North American MEG capacity.
     As noted above, BP and Wellman’s other primary suppliers enjoy healthy market shares of these raw materials. Such strength gives such suppliers the ability to sell raw materials at prices that have historically been four to six cents per pound above the prices available in the Asian market. More recently, BP’s premium has risen to 8-10 cents per pound above Asian PTA costs. Given Wellman’s structure and its reliance on BP for its PTA supply, Wellman is highly susceptible to the adverse effects of raw material price increases, which continues to adversely impact Wellman’s profitability and cash flows.
     Prepetition Attempts to Improve Wellman’s Financial Outlook
Efforts to Streamline the Business
     In 2006 and 2007, Wellman undertook a strategy of streamlining its organization to improve its ability to deliver high-quality, value-added products to its customers and to operate with a more efficient cost structure. The key to this strategy was to focus on Wellman’s domestic chemical-based PET resin and polyester staple fiber businesses, which Wellman believed would yield the best opportunities going forward.
Shifting End Use Customers
     Wellman continued efforts to combat the increasing threat of imports to Wellman’s ability to compete in certain end product industries, by exiting the recycled polyester fiber business and targeting its remaining chemical based polyester fiber toward domestic end uses of polyester staple fiber such as work wear, non-wovens and other performance based fibers. These products are less susceptible to imports in light of the proportionally high shipping costs and the minimal advantage provided by lower labor costs.
European Asset Sales
     Additionally, in 2007, Wellman sold substantially all of its European assets. First, in the second quarter of 2007, Wellman sold its European PET resins business. This business, comprised of a facility located in the Netherlands, had been operating at a substantial loss, which triggered Wellman’s decision to dispose of it. In 2006 and 2007 Wellman recorded a net loss of $30.6 million related to this business.
     Then, in July 2007, Wellman sold its European polyester fibers business. This business, comprised of a recycled-based manufacturing facility located in Ireland, historically had been a valuable revenue-producer. At the time of the sale, the facility continued to generate revenue, though at a much reduced level since the European fiber industry was suffering from import effects similar to those experienced in the U.S. Wellman recognized a $2.6 million net gain from this sale.
Domestic Consolidation
     Along with the disposition of its European assets, Wellman turned to its domestic operations, deciding to combine its existing chemical-based businesses into one segment with functional reporting lines. By combining its PET resin and polyester staple fiber segments into one business, Wellman sought to eliminate duplicate costs and maximize operating performance, recognizing that its polyester businesses shared many related functions. This change was implemented in February 2007, which has resulted in over $5 million in selling, general and administrative savings.
     Similarly, in an effort to lower costs, Wellman consolidated its U.S. manufacturing facilities by closing, in 2006, all of its recycled fiber production at Johnsonville, which had the ability to produce 160 million pounds of polyester staple fiber annually. With this shutdown, Wellman’s U.S. polyester staple fiber production was centralized at Palmetto, thus boosting the utilization rate at that facility.
Debt Refinancing
     Finally, as part of this strategy, in October 2006, Wellman amended its Revolving Credit Facility to, among other things, facilitate the issuance of convertible debt and provide additional flexibility with respect to the sale of Wellman’s European operations.
Efforts to Sell the Business
     Wellman’s efforts to improve its business outlook throughout 2006 and the first half of 2007 were thwarted by continued adverse market trends, such as further shortages in raw material supply, increasing raw material prices, increasing competition from Asian competitors and overcapacity. Wellman’s reported earnings in the third quarter of 2007 were extremely low. On October 29, 2007, when Wellman issued its quarterly report, Wellman announced that it had hired Lazard, Freres & Co., LLC (“Lazard”) to assist Wellman with exploring strategic alternatives.
     In the fall of 2007, Lazard commenced a marketing and sales process for all or a part of Wellman’s business operations. This process involved identifying and contacting likely potential buyers of Wellman, preparing customary business information materials (such as a confidential offering memorandum) and advising management on its presentation to potential buyers. Specifically, Lazard, in consultation with Wellman, compiled a list of all likely potential bidders. The list included (a) companies that were already active participants in the polyester business and (b) investment funds that owned or had a known interest in acquiring a commodity chemical business. Wellman continued its sale efforts during its Chapter 11 Case.
The Final Months
     Wellman’s October 29, 2007 announcement of its continued financial distress, the retention of Lazard and the subsequent sales process had an adverse impact on Wellman’s continued operations. The report triggered speculation among its suppliers and customers that Wellman might commence a chapter 11 case. Subsequently, in reaction to these events, certain of Wellman’s significant customers ceased purchasing or reduced their purchases of Wellman’s products in favor of those of its competitors, after voicing concerns about, among other things, Wellman’s financial stability and the identity and market position of potential future owners of Wellman. Certain of these customers shied away from the risks that they perceived attendant to a continued business relationship with a company contemplating a financial restructuring, expressly informing Wellman that they would re-engage in business with Wellman after it reorganized.
     Also at the end of 2007, MEG availability plummeted due to significant outages at plants worldwide sparked by unexpected shutdowns in the industry, including an explosion in September at one of the world’s largest MEG plants, located in Saudi Arabia. As a result of these global outages and the delay in new capacity, global MEG prices increased significantly, reaching over $1,700 per ton in Asia up from $1,050 per ton in the second quarter of 2007. Domestically, the rates at which PET facilities were operating fell to new historic lows. In December 2007 and January 2008, North American facilities were operating at approximately 70% of their capacity. Coupled with Wellman’s own financial difficulties caused by the loss of certain significant customers both in response to Wellman’s announced financial conditions and the alleged continued infringement by Eastman of Wellman’s slow-crystallizing PET resin technology, Wellman’s operating rate at this time sank to approximately 60%.
     With projected earnings significantly depressed, an industry full of adverse market trends and an increasingly unstable global economic forecast, Wellman’s financial conditions rendered it unable to continue servicing its debt load. In an industry where profits are measured by margins, any adverse change — especially a sustained change — in an aspect of that calculation has a significant impact. These trends, coupled with Wellman’s lack of vertical integration and significant debt leverage, have precipitated these Chapter 11 Cases.
     The Commencement of the Chapter 11 Cases
     On February 22, 2008, Wellman and certain of its subsidiaries listed on the cover page to this Disclosure Statement filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York seeking reorganization relief under the provisions of chapter 11 of the Bankruptcy Code.
     The Chapter 11 Cases are being jointly administered under the caption In re Wellman, Inc., et al., Case No. 08-10595 (SMB). We continue to operate our businesses and manage our properties as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.
     Events During Bankruptcy
First Day Relief
     Through a careful review of their business operations and cash requirements, Wellman entered bankruptcy with minimal impact on their day-to-day business operations. Integral to this transition were certain “first day” orders entered by the Bankruptcy Court that provided, among other things, flexibility in cash management, the ability to use cash collateral and the ability to pay certain prepetition vendors. In addition, Wellman engaged in an extensive communication program with vendors and customers assuring them that the transition into bankruptcy would be smooth and there would be no interruption in the purchase or supply of goods by Wellman.
     Wellman sought and obtained several orders authorizing Wellman to pay various prepetition Claims. These orders were designed to ease the strain on Wellman’s relationships with employees, vendors, customers and taxing authorities as a consequence of the commencement of the Chapter 11 Cases. Among other things, these orders authorized Wellman to: (a) honor customer prepayments for goods and services; (b) maintain business support programs; (c) make certain pass-through payments to customers received on the customers’ behalf under certain arrangements; (d) honor customer and dealer Claims for prepetition refunds, rebates and adjustments, including adjustments to billing, product returns or exchanges, as well as promotional discounts and other credits; (e) maintain cash management systems; (f) use prepetition bank accounts, checks, and other business forms; (g) pay outstanding prepetition trust fund taxes; and (h) pay certain prepetition employee wage and benefit claims.
     Additionally, Wellman obtained authority to pay the prepetition Claims of certain vendors and service providers. Wellman’s ability to pay the Claims of these vendors was critical to maintaining ongoing business operations due to Wellman’s inability to acquire essential replacement goods and services of the same quality, reliability, cost or availability from other sources.
     Finally, the Bankruptcy Court entered an interim order, which was made final on April 7, 2008, permitting Wellman to use cash collateral in accordance with an agreed budget and enter into the DIP Credit Agreement (as defined below).
Debtor-in-Possession Financing
     A critical goal of Wellman’s business stabilization efforts was to ensure that Wellman maintained sufficient liquidity to operate their businesses during the Chapter 11 Cases. Wellman addressed their liquidity needs by securing a debtor-in-possession financing package. On February 27, 2008, Wellman, Inc. and each of Wellman’s other Debtor subsidiaries entered into a Finance Agreement with and the lenders from time to time party thereto and Deutsche Bank Trust Company Americas as administrative and collateral agent (the “DIP Credit Agreement”). The DIP Credit Agreement, as amended, provided up to $200 million in debtor-in-possession financing with a letter of credit sublimit of $40 million that was secured by substantially all of Wellman’s assets (the “DIP Facility”). The DIP Facility was primarily used by Wellman to (a) pay fees and expenses related to the DIP Facility (b) support the working capital and general corporate purposes of Wellman and (c) repay the aggregate principal amount outstanding, together with interest and all unpaid fees and expenses under the prepetition revolving credit facility. The maturity date of the DIP Facility is the earlier of (a) February 27, 2009, (b) the date when all of the loans made pursuant to the DIP Facility have been repaid, all letters of credit have terminated or have been cash collateralized at 105% and the commitments have been reduced to zero, or (c) the effective date of the Plan, with all of the loans to be repaid as a bullet on such date and all letters of credit to terminate or be cash collateralized at 105% on or before such date. On April 7, 2008, the Bankruptcy Court entered an order approving the DIP Facility (the “Final DIP Order”). On April 14, 2008, the Creditors’ Committee filed its appeal of the Final DIP Order. On July 3, 2008, the appeal was withdrawn.
Retention of Restructuring and Other Professionals
     To assist Wellman in carrying out their duties as debtors in possession and to represent their interests in the Chapter 11 Cases, Wellman retained, as of the Petition Date, with authorization from the Bankruptcy Court, the law firm of Kirkland & Ellis LLP (“K&E”) as their lead restructuring attorneys. Additionally, with the Bankruptcy Court’s approval, Wellman retained Lazard, as financial advisors and investment bankers. Moreover, on May 15, 2008, the Bankruptcy Court authorized the appointment of Michael F. Gries of Conway, Del Genio, Gries & Co., LLC as chief restructuring officer for Wellman.
     In addition to these key professionals, Wellman has retained the following other professionals to assist it in managing the Chapter 11 Cases: special litigation counsel; conflicts counsel; accountants; tax service providers; corporate communication consultants; and a claims and noticing agent. Wellman also employs attorneys and other professionals to represent or assist it in a variety of situations arising in the ordinary course of Wellman’s business in matters unrelated to the Chapter 11 Cases. Wellman has also retained, with the approval of the Bankruptcy Court, various experts to assist it in the valuation process.
     In addition to paying the fees of their own advisors, Wellman is required to pay fees incurred by various other constituencies and their respective advisors related to the Chapter 11 Cases. On March 10, 2008, the United States Trustee for the Southern District of New York appointed the Creditors’ Committee in the Chapter 11 Cases to represent the interests of all general unsecured creditors of the Debtors.
     Since the formation of the above-referenced committees, Wellman has kept these committees informed about Wellman’s business operations. Additionally, when it has deemed appropriate, Wellman has sought the concurrence of the committees in connection with certain actions and transactions taken by Wellman outside of the ordinary course of business.
The Bottle Yard Sale
     After the Petition Date, Wellman analyzed its asset portfolio to determine whether certain under-performing assets should be divested so as to enhance the value of the estates. After undergoing this analysis, in March 2008, Wellman sold certain real property located at its facility in Johnsonville, South Carolina free and clear of all liens, claims and encumbrances. This sale provided Wellman’s estates with $374,952 in cash (i.e., the Bottle Yard Sale Proceeds) in exchange for real property that Wellman was not utilizing and did not expect to use in the near future. Upon the closing of the Johnsonville Sale, the Bottle Yard Sale Proceeds were paid to the First Lien Lenders in partial satisfaction of their secured claims.
Efforts During these Chapter 11 Cases to Sell the Business
     As noted above, to fund the operation of its businesses during these Chapter 11 Cases, Wellman entered into the DIP Facility. Initially, the DIP Facility contemplated a sale of Wellman’s businesses by the middle of August 2008 and set forth a time-table for the sale. Specifically, the DIP Facility, as amended, required that (a) a Bidding Procedures Order in form and substance satisfactory to the administrative agent and the lenders under the DIP Facility be entered by the Court by June 26, 2008 and (b) a sale order be entered by the Court by July 31, 2008. See Debtor-in-Possession Revolving Credit Facility, dated February 26, 2008, §§ 9.1(i)(xvi)-(xvii) (as amended from time to time). The failure of Wellman to meet these milestones would have resulted in a default under the DIP Facility.
     Due to the milestones set forth in the DIP Facility, Wellman continued the sales process. In connection with the sales process after the Petition Date, Wellman received non-binding indications of interest to purchase substantially all of its assets. Wellman, with guidance from Lazard, selected three potential purchasers from this group and invited them to submit binding offers after completing additional detailed due diligence. Wellman initially asked the three potential buyers to submit “stalking horse” bids by April 4, 2008 (the “Bid Deadline”).
     In the weeks leading up to the Bid Deadline, the three potential buyers were provided access to Wellman’s management, financial advisors and facilities to perform due diligence with respect to Wellman’s business. In response to the potential buyers’ particularized information requests, Wellman and its advisors invested countless hours creating detailed, original work product on Wellman’s financial and operating condition to assist potential buyers with the formulation of an informed bid for Wellman’s assets.
     While Wellman did not receive a binding offer for its assets from any of the three bidders by the Bid Deadline, Wellman did receive two non-binding offers. The first offer was subject to numerous closing conditions and contingencies that made the offer appear more like a purchase option than a commitment to purchase Wellman’s assets, and the second offer provided too little in the form of cash consideration and contemplated including an equity interest in an as-yet formed joint venture as part of the consideration.
     Notwithstanding the deficiencies associated with each of the two bids, Wellman presented both bids to the First Lien Lenders, the Second Lien Lenders and their respective advisors to obtain their input. After reviewing the bids, the First Lien Lenders and Second Lien Lenders made it clear that they would not support a sale where either bid would serve as the “stalking horse” bid. In addition, based on their view that these bids substantially undervalued Wellman’s businesses, certain First Lien Lenders and Second Lien Lenders separately approached Wellman with proposals to purchase Wellman’s assets or support a plan of reorganization.
     From the beginning of the Chapter 11 cases, Wellman has made it clear that it would analyze the viability of a plan as an alternative to the sale. Pursuing a plan has been an iterative process for Wellman, but also one that has yielded substantial and meaningful progress. During the plan formulation and negotiation process, Wellman communicated at length with its major stakeholders, including the DIP Lenders, the Creditors’ Committee, the First Lien Lenders, the Second Lien Lenders and certain key vendors regarding the benefits of a confirmable plan. Through this extensive communication process, Wellman made significant progress and received proposals from both the First Lien Lenders and the Second Lien Lenders regarding the terms of a plan. As a result of Wellman’s negotiations regarding the plan process and discussions with its DIP Lenders, Wellman obtained multiple extensions of the sale related deadlines in the DIP Facility and additionally received waivers of certain minimum cumulative EBITDA covenants. These extensions/waivers provided Wellman with the additional time needed to formulate and negotiate a plan. Ultimately Wellman determined to go forward with the initial version of the Plan, which was based on the proposal submitted by certain of the Second Lien Lenders, which, in Wellman’s view, would best maximize the value of Wellman’s estates for the benefit of its stakeholders. To that end, on June 17, 2008, Wellman and its DIP Lenders entered into an amendment to the DIP Facility, which required that Wellman obtain approval of its Disclosure Statement by August 4, 2008. Wellman obtained waivers of certain cumulative EBITDA covenants for June and July 2008. Wellman subsequently entered into four other amendments extending the applicable deadlines under the DIP Facility. The most recent amendment was on November 4, 2008, and required that Wellman obtain a commitment for exit financing and entry of the Disclosure Statement Order on or before November 11, 2008. Wellman anticipates entering into an additional amendment to provide it with additional time to obtain an exit financing or other funding commitment. In addition, the DIP Facility currently requires that Wellman obtain entry of an order confirming the Plan on or before December 5, 2008 and emerge from bankruptcy before December 10, 2008, Wellman anticipates obtaining an extension of these deadlines to the extent necessary to confirm the Plan.
The Johnsonville Sale
     On September 26, 2008, Wellman entered into a letter of intent agreement to sell all of the assets exclusively related to the operations and business of Johnsonville facility to JAC and JAC, now known as Wellman

Plastics Recycling, intends to operate Johnsonville as a going concern. The Johnsonville Sale closed on October 22, 2008. The proceeds of the Johnsonville Sale were distributed as follows, (i) the Johnsonville PP&E Proceeds were paid to the First Lien Lenders in partial satisfaction of their secured claims and (ii) the remainder were used to pay down the DIP Facility.
Creditors’ Committee Motions
     On April 22, 2008, the Creditors filed the Motion of the Official Committee of Unsecured Creditors for Recognition that the Automatic Stay Was Vacated by Consent on the Petition Date or, in the Alternative, to Vacate the Automatic Stay (the “Stay Motion”). On May 2, 2008, the Creditors’ Committee filed the Motion of the Official Committee of Unsecured Creditors for an Order (i) Directing Oral Examinations and Production of Documents Pursuant to Rule 2004 of the Federal Rules of Bankruptcy Procedure and (ii) Extending Challenge Period for Cause (the “2004 Motion” and together with the Stay Motion, the “Committee Motions”). On September 2, 2008, The Creditors’ Committee withdrew the Stay Motion.
     The Plan Process
The Initial Plan
     To comply with the milestones set forth in the fifth amendment to the DIP Facility, on June 25, 2008, Wellman filed its initial version of the Plan (the “Initial Plan”). The Initial Plan contemplated that Wellman would retain and operate its three facilities at Palmetto, Johnsonville and Pearl River in the ordinary course of its business after emerging from chapter 11. The additional salient components of the Initial Plan were as follows:
•	First Lien Lenders would receive a secured note in the principal amount of $70.827 million, maturing 15 years after the effective date and paying 11% interest per annum;

•	Second Lien Lenders would convert their debt into 100% of the common stock in Reorganized Wellman, subject to dilution by the Convertible Notes;

•	Second Lien Lenders would have the right to participate in an offering to purchase notes convertible into 63.75% of the common stock of Reorganized Wellman for $80 million;

•	certain Second Lien Lenders would backstop the $80 million rights offering to the Second Lien Lenders;

•	Second Lien Lenders would receive 90% of the proceeds, if any, from the Distribution Trust;

•	General Unsecured Creditors would receive 10% of the proceeds, if any, from the Distribution Trust; and

•	Reorganized Wellman would obtain an exit financing facility.
     Pursuant to section 1129(b)(2) of the Bankruptcy Code, a debtor is permitted to retain collateral over the objection of a secured creditor with a lien in such collateral, if such creditor retains its liens in the collateral securing the claim and receives deferred cash payments with a present value equal to the value of the collateral. See 11 U.S.C. § 1129(b)(2)(A)(i)(II). As a result, because Wellman was retaining the First Lien Lenders’ collateral (the “PP&E”) under the Initial Plan, establishing the value of the First Lien Lenders’ interest in the PP&E was necessary to ensure that the note, and the deferred payments made thereunder, were sufficient to comply with section 1129(b)(2)(A)(i)(II) of the Bankruptcy Code.
The Valuation Litigation
     On July 3, 2008, Wellman filed a motion pursuant to Bankruptcy Rule 3012 (Docket No. 326) to value the PP&E at all three facilities and attached its expert report, which valued the PP&E at $70,827,000, to the motion.

     Wellman’s expert report was prepared by Richard E. Schmitt of AccuVal Associates Incorporated (“AccuVal”), which has been retained by Wellman in these chapter 11 cases. On July 18, 2008, the First Lien Lenders and Second Lien Lenders each filed their expert reports. The First Lien Lenders’ report (Docket No. 346) was prepared by David B. Lerman of Huron Consulting Group, and on July 25, 2008, the First Lien Lenders filed a supplement to their expert report (Docket No. 382). The Second Lien Lenders’ report (Docket No. 348) was prepared by Neal J. Beaton and Richard A. Hause of Grant Thornton LLP. The First Lien Lenders’ revised expert report contained three separate valuations of the three facilities each premised on different assumptions with respect to Wellman’s intellectual property and other intangible assets.
     On August 5, 2008, after a two day hearing, the Bankruptcy Court concluded that the value of the PP&E is $140 million. A copy of the Bankruptcy Court’s opinion with respect to the value of the PP&E is attached as Exhibit “G” to this Disclosure Statement.
     All three of the parties valued the PP&E on a plant by plant basis, and their valuations are set forth in the chart below.

	Valuation of PP&E at Each Facility	Valuation Based on
Party Valuation of Overall PP&E	and percentage allocation	Bankruptcy Court’s Ruling
Wellman	• Pearl River (53%) -	• Pearl River
$70,827,000	$37,212,000	$73,500,000

	• Palmetto (37%) -	• Palmetto
	$26,445,000	$52,300,000

	• Johnsonville (10%) -	• Johnsonville
	$7,170,000	$14,200,000

First Lien Lenders	• Pearl River (37.3%) -	• Pearl River
$136,810,000 to $197,000,000	$50,980,000 to $71,800,000;	$52,200,000
(based on different scenarios related to the intellectual property and intangibles)	• Palmetto (46.3%) - $63,380,000 to $92,800,000	• Palmetto $64,800,000
	• Johnsonville (16.4%) -	• Johnsonville
	$22,450,000 to $32,400,000	$23,000,000

Second Lien Lenders	• Pearl River (50.1%) -	• Pearl River
$74,301,000	37,203,000	$70,100,000

	• Palmetto (40.5%) -	• Palmetto
	$30,106,000	$56,700,000

	• Johnsonville (8.6%) -	• Johnsonville
	$6,411,000	$12,100,000
     Based on the Bankruptcy Court’s ruling, Wellman determined that the Initial Plan could not be confirmed as proposed for the following three reasons:
•	the $140 million valuation violated a covenant in the exit financing commitment obtained by Wellman; and

•	Wellman’s understanding was that the Backstop Parties were not willing to backstop the rights offering behind a $140 million secured note; and

•	Reorganized Wellman did not have the debt capacity to issue a $140 million secured note.

Operational Restructuring
     Based on the fact that the DIP Facility required that Wellman obtain the entry of an order approving the Disclosure Statement by August 15, 2008, and that the Initial Plan could not be confirmed based on the Bankruptcy Court’s ruling, Wellman and DIP Lenders began discussing the process for liquidating Wellman’s businesses. However, because Wellman’s going concern value is significantly higher than its liquidation value, Wellman focused on developing a confirmable plan that would maximize value under the circumstances and preserve some jobs, and began negotiating with the DIP Lenders regarding the waiver of the milestones set forth in the ninth amendment to the DIP Facility and a further amendment. The DIP Lenders agreed to extend the applicable deadlines. The business plan acceptable to the DIP lenders contemplates an operational restructuring, which involves:
•	exiting the polyester fiber business (Palmetto) and engineering resins business (Johnsonville) and reorganizing around Pearl River as a PET resins producer;

•	idling Palmetto and Johnsonville, liquidating the related working capital at those plants and using the proceeds of the liquidation to pay down the DIP Facility; and

•	increasing the PET resin production at Pearl River to account for the loss of capacity at Palmetto.
     Wellman has started the process of implementing the operational restructuring and, in that regard, winding down its fiber business at Palmetto and its engineering resins business at Johnsonville, processing and selling off its inventory and working capital to collect the related accounts receivable. In connection therewith, on September 16, 2008, Wellman provided notice, pursuant to the Worker Adjustment and Retraining Notification Act, to its employees at Johnsonville, Palmetto and its Fort Mill office, informing the employees of Wellman’s plans to wind down its operations, which will result in the termination of most of these employees. After commencing the operational restructuring, Wellman entered into an agreement to sell all of the assets related to the operations and business of its Johnsonville facility to JAC, who will operate the business as a going concern. The Johnsonville Sale closed on October 22, 2008.
     The total cost related to transferring 100% of the Wellman’s PET resin production to Pearl River is approximately $1.9 million. Of the $1.9 million, $1.2 million are costs associated with shutting down Wellman’s Fort Mill facility and transferring the personnel from such facility. The remaining $700,000 in costs consist of (a) $400,000 attributed to de-bottlenecking the chip handling equipment at Pearl River (including the PTA uploading facility), (b) $200,000 to start up the third line at Pearl River and (c) $100,000 for training personnel and moving small amounts of supplies and consumables.
     As a result of Wellman exiting the fibers and engineering resins businesses, Reorganized Wellman will be a smaller company going forward. Based on its projections, Reorganized Wellman will have approximately 60% less EBITDA as compared to the projections contained in the Initial Plan, which assumed Wellman continued to operate at Pearl River, Johnsonville and Palmetto.
The Second Plan
     Simultaneously with its discussions with the DIP Lenders regarding the terms of the operational restructuring, Wellman engaged in discussions with certain of the Backstop Parties. Those Backstop Parties supported the operational restructuring and Wellman worked with such Backstop Parties to develop a confirmable plan and new backstop commitment agreement for the Rights Offering. On September 16, 2008, Wellman filed an amended version of the Initial Plan (the “Second Plan”). The Second Plan contemplated the following:
•	Wellman would retain and reorganize around Pearl River;

•	Second Lien Lenders would convert their pre-petition debt for the equity of Reorganized Wellman, subject to dilution by the Convertible Notes;

•	Second Lien Lenders would have the right to participate in an offering to purchase Convertible Notes, which are convertible into New Common Stock of Reorganized Wellman;

•	Second Lien Lenders would receive 90% of the proceeds, if any, from the Distribution Trust;

•	To the extent the DIP Lenders’ Claims are fully satisfied, the Second Lien Lenders would receive the portion of the Palmetto Sale Proceeds allocated to the Palmetto Intellectual Property & Intangibles;

•	The First Lien Lenders would receive:
•	a promissory note secured by the Pearl River PP&E in the principal amount of $70.1 million, maturing 11.5 years after the Effective Date and paying 11.1% interest per annum;

•	all of the proceeds from the Palmetto Sale that are allocated to the Palmetto PP&E; and

•	at the closing of the Johnsonville Sale, $5.75 million of Johnsonville PP&E Proceeds and the Bottle Yard Sale Proceeds.
•	Backstop Parties would insure that the Rights Offering is fully funded; and

•	General Unsecured Creditors would receive 10% of the proceeds, if any, from the Distribution Trust.
The New Plan
     To fund its obligations under the plan and upon emergence, both the Initial Plan and the Second Plan were conditioned upon Wellman obtaining third-party exit financing in addition to the Rights Offering. Wellman diligently explored the possibility of obtaining both debt and equity financing. Unfortunately, due to the current financial crisis and the extremely difficult credit market, Wellman was unable to obtain a workable third-party source of exit financing. Specifically, Wellman received a proposed commitment for an exit facility, but its terms were prohibitively expensive and uneconomical. In addition, Wellman reached an agreement in principle with a party willing to provide equity financing as a plan co-sponsor, but the counterparty was unable to get final internal approval for reasons unrelated to Wellman’s business or future prospects (i.e., the turmoil in the credit markets).
     Because Wellman believes that reorganizing as a going concern provides its stakeholders with a significantly higher recovery than what would be realized in a liquidation, Wellman continued to push forward in the face of adversity. Certain of the Backstop Parties, who continued to stand behind Wellman’s reorganization, agreed to increase the amount of the Rights Offering to provide Wellman with the funding it needed to emerge from these Chapter 11 Cases. Understanding that the Backstop Parties represented the Debtors last option to avoid a default under the DIP Facility and a subsequent liquidation, and that time was of the essence, Wellman and the Backstop Parties negotiated the terms of the Backstop Parties’ new funding commitment.
     The new Plan contemplates the following:
•	Wellman will retain and reorganize around Pearl River;

•	Wellman will immediately proceed to a liquidation if either Class 2 or Class 3 votes to reject the Plan;

•	First Lien Lenders and Second Lien Lenders will have the right to participate in the Rights Offering to purchase $105 million in face amount of Convertible Notes for a purchase price of $90 million, which are convertible into New Common Stock of Wellman Holdings

•	First Lien Lenders will convert their pre-petition debt for 70% of the New Common Stock of Wellman Holdings[7], subject to dilution by the Convertible Notes and the Management Equity Incentive Plan;

•	First Lien Lenders will receive all of the proceeds from the Palmetto Sale that are allocated to the Palmetto PP&E;

•	Second Lien Lenders will convert their pre-petition debt for 30% of the equity of Wellman Holdings, subject to dilution by the Convertible Notes and the Management Equity Incentive Plan;

•	Second Lien Lenders will receive 75% of the first $1 million in aggregate proceeds, if any, and 80% of the aggregate proceeds, in excess of $1 million, if any, from the Distribution Trust;

•	To the extent the DIP Lenders’ Claims are fully satisfied, the Second Lien Lenders would receive the portion of the Palmetto Sale Proceeds allocated to the Palmetto Intellectual Property & Intangibles;

•	The total aggregate amount of Allowed General Administrative Expense Claims will not exceed $28 million;

•	Backstop Parties will ensure that the Rights Offering is fully funded; and

•	General Unsecured Creditors will receive 25% of the first $1 million in aggregate proceeds, if any, and 20% of the aggregate proceeds, in excess of $1 million, if any, from the Distribution Trust.
Treatment of Claims Against and Equity
Interests in Wellman
     Asserted and Scheduled Claims
     All claims and interests against Wellman, except for the DIP Facility claims, administrative claims and priority tax claims, are classified in the classes set forth in this section. The Claims are categorized into classes based upon the similarity or dissimilarity of Claims (with similarly situated Claims in the same class) as prescribed by the Bankruptcy Code.
     Distributions under the Plan will be made only to holders of Allowed Claims. As more fully described in Articles I and III of the Plan, holders of Disputed Claims will receive no distributions unless and until their claims become Allowed. Accordingly, a condition to the Effective Date of the Plan is that Wellman establish a Disputed General Unsecured Claims Reserve.
     The Disputed General Unsecured Claims Reserve cannot be established, and initial Distributions to Holders of Allowed General Unsecured Claims cannot be made, until all relevant unliquidated and disputed claims are estimated or fixed for distribution purposes.

[7]	The 70/30 allocation of the New Common Stock between the First Lien Lenders and the Second Lien Lenders in the Plan is offered as a compromise for purposes of the Plan only. In the event the Plan is not confirmed and consummated, this allocation shall not have any precedential effect or probative value with respect to a future valuation of each parties respective collateral or any other allocation of the proceeds from the disposition of the Debtors’ assets.

     Pursuant to the terms of the Plan, except for claims that are (a) expressly exempted from the discharge provisions of the Bankruptcy Code, or (b) specifically identified as being reinstated, all claims that arose prior to the confirmation of the Plan will be discharged.
     General Administrative Expense Claims
     Unless otherwise agreed to by the Holder of a General Administrative Claim and Wellman or Reorganized Wellman, each Holder of an Allowed General Administrative Claim will receive, in full satisfaction of its General Administrative Claim, Cash equal to the amount of such Allowed General Administrative Claim either (i) on the Effective Date or as soon thereafter as reasonably practicable or (ii) if the General Administrative Claim is not Allowed as of the Effective Date, 15 days after the date on which an order allowing such General Administrative Claim becomes a Final Order; provided, however, that the aggregate amount of Cash required to pay Allowed General Administrative Claims cannot exceed $28 million.
     Class 1 Other Secured Claims
     Claims in Class 1 are not impaired under the Plan and holders of claims and interests in Class 1 are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan.
     Class 1 consists of any secured claim that is not a DIP Facility claim, prepetition facility claim, first lien term loan claim, or a second lien term loan claim. Unless the holder of an allowed other secured claim agrees to a less favorable treatment, in exchange for each allowed other secured claim, each holder of an allowed Class 1 Claim will receive one of the following: (i) payment in full in cash; or (ii) such other treatment so that the Class 1 Claim is made unimpaired. Treatment of the Class 1 Claims shall be in the discretion of the Debtors or the reorganized Debtors, as applicable, and with the consent of the Backstop Parties.
     Class 2 First Lien Term Loan Claims
     Class 2 consists of all Claims arising under the First Lien Term Loan Credit Agreement. In the event that both Class 2 and Class 3 vote to accept the Plan, each holder of a Class 2 Claim shall receive its Pro Rata share of (i) 70% of the New Common Stock, subject to dilution on account of the Management Equity Incentive Plan and the Convertible Notes, (ii) Rights pursuant to the Rights Offering, and (iii) the portion of the Palmetto Sale Proceeds allocated to the Palmetto PP&E. In addition to the foregoing, during the pendency of the Chapter 11 Cases in partial satisfaction of their Class 2 Claims, the Holders of Allowed Claims in Class 2 have received their Pro Rata share of (i) $5.75 million in proceeds from the Johnsonville Sale and (ii) the Bottle Yard Proceeds.
     Class 3 Second Lien Term Loan Claims
     Class 3 consists of all Claims arising from the Second Lien Term Loan Credit Agreement. In the event that both Class 2 and Class 3 vote to accept the Plan, each Holder of a Class 3 Claim shall receive, its Pro Rata share of (i) 30% of the New Common Stock subject to dilution on account of the Management Equity Incentive Plan and the Convertible Notes, (ii) Rights pursuant to the Rights Offering, (iii) the Second Lien Trust Interests, and (iv) to the extent the DIP Facility Claims are satisfied in full, the portion of the Palmetto Sale Proceeds allocated to the Palmetto Intellectual Property & Intangibles.
     Reduction in Recoveries in the Event Class 2 or Class 3 Votes to Reject the Plan
     If Class 2 or Class 3 votes to reject this Plan, the Debtors will immediately proceed with a liquidation of their assets in conjunction with the DIP Lenders as Wellman will be in default under the DIP Facility. In the event the Plan is not confirmed or the Effective Date does not occur, Wellman will be forced to liquidate the working capital at the Pearl River Facility. It is likely that operations at the Pearl River Facility would be shut down as part of this process. The proceeds from this liquidation would first be used to satisfy the DIP Facility and then be distributed to the Holders of Claims in Class 3. After the liquidation is concluded, the Pearl River PP&E would be distributed to the Holders of Claims in Class 2. As a result, the recoveries for Holders of Claims in Classes 2 and 3 will be reduced significantly. For additional information please see “Best Interests of Creditors” beginning on page 51 and the Liquidation Analysis attached as Exhibit “E” to this Disclosure Statement.
     Class 4 General Unsecured Claims
     Class 4 consists of all unsecured Claims that are not otherwise classified in the Plan. Under the Plan, holders of Class 4 Claims will receive a pro rata portion of 25% of the first $1 million in aggregate proceeds, if any, and 20% of the aggregate proceeds, in excess of $1 million, if any, from the Distribution Trust.
     The Debtors estimate that the aggregate amount of General Unsecured Claims in Class 4 is $43.2 million. The Bar Date for all creditors to file Claims against the Debtors was July 29, 2008 and the Bar Date for government entities was August 21, 2008. To date, the Debtors have received over 1,825 proofs of claim. The Debtors estimate that there are approximately $72.3 million in unsecured claims. The aggregate asserted value of the claims filed as General Unsecured Claims is approximately $134.0 million. In addition, 1,113 proofs of claim were filed in unliquidated amounts. The Debtors have begun to review and analyze the claims and will file appropriate objections in due course in an attempt to reduce the total amount of General Unsecured Claims. There can be no assurance that the Debtors will be able to do so. In addition, because they share pro rata in the Distribution Trust Interests, the holders of General Unsecured Claims in Class 4 could have their recoveries diluted in the event that Disputed Claims or Claims currently asserted in contingent unliquidated amounts become Allowed Claims in excess of the amounts estimated by the Debtors in calculating the estimated recoveries described herein, or Holders of General Administrative Claims consent to a reduction in the portion of such claims treated as priority claims.
     Class 5 Old Preferred Interests and Class 6 Old Common Interests
     Class 5 and Class 6 consist of Old Preferred Interests and Old Common Interests respectively. Claims in Classes 5 and 6 are impaired and shall receive no distribution under the Plan. As a result, the holders of claims in those classes are conclusively presumed to have rejected the Plan and are not entitled to vote on the Plan.
     Class 7 Intercompany Interests
     Class 7 consists of all Intercompany Interests. Intercompany Interests will be reinstated under the Plan in full and final satisfaction, settlement, release, and discharge of and in exchange for each Intercompany Interest.
Management of the Company
Biographical information for Mr. Mark J. Ruday and Mr. Keith R. Phillips is set forth below:
Mark J. Ruday. Mr. Ruday has been Chief Executive Officer since May 2008. From January 2008 to May 2008, he was a Vice President and Chief Operating Officer. Prior to that, he was Vice President, Business Operations from March 2007 to January 2008. He was Vice President, Chief Accounting Officer and Controller from May 2003 to March 2007, the Business Operations Manager for the US PET Resin business from March 1998 to May 2003, and a controller in the chemical-based business from November 1995 through March 1998.
Keith R. Phillips. Mr. Phillips has been Vice President and Chief Financial Officer since October 1993. He was also Treasurer from October 1993 to March 2001 and assumed the role again in March 2007. Mr. Phillips is a certified public accountant.
Composition of New Board of Directors
     Under the Plan, after the effective date of the Plan, our board of directors will be comprised of seven (7) members, four (4) of whom shall be selected by the Backstop Parties, one (1) of whom shall be selected by the Informal First Lien Lender Group, one (1) of whom shall be selected by the Informal Second Lien Lender Group, and the final member initially shall be Mark J. Ruday the current Chief Executive Officer of Reorganized Wellman. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in the Plan Supplement the identity and affiliations of any Person proposed to serve on the initial board of directors or be an officer of each of the Reorganized Debtors. To the extent any such director or officer of Wellman is an “insider” under the Bankruptcy Code, the nature and amount of any compensation to be paid to such director or officer will also be disclosed.
Trading Restrictions to Preserve Wellman’s Net Operating Loss Income Attributes
     To preserve Wellman’s net operating loss income attributes, on April 10, 2008, the Bankruptcy Court entered an order, which, among other things, requires: (a) certain beneficial owners of at least 1.48 million shares of common stock, 504,000 shares of preferred stock, or a combination of common stock and preferred stock that would aggregate 4.5% or more of the total outstanding shares of Wellman’s equity securities (a “Substantial Owner”) to notify Wellman and the Bankruptcy Court that they are Substantial Owners; (b) Substantial Owners to file a notice with Wellman and the Bankruptcy Court before any acquisition or disposition of Wellman equity securities or options to acquire or dispose of Wellman equity securities; and (c) any other person or entity to file a notice with Wellman and the Bankruptcy Court before any acquisition of Wellman equity securities, or option to acquire Wellman equity securities, that would make such person or entity a Substantial Owner. The NOL Order allows Wellman to object in the Bankruptcy Court to any such transactions, within thirty days of receipt of notice of such transactions, if the transaction poses a material risk of adversely affecting Wellman’s ability to utilize its significant balance of NOLs or other tax attributes. Any acquisition or disposition to which Wellman objects would not become effective unless and until approved by an order of the Bankruptcy Court.
     Under the NOL Order, any purchase, sale or other transfer of Wellman equity securities in violation of the restrictions in the NOL Order would be void ab initio as an act in violation of the NOL Order and would therefore confer no rights on the proposed transferee.
     Based on public filings in the first quarter of 2008, Wellman believes the following persons or entities beneficially own 5% or more of the outstanding common stock of Wellman:

Holder of Equity Interests	Shares Beneficially Owned	Percent of Class
Preferred Stock
Warburg Pincus	11.3 million	100%

Common Stock
Wells Fargo & Co	5.3 million	16.1%
Merrill Lynch	2.4 million	7.3%
Financial Performance During Bankruptcy
     Wellman, including its non-Debtor subsidiaries, reported, on a consolidated basis for the eight months ended August 31, 2008, net loss of $55.9 million. This compares to net losses for the eight months ended August 31, 2007 of $51.7 million.
     At August 31, 2008, Wellman reported, on a consolidated basis, approximately $468.8 million in total assets and approximately $709.0 million in total liabilities, including approximately $531.9 million of liabilities subject to compromise.
     The following table reconciles losses from continuing operations to earnings before interest, taxes, depreciation and amortization (“EBITDAR”), for each month and the eight months ending August 31, 2008. EBITDAR, is calculated by adding Earnings (loss) from continuing operations, income tax expense (benefit), interest expense, non-cash charges, and non-recurring fees, cash charges, and other cash expenses made or incurred in connection with entering into the DIP Facility.

									Year-to-
	January	February	March	April	May	June	July	August	Date
	2008	2008	2008	2008	2008	2008	2008	2008	August 2008
Loss from Continuing Operations	$(5,038)	$(15,276)	$(2,388)	$(4,670)	$(1,083)	$(5,138)	$(12,452)	$(9,875)	$(55,920)
Income Tax Expense (Benefit)	—	—	—	—	—	—	—	—	—
Interest Expense, Net	4,675	5,505	925	903	999	1,065	1,166	1,084	16,322
Depreciation & Amortization	2,530	2,441	2,493	2,615	2,393	2,551	2,430	2,436	19,889

Permitted Adjustments:
Reorganization Items	—	3,349	2,798	3,098	2,583	2,390	3,877	2,244	20,340
Inventory Reserves	310	802	27	1,13	—	27	3,530	1,666	7,492
Claims Accrual Non-cash	—	—	—	—	353	—	—	—	353
Uncollectible Accounts	144	—	65	—	—	599	62	—	870
Hurricane Katrina Costs	—	63	—	—	—		—	—	63
Sale of Jville Assets	—	—	48	(232)	—	19	—	—	(163)
Environmental Reserve	—	—	—	—	—	615	—	—	615

Total permitted adjustments	454	4,214	2,938	3,996	2,936	3,650	7,469	3,910	29,568

EBITDAR, as defined	$2,621	$(3,116)	$3,968	$2,844	$5,245	$2,128	$(1,387)	$(2,445)	$9,859

Pension Plans
     Wellman sponsors the Wellman Industries, Inc. Hourly Employees Pension Plan (the “Wellman Plan”). Fiber Industries, Inc. (“Fiber”) sponsors the Fiber Industries, Inc. Retirement Income Plan (the “Fiber Plan”, and, together with the Wellman Plan, the “Pension Plans”). The Pension Plans are covered by Title IV of the Employee Retirement Income Security Act of 1974 (“ERISA”).
     Pursuant to the Plan, the Wellman Plan and the Fiber Plan will be continued by their respective sponsors. The Pension Plans shall be continued in accordance with their terms, and the Debtors or the Reorganized Debtors will satisfy the minimum funding standards pursuant to 26 U.S.C. § 412 and 29 U.S.C. § 1082, be liable for the payment of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) in accordance with 29 U.S.C. §§ 1306 and 1307 subject to any and all applicable rights and defenses of the Debtors, and administer the Pension Plans in accordance the provisions of ERISA and the Internal Revenue Code. The Fiber Plan may require additional funding pursuant to Section 4062(e) of ERISA as a result of the closure of the Palmetto facilities. Wellman intends to file with the PBGC to delay or waive any additional required funding. Notwithstanding any provision of the Plan or the Confirmation Order to the contrary, the Pension Plans shall be continued and administered in accordance with ERISA and the Internal Revenue Code.
     Additionally, notwithstanding anything in the Plan, including Article VIII, no claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities whatsoever against any entity with respect to the Pension Plans shall be released, exculpated, discharged, enjoined, or otherwise effected by the Plan, nor shall the entry of the Confirmation Order constitute the approval of any release, exculpation, discharge, injunction, or other impairment of any claims, obligations, suits, judgments, damages, demands, debts, rights, cause of action or liabilities whatsoever against any entity with respect to the Pension Plans.
     The PBGC is a United States government corporation, created under Title IV of ERISA, which guarantees the payment of certain pension benefits upon termination of a pension plan covered by Title IV. The PBGC has the statutory authority to seek involuntary termination of a pension plan under certain circumstances. 29 U.S.C. § 1342. In the event that the Pension Plans terminate prior to the Confirmation Date, the PBGC asserts that it will have claims against Wellman, Fiber, and each of its controlled group members, jointly and severally, in the approximate amount of $24,000,000, and that all or part of these claims may be entitled to priority as an Administrative Claim or a Priority Tax Claim, and the Debtors would have the right to object to the amount and priority of any such claims.

The Distribution Trust 8
     The Distribution Trust is expected to be formed as a Delaware trust pursuant to a trust declaration (the “Trust Agreement”) to prosecute various litigation claims originally owned by Wellman and, if any of the prosecutions are successful or are settled in a manner that derives economic benefit to the trust, to distribute to the beneficial owners of the trust the net proceeds of such litigations. The trust will retain the right to the proceeds from the Eastman Litigation (with the cause of action remaining with the Reorganized Debtors) and continue in existence for a period of three years or until all of its property is distributed, whichever occurs first, except that if the trustees determine that it is necessary to extend the duration of the trust to accomplish the trust’s purposes, they may make an application to the Bankruptcy Court, not later than eight months prior to the end of the third year of the trust. The Bankruptcy Court shall retain jurisdiction regarding the trust’s operations.
     Management of the Trust
     The Distribution Trust will be managed by a managing trustee and three supervisory trustees. Generally, the managing trustee will have the authority to manage, dispose of and invest the assets of the trust but will be required to obtain the consent of the supervisory trustees to take certain actions, including early termination of the trust, entering into contracts in amounts greater than $25,000, borrowing of funds, and the approval of distributions. In the event of the death, resignation or removal of the managing trustee, the supervisory trustees will appoint a successor managing trustee. Upon the death, resignation or removal of a supervisory trustee, the remaining supervisory trustee or trustees, as applicable, will manage the trust.
     Trust Reporting
     The Trust Agreement will require that the trust distribute quarterly and annual reports containing unaudited financial information reflecting the activities of the trust with respect to its assets and distributions.
     Assets of the Trust
     The trust will be capitalized with $250,000 in cash. The trust will own the rights to certain litigation currently held by Wellman and will be entitled to the proceeds, if any, from the Eastman Litigation. As set forth in more detail on page 42, the complaint alleges that Eastman infringes Wellman’s ‘317 patent with its ParaStar resins that are made from its IntegRex process and Eastman is inducing third parties, including its customers, to infringe Wellman’s ‘863 patent when they make preforms using ParaStar resin. The litigation held by the trust or to which the trust is entitled to the proceeds therefrom may not be successful and there is no guarantee that the trust will ever make distributions to the beneficial owners. As described on page 42 herein, Eastman disputes, among other things, (i) the infringement alleged by Wellman and (ii) the validity and amount of damages asserted by Wellman relating to such alleged infringement, and has countersued.
     Ownership of the Trust
     Ownership in the trust will be evidenced by beneficial interests, the ownership of which shall be reflected on the books and records of the trust. The interests in the trust will be non-voting and will not confer any rights to the holders as shareholders. The interests will not be transferable by a holder except: (i) to any relative, spouse, or relative of the spouse of the holder, (ii) to any trust or estate in which such holder has more than a 50% interest of the beneficial interest (excluding contingent interests), (iii) to any corporation, partnership or other organization in

[8]	The Debtors reserve the right, subject to the consent of the Informal Second Lien Lender Group, to utilize an alternative means of distributing the certain Causes of Action, or proceeds thereof and the proceeds of the Eastman Litigation to Holders of Claims in Classes 3 and 4, provided, however, that the method of distribution utilized shall not have a material adverse impact on the amount of consideration, if any, provided to such Holders when compared to a trust structure.

which such holder is the beneficial owner of more than 50% of the equity securities (excluding directors qualifying shares) so long as the transferor and transferee certify that there is no current intention of changing the direct and indirect ownership of the transferee, (iv) to any person or entity that holds, directly or indirectly, more than 50% of the voting securities of such holder, or (v) upon the death of such holder in accordance with the operation of law.
The Rights Offering
     Wellman intends to raise funds through the issuance of Convertible Notes by Wellman Holdings that may be converted into New Common Stock of Wellman Holdings, Inc. through the Rights Offering. The Rights Offering will be for $120 million in Convertible Notes (subject to the Backstop Fee and original issue discount). Reorganized Wellman will receive $90 million in proceeds from the Rights Offering, which shall be used to (i) fund administrative expenses and unsecured creditor recoveries, if any, under the Plan, (ii) fund the payment of any cure costs under Executory Contracts and Unexpired Leases to be assumed by Reorganized Wellman, (iii) pay down all or a portion of the obligations outstanding under the DIP facility, and (iv) fund the Distribution Trust.
     The Plan provides that each holder of a First Lien Term Loan Claim or Second Lien Term Loan Claim that is an “accredited investor” shall be granted the right to subscribe for up to its pro rata share of $105 million principal amount of Convertible Notes for a purchase price of $90 million pursuant to the Rights Offering (with the difference being original issue discount or OID). Each eligible holders’ pro rata share will be calculated based on the ratio of the aggregate principal amount of First Lien Term Loan Claims and Second Lien Term Loan Claims held by such holder to $450 million (the total aggregate principal amount of First Lien Term Loan Claims and Second Lien Term Loan Claims). The Rights Offering is expected to be backstopped by the Backstop Parties, as well as any additional first or second lien lender that becomes a signatory to the Backstop Commitment Agreement. In the event that any additional first or second lien lenders become a signatory to the Backstop Commitment Agreement (which, when executed, will be included in the Plan Supplement), their share of the backstop rights will need to be agreed upon by the additional Backstop Parties in accordance with the Backstop Commitment Agreement. Pursuant to the Backstop Commitment Agreement, the Backstop Parties will agree to purchase Convertible Notes that are not sold in the Rights Offering on a several, not joint, basis. The Backstop Parties will receive a fee of $15 million in principal amount of Convertible Notes. Including the Convertible Notes payable in respect of the Backstop Fee, the total principal amount of the Convertible Notes issued on the Effective Date shall be $120 million.
     The Convertible Notes mature in 2018 and will be convertible into 60% of the New Common Stock outstanding on the Effective Date. Each holder of a Convertible Note will be entitled to vote on an as-converted basis on all matters on which shareholders of Wellman vote. The Convertible Notes will pay interest in cash quarterly at the rate of 10% per annum, and will be secured by a first priority lien on substantially all of Reorganized Wellman’s assets; provided, however, that the liens and claims shall be subject to subordination in the event the Board of Directors votes, on a supermajority basis, to incur secured funded-debt obligations up to an aggregate amount of $50 million. Up to $50 million of the Convertible Notes are subject to optional redemption by Wellman Holdings at any time until the second anniversary of their issuance for cash at the then-outstanding principal amount plus accrued and unpaid interest and an amount equal to twenty (20) percent of the outstanding principal amounts of the Convertible Notes being redeemed. After the second anniversary of their issuance, the Convertible Notes shall be subject to redemption by Wellman Holdings for cash at the then-outstanding principal amount plus accrued and unpaid interest; provided that Wellman Holdings shall give 20 days advance written notice of its intention to effect such optional redemption to the holders of the Convertible Notes and such holders shall then have the opportunity to effect the conversion into New Common Stock. At maturity, the holders of the Convertible Notes must be paid in cash in full for any accrued and unpaid principal and interest and if the issuer is unable to fully satisfy such obligations by a cash payment, the Convertible Notes shall automatically convert to 99% of the outstanding equity of the issuer.
     The proceeds of the Rights Offering will be used to (a) fund administrative expenses and unsecured creditor recoveries, if any, (b) fund the payment of any cure costs under the executory contracts or unexpired leases to be assumed by Wellman, and (c) pay down all or a portion of the obligations outstanding under the DIP Facility.

Our Business Upon Emergence
     Wellman will be principally engaged in the manufacturing and marketing of high-quality PermaClear® polyethylene terephthalate, or PET packaging resin. Wellman will be producing this product at Pearl River in Hancock County, Mississippi which has a stated annual operating capacity of approximately 1.0 billion pounds of solid-stated PET resin which is produced from purified terephtalic acid and monoethylene glycol.
     Our financial results are primarily determined by our sales volume and raw material margins, which is the difference between net selling price and raw material cost. PET resin volume and raw material margins increase or decrease as a result of supply and demand factors, competitive conditions, global economic and market conditions, export and import activity, and the prices of competing materials.
     Capital Obligations to be Satisfied or Compromised Upon Emergence
     As of the date Wellman filed the Chapter 11 Cases, Wellman reported, on a consolidated basis, approximately $575 million in aggregate long-term indebtedness, primarily consisting of the Pre-petition Credit Agreement, the First Lien Term Loan Credit Agreement and the Second Lien Term Loan Credit Agreement. Since the filing of these Chapter 11 Cases, the Pre-petition Credit Agreement has been replaced by the DIP Facility. As set forth in the following table, Wellman plans to satisfy this indebtedness including indebtedness incurred under the DIP Facility, from the proceeds of the Rights Offering and other sources, as described in greater detail below.
ANTICIPATED SOURCES AND USES OF CASH AT EMERGENCE ($ AMOUNT IN MILLIONS)9

Sources:		Uses:
Rights Offering Proceeds	$90.0	DIP Facility (Drawn)	$51.0
		Professional Fees	$8.0
		General Administrative Claims	$28.0	[10]
		Deferred Financing Costs	$3.0
Total Sources	$90.0	Total Uses	$90.0
     DIP Facility & Prepetition Secured Bank Debt
     The DIP Facility served to replace Wellman’s Prepetition Credit Agreement. On May 4, 2006, the Debtors entered into a $225 million revolving credit facility led by Deutsche Bank Trust Company Americas as Administrative Agent and Collateral Agent and other syndicate lenders. The Prepetition Credit Agreement is guaranteed by Warehouse Associates, Inc., MRF, Inc., Josdav Inc. and MED Resins, Inc. and is secured by liens on, among other things, accounts receivables, inventory, general intangibles (but not including lease documents), goods (other than equipment and fixtures), investment property, deposit accounts, money and cash equivalents and proceeds of the foregoing.

[9]	Assumes emergence occurs at the end of November 2008.

[10]	A condition precedent to the confirmation of the Plan is that General Administrative Claims cannot exceed $28 million.

     On February 27, 2008, pursuant to authorization from the Bankruptcy Court, Wellman entered into the DIP Facility. The DIP Facility consists of a $225 million loan subject to a borrowing base, with a letter of credit sublimit of $40 million. The size of the facility was reduced to $200 million on June 18, 2008. The commitment was further reduced to $170 million on August 28, 2008. The proceeds of the loans under the DIP Facility are being used to, among other things, provide the Company with working capital.
     First Lien Term Loans
     Wellman entered into a credit agreement, dated February 10, 2004, between the Company, as borrower, certain lenders and issuers, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent. The total principal amount outstanding under the First Lien Term Loan Credit Agreement is $185 million due February 10, 2009. The First Lien Term Loan Credit Agreement is secured by first priority liens upon and security interests in collateral accounts and all monies deposited therein, real property, equipment and fixtures, tax reduction bonds, lease documents and proceeds of the foregoing. The first lien debt is guaranteed by the following U.S. subsidiaries: Prince, Inc.; Fiber Industries, Inc.; Wellman of Mississippi, Inc.; Carpet Recycling of Georgia, Inc.; ALG, Inc.; Josdav, Inc.; MED Resins, Inc.; Warehouse Associates Inc.; MRF, Inc.; and PTA Resources LLC.
     Second Lien Term Loans
     On February 10, 2004, we entered into a credit agreement with certain lenders and issuers, and Deutsche Bank Trust Company Americas as the agent for the Second Lien Term Loan Credit Agreement. The Company’s Second Lien Term Loan Credit Agreement is comprised of a $265 million second lien term loan due February 10, 2010. The total principal amount outstanding under the Second Lien Term Loan Credit Agreement is $265 million. The Second Lien Term Loan Credit Agreement is secured by second priority liens on and security interests in accounts, equipment, real property, goods, inventory and fixtures, collateral accounts, certain investment property, general intangibles including lease documents, tax reduction bonds and proceeds of the foregoing. The accounts, goods, inventory and fixtures, investment property and general intangibles used as collateral to secure the Second Lien Term Loan Credit Agreement are not included in the First Lien Term Loan Credit Agreement collateral package. The Second Lien Term Loan Credit Agreement is guaranteed by the Term Loan Guarantors.
     Trade Claims and Other Unsecured Obligations
     Prior to the date the Company filed the Chapter 11 Cases, Wellman incurred debt with several creditors in the ordinary course of its business. The claims related to these obligations are more fully described in the Plan, which is included as Exhibit A to this Disclosure Statement. Pursuant to the plan, the Holders of trade claims and other unsecured obligations will receive 25% of the first $1 million in aggregate proceeds, if any, and 20% of the aggregate proceeds, in excess of $1 million, if any, from the Distribution Trust.
     Preferred Stock
     Pursuant to and after the effective date of the Plan, all shares of our preferred stock shall be deemed canceled and extinguished, and shall be of no further force and effect.
     Common Stock
     Pursuant to and after the effective date of the Plan, all shares of our common stock shall be deemed canceled and extinguished, and shall be of no further force and effect.
     Industrial Development Reserve Bonds
     As previously described, the Industrial Development Revenue Bonds are intercompany claims and will remain in place post-emergence.

Our Capitalization After Emergence
     New Common Stock
     Following Wellman’s emergence from bankruptcy, Wellman expects to have 10,000,000 shares of new common stock outstanding.
     Convertible Notes
     The proceeds from the Convertible Notes will be used to make cash distributions as described herein. The Convertible Notes mature in 2018 and will be convertible into 60% of the New Common Stock outstanding on the Effective Date. Each holder of a Convertible Note will be entitled to vote on an as-converted basis on all matters on which shareholders of Wellman vote. The Convertible Notes will pay interest in cash quarterly at the rate of 10% per annum, and will be secured by a first priority lien on substantially all of Reorganized Wellman’s assets; provided, however, that the liens and claims shall be subject to subordination in the event the Board of Directors votes, on a supermajority basis, to incur secured funded-debt obligations up to an aggregate amount of $50 million. Up to $50 million of the Convertible Notes are subject to optional redemption by Wellman Holdings at any time until the second anniversary of their issuance for cash at the then-outstanding principal amount plus accrued and unpaid interest and an amount equal to twenty (20) percent of the outstanding principal amounts of the Convertible Notes being redeemed. After the second anniversary of their issuance, the Convertible Notes shall be subject to redemption by Wellman Holdings for cash at the then-outstanding principal amount plus accrued and unpaid interest; provided that Wellman Holdings shall give 20 days advance written notice of its intention to effect such optional redemption to the holders of the Convertible Notes and such holders shall then have the opportunity to effect the conversion into New Common Stock. At maturity, the holders of the Convertible Notes must be paid in cash in full for any accrued and unpaid principal and interest and if the issuer is unable to fully satisfy such obligations by a cash payment, the Convertible Notes shall automatically convert to 99% of the outstanding equity of the issuer. The terms of the Convertible Notes will be more fully set forth in the Convertible Notes Indenture, which will be filed as part of the Plan Supplement.
Description of Capital Stock
The following is a description of the material terms of Wellman’s capital stock. This description also summarizes certain provisions of the Delaware General Corporation Law (“DGCL”).
Authorized Capital Stock
     Wellman will have the authority to issue a total of 30,000,000 shares of capital stock, consisting of:
•	29,800,000 shares of new common stock, par value $0.001 per share; and

•	200,000 shares of preferred stock.
Outstanding Capital Stock
     The following capital stock is expected to be issued and outstanding immediately after consummation of the Plan:
•	10,000,000 shares of new common stock; and

•	no shares of preferred stock.

Rights and Preferences of Wellman Capital Stock
New Common Stock
Voting Rights
     All shares of Wellman’s new common stock will have identical rights and privileges. Holders of shares of our new common stock will be entitled to vote on all matters submitted to a vote of Wellman’s stockholders, including the election of directors. On all matters to be voted on by holders of shares of Wellman’s common stock, the holders will be entitled to one vote for each share of Wellman’s new common stock held of record, and will have no cumulative voting rights.
Dividend Rights
     Subject to limitations under Delaware law, preferences that may apply to any outstanding shares of preferred stock and contractual restrictions, holders of our new common stock are entitled to receive ratably dividends or other distributions when and if declared by Wellman’s board of directors. In addition to such restriction, whether any future dividends are paid to our stockholders will depend on decisions that will be made by Wellman’s board of directors and will depend on then existing conditions, including Wellman’s financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects. The ability of Wellman’s board of directors to declare dividends also will be subject to the rights of any holders of outstanding shares of Wellman’s preferred stock and the availability of sufficient funds under the DGCL to pay dividends. For a more complete description of the dividend rights of holders of shares of Wellman’s preferred stock, see “Blank Check Preferred Stock” below.
Blank Check Preferred Stock
     Under the terms of the amended and restated certificate of incorporation, the Wellman board of directors will be authorized to issue from time to time up to an aggregate of 200,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. If Wellman’s board of directors decides to issue shares to persons supportive of current management, this could render more difficult or discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares also could be used to dilute the stock ownership of persons seeking to obtain control of Wellman.
Liquidation Preference
     In the event of a liquidation, dissolution or winding up of Wellman, after the payment in full of all amounts owed to Wellman’s creditors and, in the event that preferred stock is issued post-emergence, holders of any outstanding shares of Wellman’s preferred stock, the remaining assets of Wellman will be distributed ratably to the holders of shares of new common stock. The rights, preferences and privileges of holders of shares of new common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Wellman may designate and issue in the future without stockholder approval.
     Transfer Agent and Registrar
     The transfer agent and registrar for Wellman’s common stock will be determined prior to the Effective Date of the Plan.

     Limitations on Liability and Indemnification of Directors and Officers
     The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The New Certificate of Incorporation limits the liability of directors to the fullest extent permitted by the DGCL. In addition, the New Bylaws provide that Wellman must indemnify our directors and officers to the fullest extent permitted by the DGCL. The New Certificate of Incorporation includes a provision that eliminates the personal liability of a director to Wellman for monetary damages for breach of fiduciary duty that results in a personal benefit as a director, except for liability (i) for any breach of the director’s duty of loyalty to Wellman or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
     The limitation of liability and indemnification provisions in the New Certificate of Incorporation and the New Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Summary of Legal Proceedings
     Because of the size and nature of Wellman’s businesses, Wellman is party to numerous legal proceedings. Most of these legal proceedings have arisen in the ordinary course of Wellman’s business and involve claims for money damages. Whether these claims are or will be liquidated or resolved in the Bankruptcy Court or in some other jurisdiction depends upon the nature of the claims and the debt arising therefrom. Generally, if the debt underlying such claims was incurred by one of the Debtors prior to the date the Plan is confirmed, such debt, in accordance with section 1141 of the Bankruptcy Code, will be discharged through bankruptcy, depending upon the nature of the relief sought, regardless of whether the claim is liquidated and resolved before or after the Effective Date. Claims arising from conduct occurring after the effective date, unless provided for under the Plan, generally are not dischargeable through bankruptcy, and will be handled by Wellman in the ordinary course of its business after emergence.
     Following is a summary of Wellman’s significant legal proceedings:11
     Legal Proceedings in the Bankruptcy Court
          (i) Avoidance Actions
     A number of transactions occurred prior to the Petition Date that may have given rise to claims, including preference actions, fraudulent transfer and conveyance actions, rights of setoff and other claims or causes of action under sections 510, 544, 547, 548, 549, 550 and/or 553 of the Bankruptcy Code and other applicable bankruptcy or non-bankruptcy law (collectively, the “Avoidance Actions”).

[11]	This summary is not intended as an exhaustive description of all pending legal matters or proceedings in which Wellman or its Debtor and non-Debtor affiliates are involved. Certain legal proceedings may be subject to appeal in or outside the Bankruptcy Court. Nothing in this discussion is deemed to be an admission by Wellman or any of their Debtor or non-Debtor affiliates of any liability or wrongdoing. Please consult Wellman’s Schedule of Liabilities and Statement of Financial Affairs, which were filed with the Bankruptcy Court on April 24, 2008, for additional information.

     Pursuant to section 546(a) of the Bankruptcy Code, the statute of limitations with respect to the commencement of avoidance or recovery actions under sections 544, 545, 547, 548, and 553 of the Bankruptcy Code will expire on February 22, 2010, i.e., two years after the Petition Date.
          (ii) Preference Actions
     Under sections 547 and 550 of the Bankruptcy Code, a debtor may seek to avoid and recover certain prepetition payments and other transfers made by the debtor to or for the benefit of a creditor in respect of an antecedent debt, if such transfer (i) was made when the debtor was insolvent and (ii) enabled the creditor to receive more than it would receive in a hypothetical liquidation of the debtor under Chapter 7 of the Bankruptcy Code where the transfer had not been made. Transfers made to a creditor that was not an “insider” of the debtor are subject to these provisions generally only if the payment was made within 90 days prior to the debtor’s filing of a petition under chapter 11 of the Bankruptcy Code (the “Preference Period”). Under section 547 of the Bankruptcy Code, certain defenses, in addition to the solvency of the debtor at the time of the transfer and the lack of preferential effect of the transfer, are available to a creditor from which a preference recovery is sought. Among other defenses, a debtor may not recover a payment to the extent such creditor subsequently gave new value to the debtor on account of which the debtor did not, among other things, make an otherwise unavoidable transfer to or for the benefit of the creditor. A debtor may not recover a payment to the extent such payment was part of a substantially contemporaneous exchange between the debtor and the creditor for new value given to the debtor. Further, a debtor may not recover a payment if such payment was made, and the related obligation was incurred, in the ordinary course of business of both the debtor and the creditor. The debtor has the initial burden of proof in demonstrating the existence of all the elements of a preference and is presumed to be insolvent during the Preference Period. The creditor has the initial burden of proof as to the aforementioned defenses.
          (iii) Fraudulent Transfer and Conveyance Actions
     Generally, a conveyance or transfer is fraudulent if: (i) it was made with the actual intent to hinder, delay or defraud a creditor (i.e., an intentional fraudulent conveyance); or (ii) reasonably equivalent value was not received by the transferee in exchange for the transfer and the debtor was insolvent at the time of the transfer, was rendered insolvent as a result of the transfer or was left with insufficient capitalization as a result of the transfer (i.e., a constructive fraudulent conveyance). Two primary sources of fraudulent conveyance law exist in a chapter 11 case.
               (A) Section 548 of the Bankruptcy Code
     The first source of fraudulent conveyance law in a chapter 11 case is section 548 of the Bankruptcy Code, under which a debtor in possession or bankruptcy trustee may avoid fraudulent transfers that were made or incurred on or within one year before the date that a bankruptcy case is filed.
               (B) Section 544 of the Bankruptcy Code
     The second source of fraudulent conveyance law in a chapter 11 case is section 544 of the Bankruptcy Code—the so-called “strong-arm provision"—under which the debtor in possession (or creditors with Bankruptcy Court permission) may have the rights of a creditor under state law to avoid transfers as fraudulent. State fraudulent conveyance laws generally have statutes of limitations longer than one year and are applicable in a bankruptcy proceeding pursuant to section 544 of the Bankruptcy Code if the statute of limitations with respect to a transfer has not expired prior to the filing of the bankruptcy case. If such statute of limitations has not expired, the debtor in possession (or creditors with Bankruptcy Court permission) may bring the fraudulent conveyance claim within the time period permitted by section 546 of the Bankruptcy Code notwithstanding whether the state statute of limitations period expires prior to the expiration of such time.

     Pending Legal Proceedings outside the Bankruptcy Court
          (i) The Eastman Litigation
     In 2007, Eastman Chemical Company (“Eastman”) introduced two new PET resin brands to the market: ParaStar 4000 and ParaStar 7000. These new resins are manufactured at Eastman’s Integrex processing plant in South Carolina. In June of 2007, Wellman obtained samples of Eastman’s new resins from two of Eastman’s customers. Wellman analyzed these new Eastman resins and concluded that they infringed upon proprietary Wellman technology involving its slow-crystallizing PET resin.
     Accordingly, on September 24, 2007, Wellman filed a patent infringement action against Eastman Chemical Company for infringement of U.S. Patent No. 7,094,863 and U.S. Patent No. 7,129,317 (the “Patents”) in the United States District Court for the District of Delaware (the “Delaware Court”) (C.A. No. 07-585 (SLR)). The suit specifically alleges that Eastman’s new ParaStar resins and bottle preforms made from those resins infringe the Patents.
     In response, along with its answer, Eastman denied infringement of the Wellman patents and asserted nine counterclaims, including claims seeking declaratory judgments that the Patents are invalid, not infringed and/or are unenforceable. Eastman also asserted counterclaims, seeking relief for alleged acts of tortious interference with contract, abuse of process and unfair competition (under both state and Federal law) for instituting, maintaining, and publicizing the litigation in bad faith and in a deceptive manner. Eastman also asserted in its Answer that Wellman instituted the litigation without proper investigation and without any reasonable basis for believing that Eastman had infringed the Wellman Patents.
     Wellman filed its answer to Eastman’s counterclaims on December 20, 2007. On January 2, 2008, Wellman filed a Motion for Preliminary Injunction to enjoin Eastman’s manufacture and sale of products falling within the scope of the claims of the patents-in-suit. On May 28, 2008, Eastman filed a brief in opposition to Wellman’s Motion for Preliminary Injunction. In their brief, Eastman asserted that Wellman did not invent slow-crystallizing catalysts for PET resins, and the inventors of the Wellman Patents admitted that certain claimed elements of the Wellman Patents were known in the prior art. In this regard, Eastman identified several prior art products including resins made by Akzo Nobel, Zimmer and Eastman itself, as well as a prior art Japanese patent to Mitsubishi. Eastman also asserted that the Wellman Patents are invalid as in-definite because they fail to specify how to test for certain claimed elements including peak crystallization temperature, luminosity and absorbance. Eastman also asserted that the Wellman Patents are invalid because they do not disclose the best mode of practicing the claimed invention and for lack of an enabling disclosure.
     On June 24, 2008, Wellman filed a Reply Brief in Support of its Motion for Preliminary Injunction. In that brief, Wellman narrowed the focus of the inquiry in the preliminary injunction proceeding to the involved claims of the ‘863 patent (e.g., Claim 15), which are directed to the preforms for making blow molded bottles, as opposed to the resins per se. Wellman stated that bottle preforms made of ParaStar 4000 and ParaStar 7000 resins infringe at least claim 15 of the ‘863 Patent. Wellman also stated that the involved patent claims are not indefinite because the written specification of the Patents adequately explain how to measure each of the claimed elements including, peak crystallization temperature, luminosity and absorbance. Wellman also stated that the involved claims are not anticipated by the prior art references cited by Eastman, because none of the references disclose, either expressly or inherently, each and every element of the involved claims. Wellman also stated that the involved claims are enabled because the specifications of the Patents teach those skilled in the art how to make and use the invention without undue experimentation. Wellman also stated that if its Ti818 resin was indeed the best mode of practicing the claimed invention at the time the Patents were filed, then the specification of the Patents provide an enabling disclosure of that resin.
     On June 26, 2008, the Delaware Court heard oral arguments on Wellman’s Motion for a Preliminary Injunction, including Eastman’s response to Wellman’s Reply Brief in Support of its Motion for Preliminary Injunction. On October 3, 2008, the Delaware Court entered an order denying Wellman’s Motion for a Preliminary Injunction. (Wellman, Inc. v. Eastman Chemical Co., No. 07-585 (D. Del. October 3, 2008)), a copy of which may be viewed at www.kccllc.net/wellman.

     Wellman is involved in various claims and legal actions arising in the ordinary course of business. Wellman does not believe the ultimate disposition of these ordinary course claims and legal actions will have a material adverse effect on Wellman’s consolidated financial position, results of operations, or confirmation of the Plan. For additional information regarding the pending claims and legal actions see Wellman’s Schedule of Liabilities and Statement of Financial Affairs, which were filed with the Bankruptcy Court on April 24, 2008.
Projected Financial Information
     Attached as Exhibit C is a projected consolidated income statement, which includes the following: (A) Wellman’s consolidated historical financial statement information for the period ended December 31, 2007; and (B) consolidated projected financial statement information (the “Projections”) for the period from 2008 through 2012 (the “Projection Period”). The Projections assume an effective date of November 30, 2008, and, for the year 2008, include eight months of actual results and four months of projected results for Wellman and Reorganized Wellman, as the case may be (September through December).
     The projections have been prepared by Wellman’s management with the assistance of Lazard, Wellman’s financial advisors. Such projections were not prepared to comply with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants and the rules and regulations of the United States Securities and Exchange Commission. In assisting in the preparation, Lazard relied upon the accuracy and completeness of financial and other information furnished by Wellman’s management and third parties, as well as publicly-available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by Wellman and third parties with respect to the anticipated future performance of Reorganized Wellman. Lazard did not attempt independently to audit or verify such information. Neither Wellman nor Lazard conducted an independent investigation into any of the legal, tax or accounting matters affecting Wellman or reorganized Wellman and, therefore, neither makes any representation as to their impact on Wellman or Reorganized Wellman from a financial point of view. Further, Wellman’s independent accountants have neither examined nor compiled the accompanying actual results and projections and, accordingly, do not express an opinion or any other form of assurance with respect to the projections, assume no responsibility for the projections and disclaim any association with the projections. Except for purposes of this disclosure statement, Wellman does not publish projections of its anticipated financial position or results of operations.
     The projections contain certain statements that are “forward-looking statements” within the meaning of the private securities litigation reform act of 1995. These statements are subject to a number of assumptions, risks, and uncertainties, many of which are and will be beyond the control of reorganized Wellman, including the implementation of the Plan, the continuing availability of sufficient borrowing capacity or other financing to fund operations, achieving operating efficiencies, currency exchange rate fluctuations, existing and future governmental regulations and actions of government bodies, natural disasters and unusual weather conditions and other market and competitive conditions. Holders of claims are cautioned that the forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and Wellman and reorganized Wellman undertake no obligation to update any such statements.
     The projections, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions which, though considered reasonable by Wellman, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond reorganized Wellman’s control. Wellman cautions that no representations can be made or are made as to the accuracy of the historical financial information or the projections or to reorganized Wellman’s ability to achieve the projected results. Some assumptions may prove to be inaccurate. Moreover, events and circumstances occurring subsequent to the date on which these projections were prepared may be different from those assumed, or, alternatively, may have been unanticipated, and thus the occurrence of these events may affect financial results in a materially adverse or materially beneficial manner. Wellman and reorganized Wellman do not intend and undertake no obligation to update or otherwise revise the projections to reflect events or circumstances existing or arising after the date this disclosure statement is initially filed or to reflect the occurrence of unanticipated events. The projections, therefore, may not be relied upon as a guaranty or other assurance of the actual results that will occur. In deciding whether to vote to accept or reject the Plan, holders of claims or interests must make their own determinations as to the reasonableness of such assumptions and the reliability of the projections.
     Creditors and other interested parties should see the section entitled “Risk Factors” of the Disclosure Statement for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.
     The projections have been prepared based on assumption that the Effective Date of the Plan is November 30, 2008 and assume the successful implementation of, Reorganized Wellman’s business plan. Although Wellman presently intends to cause the Effective Date to occur as soon as practical following confirmation of the Plan, there can be no assurance as to when the Effective Date will actually occur given the conditions for the Effective Date to occur pursuant to the terms of the Plan.
     The projections are based on, among other things: (a) current and projected market conditions in each of Reorganized Wellman’s respective markets; (b) the ability to maintain sufficient working capital to fund operations; and (c) confirmation of the Plan.
Risk Factors
     Holders of claims and interests should read and consider carefully the risk factors set forth below, as well as the other information set forth in this Disclosure Statement and the documents delivered together herewith, referred to or incorporated by reference herein, prior to voting to accept or reject the Plan. Although these risk factors are many, these factors should not be regarded as constituting the only risks present in connection with the Debtors’ businesses or the Plan and its implementation.
Class 2 or Class 3 may vote to reject the Plan.
     Wellman cannot seek to confirm this plan over the rejection of either Class 2 or Class 3. Accordingly, to confirm the Plan, Wellman must satisfy section 1129(a)(7)(A)(i) of the Bankruptcy Code with respect to both Class 2 and Class 3. Pursuant to section 1126(c) of the Bankruptcy Code, section 1129(a)(7)(A)(i) of the Bankruptcy Code will be satisfied with respect to Class 2 and Class 3 if at least two-thirds in amount and more than one-half in number of the allowed claims that vote in such Class, vote to accept the Plan. There is no guarantee that Wellman will receive the necessary acceptances from holders of claims in either Class 2 or Class 3, and if Class 2 or Class 3 votes to reject the Plan, Wellman will immediately proceed with a liquidation.
The aggregate amount of Allowed General Administrative Claims may exceed $28 million.
A condition precedent to the confirmation of the Plan is that the aggregate amount of Cash required to pay Allowed General Administrative Claims does not exceed $28 million. Based on the asserted and scheduled claims, the Debtors current estimate of the aggregate amount of Allowed General Administrative Claims is $60,703,503. The majority of this amount is comprised of claims asserted by Wellman’s two largest raw material suppliers. Specifically, BP asserted claims in the amount of $46.6 million and Equistar Chemicals, LP (“Equistar”) asserted a claim in the amount of $11.4 million. Accordingly, these creditors will need to reduce the amount of their claims to enable Wellman to satisfy the $28 million threshold amount. Wellman will request the appropriate reductions with BP, Equistar, and others, but there is no guarantee that Wellman will ultimately be successful in obtaining the necessary reductions.
In addition, Wellman terminated a significant number of its employees at Palmetto and Fort Mill in connection with the operational restructuring. A number of these terminated employees sent letters to the Bankruptcy Court taking issue with modifications made to Wellman’s severance plans. On October 24, 2008, the Bankruptcy Court entered the Modified Order (A) Setting Bar Date for Filing Proofs of Claim Relating to Post-Petition Severance Obligations, (B) Approving the Form and Manner for Filing Such Proofs of Claim and (C) Approving Notice Thereof (Docket No. 609), which established November 17, 2008 as the bar date for employees who were terminated on or after September 16, 2008, to file claims for post-petition severance obligations. While Wellman believes that there is no basis for any of the terminated employees to assert a claim for additional severance amounts, to the extent such claims exist they could be General Administrative Claims. Accordingly, in the event that the Bankruptcy Court finds that any of the employees’ post-petition severance claims are allowed, Wellman may not be able to satisfy the $28 million threshold amount.
We depend on our management and employees.
     Our success is largely dependent on the skills, experience, and efforts of our people. While we believe that we have excellent depth throughout all levels of management and in all key skill levels of our employees, the loss of the services of one or more members of our senior management or of numerous employees with critical skills could have a negative effect on our business, financial condition and results of operations. If we are not able to attract talented, committed individuals to fill vacant positions when needs arise, it may adversely affect our ability to fully implement our business objectives.
Competition could adversely affect our performance.
     Our businesses compete on a variety of factors such as price, product quality, performance or specifications, continuity of supply, customer service, and breadth of product line. Major competitors include diversified industrial companies, which are larger or have greater financial resources. Changes in a competitor’s business behavior may adversely affect our financial performance.
Reduced raw material margins could adversely affect our operating results.
     Raw material margin, which is the difference between our net selling price and the cost of our raw materials, is an extremely important factor in determining our operating results. Selling prices are influenced by competition and capacity utilization, which is the demand for product from North American Free Trade Agreement, (“NAFTA”) producers divided by total NAFTA industry capacity. Demand for our product is determined principally by our end-use markets, substitution of our product for other products, economic conditions, imports, and our products’ competitive cost positions. Supply is determined by worldwide capacity, which is expanding for PET resin. Any reduction of selling prices, failure to achieve announced selling price increases, or any significant expansion in capacity over demand could reduce our operating results. Any increase in raw material costs (see “Our operations are dependent on the availability and cost of our raw materials” below) without a corresponding increase in selling price would reduce our raw material margins and operating results. A material change in demand, supply, general economic conditions or uncertainties regarding future economic prospects could have a material adverse effect on our operating results.
Our operations are dependent on the availability and cost of our raw materials.
     Our operations are substantially dependent on the availability and cost of our two primary raw materials, PTA and MEG, and to a lesser extent our recycled raw materials. We currently rely on a single producer for our domestic supply of PTA and a small number of sources for MEG. The effect of the loss of any producer, a disruption in their businesses or a failure to meet our product needs on a timely basis would depend primarily upon the length of time necessary to find a suitable alternative source. Temporary shortages in needed raw materials could have a material adverse effect on our results of operations. We cannot be sure that we would be able to secure an alternative source of supply at a competitive cost in a timely manner if any of these situations were to occur. The prices of PTA and MEG, purchased pursuant to long-term contracts, have fluctuated in the past and are expected to fluctuate in the future.
     Recycled raw materials are purchased from many different suppliers. The prices of recycled raw materials are variable and determined by regional and worldwide supply and demand.

Reduced sales volume could adversely affect our operating results.
     Sales volume is another important factor in determining our operating results. Our sales volume is influenced by competition and customer demand. A material change in demand, supply, or general economic conditions and uncertainties regarding our future economic viability or ownership could have a material adverse effect on our sales volume and negatively impact our unit costs and operating results.
Risks Associated with only operating Pearl River.
     Wellman faces certain risks relating to the transfer of 100% of the Debtors’ PET resin production to Pearl River. Specifically, Wellman’s production and distribution of PET will be less diversified — i.e., Wellman will not have an alternative source of PET resin supply for their customers if there is any production stoppage at Pearl River or if distribution from such facility becomes impossible or impracticable. Moreover, Pearl River also faces a higher risk of hurricane damage than Palmetto because Pearl River is located directly on the water.
Increases in costs could adversely affect our operating results.
     Our inability to maintain our cost structure and efficiently operate our manufacturing facilities may reduce our operating results. In addition, increases in certain non-controllable costs where the expense we incur may change based on external factors may reduce our operating results. Examples of these costs are energy, insurance and taxes. Energy costs are impacted by changes in petrochemical costs and, as these increase, our cost of natural gas, electricity, and fuel oil increases and may reduce our operating results by increasing our production costs. Insurance costs change depending on the market and our experience.
Prices and volumes of PET resin imports could adversely impact our margins.
     NAFTA manufacturers of PET resin could be severely impacted by imports of PET resins products, principally from Asian countries. Imports of PET resin have already and may continue to decrease our margins. The price and volume of imports have and could continue to significantly impact our operating results.
The financial condition of our customers impacts our operating results.
     Our customers include manufacturers of plastic containers. One customer represented approximately 16% of our chemical-based segment’s total net sales for 2007 and 15% of our total net sales for 2007. Five customers represented approximately 49% of our Chemical Segment’s total net sales for 2007 and 46% of our total net sales for 2007. If our customers have financial difficulties, this could affect our operating results by decreasing our sales and/or resulting in the uncollectibility of accounts receivable.
Additional liabilities may be proposed by tax authorities.
     We have entered into global tax planning initiatives in the normal course of our business. These initiatives are subject to normal review by tax authorities. It is possible that additional liabilities may be proposed by tax authorities as a result of these reviews and that some of the reviews could be resolved unfavorably.
Actual costs for environmental matters may vary from the estimates.
     Actual costs and future estimated costs for identified environmental situations may change. Given the inherent uncertainties in evaluating environmental exposures due to unknown conditions, changing government regulations and legal standards regarding liability and evolving related technologies, we could have higher future environmental expenditures than we have estimated.
Natural disasters could disrupt our business and affect our operating results.

     Natural disasters, such as hurricanes, floods, and tornadoes, have disrupted our business and our suppliers’ and customers’ businesses in the past and could disrupt these businesses in the future and affect our operating results.
Transfers of our equity, or any issuances of equity in connection with our reorganization, may impair our ability to utilize our federal income tax net operating loss carry-forwards in the future.
     Under the federal income tax law, net operating loss carry-forwards can be utilized to reduce future taxable income subject to certain limitations if we were to undergo an ownership change as defined by the Internal Revenue Code. If an ownership change occurred as a result of transactions in our stock prior to our reorganization, our ability to utilize our NOL carryforwards would be significantly limited.
The conditions precedent to the confirmation and consummation of the plan may not occur.
     As more fully set forth in Exhibit A, the occurrence of confirmation of the Plan and the effective date of the Plan are each subject to a number of conditions precedent. If the conditions precedent to confirmation are not met or waived, the Plan will not be confirmed; and if the conditions precedent to the effective date are not met or waived, the effective date will not take place.
The valuation of Wellman may be reduced if Wellman is unable to obtain trade credit.
     The $206 million midpoint equity value of Wellman, on an as-converted basis, assumes a return of trade credit after the Effective Date. In the event that Wellman is unable to obtain any trade credit, the midpoint equity value will be reduced.
The recovery for holders of the General Unsecured Claims against Wellman may be diluted and the ultimate amount of allowed claims against Wellman may not be finalized until after the Effective Date.
     Approximately 1,825 proofs of claim have been filed to date. The Bar Date for filing proofs of claim was July 29, 2008. The Debtors are currently in the process of analyzing and evaluating these claims, and will file objections to claims where appropriate.
     Despite Wellman’s efforts, its claim estimates could prove incorrect. In addition, the outcome of certain pending litigation proceedings, as further described in “Summary of Legal Proceedings,” which begins on page 36 herein, may decrease the ultimate recovery for certain holders of claims. Further, if the Bankruptcy Court were to determine that certain claims may not be reclassified as Equity Interests or that certain claims that Wellman believes to be general unsecured claims are determined by the Bankruptcy Court to constitute priority claims or claims entitled to payment in full based on the Bankruptcy Court’s finding of an administrative priority with respect to such claims or that a particular claim is not dischargeable, the recovery for holders of general unsecured claims could be less than estimated. In addition, to the extent that Holders of General Administrative Claims agree to have a portion of their Claims treated as General Unsecured Claims, the recovery for Holders of General Unsecured Claims could be diluted.
Wellman may not be able to achieve its projected financial results.
     The financial projections set forth on Exhibit C to this Disclosure Statement represent Wellman management’s best estimate of Wellman’s future financial performance based on currently known facts and assumptions about Wellman’s future operations as well as the U.S. and world economy in general and the industry segments in which Wellman operates in particular. Wellman’s actual financial results may differ significantly from the projections. If Wellman does not achieve its projected financial results, the trading prices of the new common stock may be negatively affected and Wellman may lack sufficient liquidity to continue operating as planned after the effective date of the Plan.

A liquid trading market for the New Common Stock is unlikely to develop.
     A liquid trading market for the new common stock is unlikely to develop. As of the effective date, the new common stock will not be listed for trading on any stock exchange or trading system and Reorganized Wellman will not file any reports with the SEC. Consequently, the trading liquidity of the new common stock will be limited. The future liquidity of the trading market for the new common stock will depend, among other things, upon the number of holders of new common stock, whether the stock is listed for trading on an exchange, and whether Reorganized Wellman becomes a public reporting company at some later date.
Certain holders of First Lien Term Loan Claims or Second Lien Term Loan Claims may acquire a substantial amount of New Common Stock upon consummation of the Plan.
     During the Chapter 11 Cases, there is no limitation on the trading of claims. Accordingly, upon consummation of the Plan, certain holders of claims are likely to receive distributions of the New Common Stock representing a substantial amount of the outstanding shares of the New Common Stock. In addition, certain holders of First Lien Term Loan Claims or Second Lien Term Loan Claims may already hold a sufficiently sizeable position that they may receive a distribution of a significant percentage of the New Common Stock, and thus could be in a position to control the outcome of actions requiring stockholder approval, including, among other things, election of directors. This concentration of ownership could also facilitate or hinder a negotiated change of control of Wellman and, consequently, impact the value of the New Common Stock. Furthermore, the possibility that one or more holders of a significant number of shares of New Common Stock may sell all or a large portion of its shares of new common stock in a short period of time may adversely affect the trading prices of the New Common Stock.
There is the potential that significant amounts of various securities will be held by the Backstop Parties.
     Under the Plan, the Backstop Parties will own significant amounts of the New Common Stock and may own significant amounts of the Convertible Notes. Depending upon the outcome of the Rights Offering, the Backstop Parties have agreed to purchase all Rights not otherwise purchased by the holders of the First Lien Term Loan Claims and Second Lien Term Loan Claims in the Rights Offering. The Backstop Parties are also entitled to the Backstop Fee of $15 million in Convertible Notes. The Convertible Notes are convertible into 60% of the outstanding New Common Stock, as of the Effective Date of the Plan. In addition, and as further set forth on page 31 of this Disclosure Statement describing the composition of the New Board of Wellman Holdings, the Backstop Parties will designate four (4) of the seven (7) initial members of the New Board of Wellman Holdings,. Moreover, in accordance with the Plan and the Backstop Commitment Agreement, any and all documents related to the Plan, including the Plan itself, must be acceptable to the Backstop Parties, including the Registration Rights Agreement. It is possible that the Backstop Parties will own significant amounts of the New Common Stock and Convertible Notes and thus will be able to significantly influence the management and affairs of Wellman Holdings, and all matters requiring the vote or approval of holders of any of such securities. From and after the Effective Date, the Backstop Parties may have interests that differ from those of other holders of New Common Stock and Convertible Notes. Pursuant to the proposed terms of the Convertible Notes, attached to the Backstop Commitment Agreement as Exhibit A, if the holders of at least 60% in principal amount of the Convertible Notes convert their Notes into New Common Stock, then all remaining outstanding Convertible Notes shall be automatically converted at the then-applicable conversion price. Depending upon the outcome of the Rights Offering, the Backstop Parties may be in a position to control whether this automatic conversion is triggered. In addition, the Backstop Parties’ potential ownership of significant amounts of New Common Stock and Convertible Notes may have the effect of delaying, deferring, or preventing an acquisition of Wellman Holdings and/or its subsidiaries and may adversely affect the market price, if any, of such securities.
Certain tax consequences of Wellman’s Plan raise unsettled and complex legal issues and involve various factual determinations.
     Some of the material consequences of the Plan regarding United States federal income taxes are summarized under “Certain U.S. Federal Income Tax Consequences of the Plan.” Many of these tax issues raise unsettled and complex legal issues, and also involve various factual determinations, such as valuations, that raise additional uncertainties. No ruling from the U.S. Internal Revenue Service (“IRS”) has been or will be sought by Wellman or Wellman regarding the tax consequences described in this Disclosure Statement. The IRS may challenge the various positions Wellman or Wellman has taken, or intends to take, with respect to its tax treatment, and a court may sustain such a challenge or objection by the IRS. For a more detailed discussion of risks relating to the specific positions Wellman or Wellman intends to take with respect to various tax issues, please review “Certain U.S. Federal Income Tax Consequences of the Plan.,” which begins on page 61.
The change of control produced by the restructuring of Wellman will result in a limitation on or a loss of the net operating losses.
     As further discussed in this Disclosure Statement under “Trading Restrictions to Preserve Wellman’s Net Operating Loss Income Attributes,” the issuance under the Plan of the new common stock, along with the cancellation of existing Equity Interests through the Plan, is expected to cause an ownership change to occur with respect to the Reorganized Debtors as of the effective date. As a result, Section 382 of the Internal Revenue Code (“IRC”) will limit Wellman’s use of its consolidated net operating losses after the effective date. Additionally, Wellman’s ability to use any other tax benefits including tax credits may be limited. The annual limitation imposed by the particular provision of Section 382 of the IRC that Wellman expects to apply to its ownership change generally equals the product of (a) the fair market value of the net equity value of Wellman’s stock at the time of the ownership change, taking into account the increase in value of the corporation as a result of the surrender or cancellation of creditor’s claims in the transaction (rather than the value without taking into account such increases, as is the case under the general rule for non-bankruptcy ownership changes) multiplied by (b) the long-term tax-exempt rate in effect for the month in which the ownership change occurs. The long-term tax-exempt rate is published monthly by the IRS and is intended to reflect current interest rates on long-term tax-exempt debt obligations. Accordingly, under this rule the Section 382 limitation would generally reflect the increase in the value of Wellman’s stock resulting from the conversion of debt to equity in the proceeding. Section 383 of the IRC applies a similar limitation to other tax benefits and tax credits. Although it is impossible to predict with absolute certainty the net equity value of Wellman immediately after the exchanges contemplated by the Plan, Wellman’s use of its net operating losses will be substantially limited after those exchanges.
Wellman’s charter and bylaws could deter takeover attempts that some shareholder may consider desirable, which could adversely affect the price of the New Common Stock.
     Various provisions of Wellman’s amended certificate of incorporation and amended and restated bylaws, and Delaware law, could make acquiring control of Wellman without the requisite support of its board of directors difficult for a third party, even if the change of control would be beneficial to a recipient of the New Common Stock. The existence of these provisions and/or an antitakeover rights plan could deprive certain recipients of the New Common Stock of an opportunity to sell their shares of New Common Stock at a premium over the prevailing market price. The potential inability of holders of New Common Stock to obtain a control premium could, in certain instances, depress any future trading prices of New Common Stock.
One or more patent claims asserted against Eastman could be held invalid.
     As described on page 42 herein, Wellman has asserted certain claims against Eastman relating to its U.S. patents directed to slow-crystallizing PET resin and bottle performs and Eastman has raised certain affirmative defenses and counterclaims with respect to the asserted patent claims. One or more of the asserted patent claims could be held invalid based upon one or more of the defenses and/or counterclaims raised by Eastman. An invalid patent claim would not present a barrier to entry into the U.S. market with respect to Wellman’s slow-crystallizing PET resin and bottle performs as set forth in said claim.
No distributions may be made from the Distribution Trust if the Debtors are not successful in the applicable litigation.
     The causes of action held by the Distribution Trust or to which the Distribution Trust is entitled to the proceeds therefrom, including the Eastman Litigation, may not be successful and there is no guarantee that the trust will ever make distributions to the holders. Because interests in the Distribution Trust are the only consideration being distributed to holders of general unsecured claims, there is a possibility that holders of general unsecured claims will not receive any recovery. In addition, the Plan provides that the Second Lien Lenders will receive 90%

of the Distribution Trust. As a result, a portion of their recovery is also at risk if the Debtors are not successful in the assigned litigation.
The Rights Offering may not be fully funded.
     Wellman is relying on the $90 million in proceeds received from the Rights Offering to fund its obligations under the Plan. As such, a condition precedent to the Effective Date of the Plan is that the Rights Offering is consummated and fully funded. Wellman anticipates entering into the Backstop Commitment Agreement with the Backstop Parties, which will ensure that the Rights Offering will be fully funded. In the event that (i) Wellman does not enter into the Backstop Commitment Agreement and (ii) the Rights Offering is not fully subscribed to by the Holders of First Lien Term Loan Claims and Second Lien Term Loan Claims that are “accredited investors,” Wellman will not be able to fund the Plan. In such an event, Wellman would immediately to proceed to a liquidation. If the Backstop Commitment Agreement is executed, it will be included in the Plan Supplement.
Confirmation Of The Plan
     The Confirmation Hearing
     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan of Reorganization. Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to confirmation of the Plan of Reorganization.
     The Bankruptcy Court has scheduled the confirmation hearing for December 16, 2008 at 2:00 p.m. (Eastern Time) before the Honorable Stuart M. Bernstein, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Southern District of New York, located at Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004. The confirmation hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the confirmation hearing or any adjournment thereof.
     Deadline To Object To Confirmation
     Objections to the Bankruptcy Court’s confirmation of the Plan must be filed and served at or before 5:00 p.m. Eastern Time on December 12, 2008 in accordance with the notice of the confirmation hearing that accompanies this Disclosure Statement. UNLESS OBJECTIONS TO CONFIRMATION ARE TIMELY SERVED AND FILED, THEY MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.
     Requirements For Confirmation Of The Plan
     Among the requirements for the confirmation of the Plan are that the Plan (1) is accepted by all impaired classes of claims and equity interests, or if rejected by an impaired class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such class, (2) is feasible, and (3) is in the “best interests” of holders of claims and equity interests that are impaired under the Plan.
     Requirements of Section 1129(a) of the Bankruptcy Code
     The following requirements must be satisfied pursuant to section 1129(a) of the Bankruptcy Code before the Bankruptcy Court may confirm a plan of reorganization:
•	The plan complies with the applicable provisions of the Bankruptcy Code.

•	The proponents of the plan comply with the applicable provisions of the Bankruptcy Code.

•	The plan has been proposed in good faith and not by any means forbidden by law.

•	Any payment made or to be made by the proponent, by the debtor or by a person issuing securities or acquiring property under a plan, for services or for costs and expenses in or in connection with the case, in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

•	The proponent of the plan has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor or a successor to the debtor under the plan, and the appointment to, or continuance in, such office of such individual, is consistent with the interests of creditors and equity security Holders and with public policies.

•	The proponent of the plan has disclosed the identity of any insider (as defined in section 101 of the Bankruptcy Code) that will be employed or retained by the reorganized debtor and the nature of any compensation for such insider.

•	With respect to each Holder within an impaired class of claims or equity interests —
•	each such Holder (a) has accepted the plan; or (b) will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such Holder would so receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date; or

•	if section 1111(b)(2) of the Bankruptcy Code applies to the claims of such class due to its election to retain a lien, each Holder of a claim of such class will receive or retain under the plan on account of such claim property of a value, as of the effective date of the plan, that is not less than the value of such Holder’s interest in the Estate’s interest in the property that secures such claims.
•	With respect to each class of claims or equity interests, such class (i) has accepted the plan; or (ii) is not impaired under the plan (subject to the “cramdown” provisions discussed below).

•	Except to the extent that the Holder of a particular claim has agreed to a different treatment of such claim, the plan provides that:
•	with respect to a claim of a kind specified in sections 507(a)(1) or 507(a)(2) of the Bankruptcy Code, on the effective date of the plan, the Holder of the claim will receive on account of such claim cash equal to the allowed amount of such claim, unless otherwise agreed;

•	with respect to a class of claim of the kind specified in sections 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6) or 507(3)(7) of the Bankruptcy Code, each Holder of a claim of such class will receive (A) if such class has accepted the plan, deferred cash payments of a value, on the effective date of the plan, equal to the allowed amount of such claim; or (B) if such class has not accepted the plan, cash on the effective date of the plan equal to the allowed amount of such claim; and

•	with respect to a priority tax claim of a kind specified in section 507(a)(8) of the Bankruptcy Code, the Holder of such claim will receive on account of such claim deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the effective date of the plan, equal to the allowed amount of such claim.
•	If a class of claims is impaired under the plan, at least one class of claims that is impaired under the plan has accepted the plan, determined without including any acceptance of the plan by any “insider,” as defined in section 101 of the Bankruptcy Code.

•	Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

•	All fees payable under 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the hearing on confirmation of the plan, have been paid or the plan provides for the payment of all such fees on the effective date of the plan.

•	The plan provides for the continuation after its effective date of payment of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(i)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide such benefits.
Best Interests of Creditors
     Notwithstanding acceptance of the Plan of Reorganization by each impaired class, to confirm the Plan of Reorganization, the Bankruptcy Court must determine that it is in the best interests of each Holder of a claim or interest in any such impaired class that has not voted to accept the Plan of Reorganization. Accordingly, if an impaired class does not unanimously accept the Plan of Reorganization, the “best interests” test requires that the Bankruptcy Court find that the Plan of Reorganization provides to each member of such impaired class a recovery on account of the member’s claim or equity interest that has a value, as of the effective date of the Plan of Reorganization, at least equal to the value of the distribution that each such member would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.
     To estimate what members of each impaired class of claims would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code, the Bankruptcy Court must first determine the aggregate dollar amount that would be available if each of the Chapter 11 Cases were converted to a chapter 7 case under the Bankruptcy Code and each of the respective Debtor’s assets were liquidated by a chapter 7 trustee (the “Liquidation Value”). The Liquidation Value of a Debtor would consist of the net proceeds from the disposition of the assets of the Debtor, augmented by any cash held by the Debtor.
     The Liquidation Value available to holders of general unsecured claims or equity interests would be reduced by, among other things: (a) the claims of secured creditors to the extent of the value of their collateral; (b) the costs, fees and expenses of the liquidation, as well as other administrative expenses of the Debtors’ chapter 7 cases; (c) unpaid administrative expense claims of the Chapter 11 Cases; and (d) priority claims and priority tax claims. The Debtors’ costs of liquidation in chapter 7 cases would include the compensation of a chapter 7 trustee, as well as of counsel and other professionals retained by such trustee, asset disposition expenses, applicable taxes, litigation costs, claims arising from the operation of the Debtors during the chapter 7 cases, and all unpaid administrative expense claims incurred by the Debtors during the Chapter 11 Cases that are allowed in the chapter 7 cases. The liquidation itself would trigger certain priority claims, such as claims for severance pay, and would likely accelerate the payment of other priority claims and priority tax claims that would otherwise be payable in the ordinary course of business. These priority claims and priority tax claims would be paid in full out of the net liquidation proceeds, after payment of secured claims, before the balance would be made available to pay other claims or to make any distribution in respect of equity interests.
     Based on the liquidation analyses set forth in Exhibit E of this Disclosure Statement, the Debtors believe that holders of claims will receive equal or greater value as of the Effective Date under the Plan than such Holders would receive in a chapter 7 liquidation. Moreover, in an actual liquidation of the Debtors, distributions to holders of claims would be made substantially later than the Effective Date designated in the Plan. This delay would materially reduce the amount determined on a present value basis available for distribution to Holders of General Unsecured Claims. The hypothetical chapter 7 liquidations of the Debtors, for purposes of determination of the Debtors’ Liquidation Value, are assumed to commence on November 30, 2008.
     In summary, the Debtors and their management believe that chapter 7 liquidations of the Debtors would result in substantial diminution in the value to be realized by Holders of General Unsecured Claims entitled to distribution, as compared to the distributions contemplated under the Plan, because of, among other factors:
•	the increased cost and expenses of liquidation under chapter 7 arising from fees payable to the chapter 7 trustee and the attorneys and other professional advisors to such trustee;

•	additional expenses and Claims, some of which would be entitled to priority and which would be generated during the liquidation and from the rejection of Unexpired Leases and Executory Contracts in connection with the cessation of the Debtors’ operations;

•	the erosion of the value of the Debtors’ assets in the context of an expedited liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail;

•	the adverse effects on the salability of portions of the business resulting from the possible departure of key employees and the attendant loss of customers and vendors;

•	the cost and expense attributable to the time value of money resulting from a potentially more protracted chapter 7 proceeding than the estimated length of the Chapter 11 Cases; and

•	the application of the rule of absolute priority under the Bankruptcy Code to distributions made in a chapter 7 liquidation.
Consequently, the Debtors and their management believe that confirmation of the Plan will provide a substantially greater return to holders of claims than would chapter 7 liquidations.
     If the Plan is not confirmed, Wellman may be liquidated pursuant to the provisions of a chapter 11 liquidating plan. In liquidations under chapter 11, Wellman’s assets could be sold in an orderly fashion over a more extended period of time than in liquidations under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee’s appointment is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a chapter 7 trustee must be appointed. Any distribution to holders of claims under a chapter 11 liquidation plan probably would be delayed substantially. Most importantly, Wellman believes that any distributions to creditors in a liquidation scenario would fail to capture the significant “going concern” value of their business, which is reflected in the new common stock to be distributed under the Plan. Accordingly, Wellman believes that chapter 11 liquidation would not result in distributions as favorable as those under the Plan.
Acceptance
     Section 1126(c) of the Bankruptcy Code provides that a class of claims has accepted a plan of reorganization if such plan has been accepted by creditors that hold at least two-thirds in amount and more than one-half in number of the allowed claims of such class.
Feasibility
     Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of the plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtors, or any successor to the debtors (unless such liquidation or reorganization is proposed in the plan of reorganization).
     To determine whether the Plan meets this feasibility requirement, the Debtors have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared the Projections, as such term is defined in Article X below. Based upon the Projections, the Debtors believe that Wellman will be a viable operation following the Chapter 11 Cases, and that the Plan will meet the feasibility requirements of the Bankruptcy Code.
Requirements of Section 1129(b) of the Bankruptcy Code
     The Bankruptcy Code permits confirmation of a plan of reorganization even if it is not accepted by each impaired class so long as (a) the plan of reorganization otherwise satisfies the requirements for confirmation, (b) at least one impaired class of claims has accepted the plan of reorganization without taking into consideration the votes of any insiders in such class, and (c) the plan of reorganization is “fair and equitable” and does not “discriminate unfairly” as to any impaired class that has not accepted such plan. These so-called “cramdown” provisions are set forth in section 1129(b) of the Bankruptcy Code.
               (A) “Fair and Equitable”
     The Bankruptcy Code establishes different “cramdown” tests for determining whether a plan is “fair and equitable” to dissenting impaired classes of secured creditors, unsecured creditors and equity interest Holders as follows:
               (B) Secured Creditors
     A plan of reorganization is fair and equitable as to an impaired class of secured claims that rejects the plan if the plan provides: (i) that each of the Holders of the secured claims included in the rejecting class (A) retains the liens securing its claim to the extent of the allowed amount of such claim, to the extent of the allowed amount of such claims, whether the property subject to those liens is retained by the debtor or transferred to another entity, and (B) receives on account of its secured claim deferred cash payments having a present value, as of the effective date of the plan of reorganization, at least equal to the value of such Holder’s interest in the Estate’s interest in such property; (ii) that each of the Holders of the secured claims included in the rejecting class realizes the “indubitable equivalent” of its allowed secured claim; or (iii) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of such liens, with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds in accordance with clause (i) or (ii) of this paragraph.
               (C) Unsecured Creditors
     A plan of reorganization is fair and equitable as to an impaired class of unsecured claims that rejects the plan if the plan provides that: (i) each Holder of a claim included in the rejecting class receives or retains under the plan property of a value, as of the effective date of the plan of reorganization, equal to the amount of its allowed claim; or (ii) the Holders of claims and equity interests that are junior to the claims of the rejecting class will not receive or retain any property under the plan of reorganization on account of such junior claims or interests.
               (D) Holders of Equity Interests
     A plan of reorganization is fair and equitable as to an impaired class of equity interests that rejects the plan if the plan provides that: (i) each Holder of an equity interest included in the rejecting class receives or retains under the plan property of a value, as of the effective date of the plan of reorganization, equal to the greatest of the allowed amount of (A) any fixed liquidation preference to which such Holder is entitled, (B) the fixed redemption price to which such Holder is entitled, or (C) the value of the equity interest; or (ii) the Holder of any equity interest that is junior to the equity interests of the rejecting class will not receive or retain any property under the plan of reorganization on account of such junior interest.
     The Debtors believe the Plan is fair and equitable as to holders of claims or Interests in Classes that vote to reject the Plan, or that are deemed to reject the Plan because the Plan provides that their Allowed Claims or Interests will be either unimpaired, or they will receive their “absolute priority” entitlements under the Bankruptcy Code. The Debtors believe the Plan is fair and equitable as to Holders of Unsecured Claims and Equity Interests because holders of claims and Equity Interests junior to Unsecured Claims will not receive or retain any property under the Plan on account of such Claims or Equity Interests, and there are no Classes junior to the Holders of Equity Interests.
               (E) “Unfair Discrimination”
     A plan of reorganization does not “discriminate unfairly” if a dissenting class is treated substantially equally to other classes similarly situated and no such class receives more than it is legally entitled to receive for its claims or equity interests.

     The Debtors do not believe that the Plan discriminates unfairly against any impaired Class of Claims or Equity Interests. The Debtors believe that the Plan and the treatment of all Classes of Claims and Equity Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation of the Plan.
Valuation Of Wellman
     In conjunction with formulating the Plan, the Debtors determined that it was necessary to estimate the post-confirmation going concern value of Wellman. Accordingly, such valuation is set forth in Exhibits D and G attached hereto.
Identity Of Insiders
     Within ten days prior to the Voting Deadline, or as soon thereafter as is practicable, Wellman will file with the Bankruptcy Court a list of proposed directors of Wellman, which list shall set forth the identity of any Insiders proposed to serve as officers or directors of Wellman.
Effect Of Confirmation Of The Plan
     Preservation of Avoidance Actions
     On and after the effective date, certain Avoidance Actions shall be preserved and retained by the Debtors or in the event an Avoidance Action is transferred by the Debtors to the Distribution Trust. Wellman may offset any claim supporting an Avoidance Action against any payment due to any Holder of a claim under the Plan. In addition, if a distribution is made in error, the Debtors can bring an action pursuant to section 502(d) of the Bankruptcy Code to recoup such distribution.
     Retention of Jurisdiction by the Bankruptcy Court
     After the effective date of the Plan, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan. In particular, the Bankruptcy Court will keep exclusive jurisdiction to:
•	Determine any disputes regarding any claim or interest against Wellman.

•	Resolve any matters related to any executory contract or unexpired lease to which Wellman is party.

•	Ensure that distributions to holders of allowed claims and interests are accomplished pursuant to the provisions of the Plan;

•	Adjudicate, decide, or resolve any contested or litigated matters, and any other matters, and grant or deny any applications involving Wellman that may be pending on the effective date of the Plan;

•	Adjudicate, decide, or resolve any and all matters related to any causes of action, including those based in whole or in part on events occurring before or after Wellman filed for bankruptcy;

•	Enter and implement such orders as may be necessary or appropriate to consummate the Plan and all documents created in connection with the Plan or this Disclosure Statement;

•	Enter an order or final decree concluding or closing the Chapter 11 Cases; and

•	Adjudicate any and all disputes arising from or relating to distributions under the Plan.

     This list of matters over which the Bankruptcy Court will retain exclusive jurisdiction following the confirmation is not exhaustive. For a full list of the matters over which the Bankruptcy Court retains jurisdiction after the confirmation hearing, please see the Plan annexed hereto as Exhibit A.
          (ii) Term of Bankruptcy Injunction or Stays
               (A) Debtors’ Injunction
     EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR FOR OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL ENTITIES WHO HAVE HELD, HOLD, OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO ARTICLE VIII OF THE PLAN, DISCHARGED PURSUANT TO ARTICLE VIII OF THE PLAN, OR ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE VIII ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE OF THE PLAN, FROM TAKING ANY OF THE FOLLOWING ACTIONS AGAINST THE DEBTORS OR THE REORGANIZED DEBTORS: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (3) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR ESTATES OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (4) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION, OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM SUCH ENTITIES OR AGAINST THE PROPERTY OR ESTATES OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS UNLESS SUCH HOLDER HAS FILED A MOTION REQUESTING THE RIGHT TO PERFORM SUCH SETOFF ON OR BEFORE THE CONFIRMATION DATE, AND NOTWITHSTANDING AN INDICATION IN A PROOF OF CLAIM OR INTEREST OR OTHERWISE THAT SUCH HOLDER ASSERTS, HAS, OR INTENDS TO PRESERVE ANY RIGHT OF SETOFF PURSUANT TO SECTION 553 OF THE BANKRUPTCY CODE OR OTHERWISE; AND (5) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED OR SETTLED PURSUANT TO THE PLAN. NOTHING IN THE PLAN OR CONFIRMATION ORDER SHALL PRECLUDE ANY ENTITY FROM PURSUING AN ACTION AGAINST ONE OR MORE OF THE DEBTORS IN A NOMINAL CAPACITY TO RECOVER INSURANCE PROCEEDS SO LONG AS THE DEBTORS OR REORGANIZED DEBTORS, AS APPLICABLE, AND ANY SUCH ENTITY AGREE IN WRITING THAT SUCH ENTITY WILL: (1) WAIVE ALL CLAIMS AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, AND THE ESTATES RELATED TO SUCH ACTION AND (2) ENFORCE ANY JUDGMENT ON ACCOUNT OF SUCH CLAIM SOLELY AGAINST APPLICABLE INSURANCE PROCEEDS, IF ANY.
          (iii) Releases
               (A) Releases By the Debtors
     PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN OR THE PLAN SUPPLEMENT, FOR GOOD AND VALUABLE CONSIDERATION, INCLUDING THE SERVICE OF THE RELEASED PARTIES TO FACILITATE THE EXPEDITIOUS REORGANIZATION OF THE DEBTORS AND THE IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED BY THE PLAN, ON AND AFTER THE EFFECTIVE DATE, THE RELEASED PARTIES ARE DEEMED RELEASED AND DISCHARGED BY THE DEBTORS, THE REORGANIZED DEBTORS, AND THE ESTATES FROM ANY AND ALL CLAIMS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION, REMEDIES, AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED ON BEHALF OF THE DEBTORS, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING

OR HEREINAFTER ARISING, IN LAW, EQUITY, OR OTHERWISE, THAT THE DEBTORS, THE REORGANIZED DEBTORS, THE ESTATES, OR THEIR AFFILIATES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR INTEREST OR OTHER ENTITY, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS, THE CHAPTER 11 CASES, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY RELEASED PARTY, THE RESTRUCTURING OF CLAIMS AND INTERESTS PRIOR TO OR IN THE CHAPTER 11 CASES, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE PLAN AND DISCLOSURE STATEMENT, OR RELATED AGREEMENTS, INSTRUMENTS, OR OTHER DOCUMENTS, UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE, OTHER THAN CLAIMS OR LIABILITIES ARISING OUT OF OR RELATING TO ANY ACT OR OMISSION OF A RELEASED PARTY THAT CONSTITUTES WILLFUL MISCONDUCT (INCLUDING FRAUD) OR GROSS NEGLIGENCE.
               (B) Releases By Holders of Claims and Equity Interests
     AS OF THE EFFECTIVE DATE, EACH HOLDER OF A CLAIM OR AN INTEREST SHALL BE DEEMED TO HAVE CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY, AND FOREVER, RELEASED AND DISCHARGED THE DEBTORS, THE REORGANIZED DEBTORS, AND THE RELEASED PARTIES FROM ANY AND ALL CLAIMS, INTERESTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION, REMEDIES, AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS, ASSERTED ON BEHALF OF A DEBTOR, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY), BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE DEBTORS, THE DEBTORS’ RESTRUCTURING, THE DEBTORS’ CHAPTER 11 CASES, THE PURCHASE, SALE, OR RESCISSION OF THE PURCHASE OR SALE OF ANY SECURITY OF THE DEBTORS, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE PLAN, THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR AND ANY RELEASED PARTY, THE RESTRUCTURING OF CLAIMS AND INTERESTS PRIOR TO OR IN THE CHAPTER 11 CASES, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE PLAN AND DISCLOSURE STATEMENT, OR RELATED AGREEMENTS, INSTRUMENTS, OR OTHER DOCUMENTS, UPON ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE, OTHER THAN CLAIMS OR LIABILITIES ARISING OUT OF OR RELATING TO ANY ACT OR OMISSION OF A RELEASED PARTY THAT CONSTITUTES WILLFUL MISCONDUCT (INCLUDING FRAUD) OR GROSS NEGLIGENCE. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, (I) THE RELEASE SET FORTH ABOVE DOES NOT RELEASE ANY OBLIGATIONS OF ANY PARTY UNDER THE PLAN OR ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN.
          (iv) Exculpation and Limitation of Liability
     EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE PLAN OR PLAN SUPPLEMENT, NO EXCULPATED PARTY SHALL HAVE OR INCUR, AND EACH EXCULPATED PARTY IS HEREBY RELEASED AND EXCULPATED FROM ANY CLAIM, OBLIGATION, CAUSE OF ACTION, OR LIABILITY FOR ANY EXCULPATED CLAIM, EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, BUT IN ALL RESPECTS SUCH ENTITIES SHALL BE ENTITLED TO REASONABLY RELY UPON THE ADVICE OF COUNSEL WITH RESPECT TO THEIR DUTIES AND RESPONSIBILITIES PURSUANT TO THE PLAN. THE DEBTORS AND THE REORGANIZED

DEBTORS (AND EACH OF THEIR RESPECTIVE AFFILIATES, AGENTS, DIRECTORS, OFFICERS, EMPLOYEES, ADVISORS, AND ATTORNEYS) HAVE, AND UPON CONFIRMATION OF THE PLAN SHALL BE DEEMED TO HAVE, PARTICIPATED IN GOOD FAITH AND IN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE WITH REGARD TO THE DISTRIBUTIONS OF THE SECURITIES PURSUANT TO THE PLAN, AND, THEREFORE, ARE NOT, AND ON ACCOUNT OF SUCH DISTRIBUTIONS SHALL NOT BE, LIABLE AT ANY TIME FOR THE VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION GOVERNING THE SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN OR SUCH DISTRIBUTIONS MADE PURSUANT TO THE PLAN. NOTHING IN THIS PARAGRAPH SHALL IMPAIR THE POLICE OR REGULATORY POWERS OF THE UNITED STATES OF AMERICA OR ANY GOVERNMENTAL UNIT THEREOF. NOTHING IN THIS PARAGRAPH SHALL APPLY IN ANY ACTION BROUGHT BY THE SECURITIES AND EXCHANGE COMMISSION IN EXERCISE OF ITS POLICE AND REGULATORY POWERS.
     Nothing in the Confirmation Order or Plan shall effect a release of any claim by the United States Government or any of its agencies or any state and local authority whatsoever, including without limitation any claim arising under the Internal Revenue Code, the environmental laws, the securities laws, or any criminal laws of the United States or any state and local authority against the Released Parties. Furthermore, nothing in the Confirmation Order or Plan shall enjoin the United States or any state or local authority from bringing any claim, suit, action or other proceedings against the Released Parties for any liability whatsoever, including without limitation any claim, suit or action arising under the Internal Revenue Code, the environmental laws, the securities laws, or any criminal laws of the United States or any state or local authority. Furthermore, nothing in the Confirmation Order or Plan shall exculpate any party from any liability to the United States Government or any of its agencies or any state and local authority whatsoever, including any liabilities arising under the Internal Revenue Code, the environmental laws, the securities laws, or any criminal laws of the United States or any state and local authority against the Released Parties.
Important Securities Law Disclosure
Securities Issued in Reliance on Section 1145 of the Bankruptcy Code and Pursuant to Exemptions under the Securities Act of 1933, as Amended
     Under the Plan, (i) shares of New Common Stock will be distributed to holders of First Lien Term Loan Claims and Second Lien Term Loan Claims, (ii) Convertible Notes, which will be convertible as of the Effective Date into New Common Stock, will be issued to those holders of First Lien Term Loan Claims and Second Lien Term Loan Claims that are eligible to participate and participate in the Rights Offering, and (iii) Rights to subscribe for Convertible Notes will be offered to holders of First Lien Term Loan Claims and Second Lien Term Loan Claims eligible to participate in the Rights Offering.12
     Wellman will rely on section 1145 of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the offer and distribution of the New Common Stock contemplated by sections III.B.2(b)(i) and III.B.3(b)(i) of the Plan. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws when such securities are to be exchanged for claims or principally in exchange for claims and partly for cash. In general, securities issued under section 1145 may be resold without registration unless the recipient is an “underwriter” with respect to those securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

12	Interests in the Distribution Trust will be credited to holders of Second Lien Term Loan Claims and holders of General Unsecured Claims. Wellman does not believe such interests are securities as defined under applicable securities law but to the extent that such interests were viewed to be securities for distribution purposes, then Wellman also would rely on section 1145(a)(1) of the Bankruptcy Code for the purpose of distributing the interests in the Distribution Trust.

•	purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

•	offers to sell securities offered under a plan of reorganization for the holders of those securities;

•	offers to buy those securities from the holders of the securities, if the offer to buy is (i) with a view to distributing those securities; and (ii) under an agreement made in connection with the plan of reorganization, the completion of the plan of reorganization, or with the offer or sale of securities under the plan of reorganization; or

•	is an issuer with respect to the securities, as the term “issuer” is defined in Section 2(a)(11) of the Securities Act.
     To the extent that persons who receive New Common Stock or Convertible Notes are deemed to be “underwriters,” resales by those persons would not be exempted from registration under the Securities Act or other applicable law by section 1145 of the Bankruptcy Code. Those persons would, however, be permitted to sell new common stock or other securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, as described further below.
     You should confer with your own legal advisors to help determine whether or not you are an “underwriter.”
     The issuance of Rights in the Rights Offering and the underlying Convertible Notes (i) as a fee to the Backstop Parties, (ii) pursuant to their obligation to purchase Convertible Notes pursuant to their commitment to purchase notes not subscribed for in the Rights Offering, and (iii) upon the exercise of the Rights, as well as the New Common Stock issuable with respect to the Convertible Notes, will not be issued pursuant to section 1145 of the Bankruptcy Code. The issuance of the Rights, Convertible Notes, and underlying New Common Stock will be exempt from registration requirements pursuant to, without limitation, Section 4(2) of the Securities Act and therefore will not be freely tradable (by their express terms, the Rights also are not freely transferable). In accordance with the terms of a registration rights agreement to be entered into between Wellman, the Backstop Parties and certain other recipients of New Common Stock and Convertible Notes under the Plan, under certain circumstances Wellman will be required, upon a demand from the other parties to the registration rights agreement, to register the New Common Stock held by such parties and/or the Convertible Notes or the New Common Stock underlying the Convertible Notes for resale.
     Under certain circumstances, holders of new common stock deemed to be “underwriters” may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act, to the extent available, and in compliance with applicable state securities laws. Generally, Rule 144 of the Securities Act provides that persons who are affiliates of an issuer who resell securities will not be deemed to be underwriters if certain conditions are met. These conditions include the requirement that current public information with respect to the issuer be available, a limitation as to the amount of securities that may be sold, the requirement that the securities be sold in a “brokers transaction” or in a transaction directly with a “market maker” and that notice of the resale be filed with the SEC. As noted in this Disclosure Statement, it is not contemplated that Wellman Holdings or Reorganized Wellman will be a public reporting company and, therefore, it is unlikely in the period initially following the Effective Date that current public information will be available to permit resales pursuant to Rule 144.
Voting Instructions
     With respect to first lien term loan claims and second lien term loan claims, Wellman will deliver ballots to Nominees (as defined in the Disclosure Statement Order annexed hereto as Exhibit B).
     The nominees should deliver the ballot and other documents relating to the Plan, including this Disclosure Statement, to each Beneficial Owner (as defined in the Disclosure Statement Order annexed hereto as Exhibit B) for which they serve as Nominee.

     A Nominee has two options with respect to voting. Under the first option, the Nominee will forward the solicitation package, including the ballot, procedures for participating in the rights offering and related subscription forms, to each Beneficial Owner for voting and include a return envelope provided by and addressed to the Nominee so that the Beneficial Owner may return the completed Beneficial Owner ballot to the Nominee. Upon receipt of the ballots, the Nominee will summarize the individual votes of its respective Beneficial Owners on the appropriate Master Ballot (as defined in the Disclosure Statement Order) and then return the Master Ballot to the voting agent before the voting deadline occurs at 5:00 p.m. (Eastern Time) on December 12, 2008.
     Under the second option, if the Nominee elects to “prevalidate” ballots:
•	The Nominee shall forward the solicitation package or copies thereof (including (a) the Disclosure Statement (together with the Plan annexed thereto as Exhibit A, and all other exhibits), (b) an individual ballot that has been prevalidated, as indicated in paragraph (b) below, and (c) a return envelope provided by and addressed to the voting agent) to the Beneficial Owner within three (3) business days of the receipt by such Nominee of the solicitation package;

•	To “prevalidate” a ballot, the Nominee shall complete and execute the ballot and indicate on the ballot the name of the registered Holder, the amount of securities held by the Nominee for the Beneficial Owner and the account number(s) for the account(s) in which such securities are held by the Nominee; and

•	The Beneficial Owner shall return the prevalidated ballot to the voting agent by the voting deadline of 5:00 p.m. (Eastern Time) on December 12, 2008.
     If a Master Ballot is received after the voting deadline, the votes and elections on such Master Ballot will not be counted. The method of delivery of a Master Ballot to be sent to the voting agent is at the election and risk of each Nominee. Except as otherwise provided in this Disclosure Statement, such delivery will be deemed made only when the executed Master Ballot is actually received by the voting agent. Instead of effecting delivery by mail, it is recommended, though not required, that such entities use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No ballot should be sent to Wellman, or Wellman’s financial or legal advisors, but only to the voting agent as set forth under “How do I vote for or against the Plan?” in the section entitled “Questions and Answers Regarding this Disclosure Statement and the Plan,” which begins on page 7.
     Nominees must provide appropriate information for each of the items on the Master Ballot, including, without limitation, identifying the votes to accept or reject the Plan.
     By returning a Master Ballot, each Nominee will be certifying to Wellman and the Bankruptcy Court, among other things, that:
•	it has received a copy of the Disclosure Statement and other solicitation materials annexed to the Disclosure Statement, and it has delivered the same to the Beneficial Owners such Nominee represents;

•	it has received a completed and signed ballot from each Beneficial Owner whose vote is reflected on such Master Ballot;

•	it is a bank, broker or other nominee (or agent thereof) that holds the securities being voted on behalf of the Beneficial Owners identified on such Master Ballot;

•	it has properly disclosed (a) the number of such Beneficial Owners, (b) the amount of securities held by each such Beneficial Owner, (c) each Beneficial Owner’s respective vote, if any, concerning the Plan and (d) the customer account, serial number and/or other identification number for each such Beneficial Owner;

•	each such Beneficial Owner has certified to the Nominee that such Beneficial Owner has not submitted any other ballots for such Claims held in other accounts or other names, or, if it has submitted another ballot held in other accounts or names, that the Beneficial Owner has certified to the Nominee that such Beneficial Owner has cast the same vote for such claims, and the undersigned has identified such other accounts or owner and such other ballots;

•	it has been authorized by each such Beneficial Owner to vote on the Plan; and

•	it will maintain the original Beneficial Owner ballot returned by each Beneficial Owner (whether properly completed or defective) for one year after the voting deadline (or such other date as is set by subsequent Bankruptcy Court order) for disclosure to the Bankruptcy Court or the Debtor, if so ordered.
     Each Master Ballot must be returned in sufficient time to allow it to be RECEIVED by the voting agent by no later than 5:00 p.m. (Eastern Time) on December 12, 2008.
Certain U.S. Federal Income Tax
Consequences Of The Plan
     The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to Holders of Allowed Claims, Equity Interests and the Debtors. This summary is based on the Internal Revenue Code of 1986, as amended (the “IRC”), the U.S. Treasury Regulations promulgated thereunder, judicial authorities, published administrative positions of the IRS and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. No rulings or determinations of the IRS or any other taxing authorities have been sought or obtained with respect to the tax consequences discussed herein, and the discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.
     This discussion does not apply to Holders of Claims and Equity Interests that are not “U.S. persons” (as such phrase is defined in the IRC) and does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or to such Holders in light of their individual circumstances. This discussion does not address tax issues with respect to such Holders subject to special treatment under the U.S. federal income tax laws (including, for example, banks, governmental authorities or agencies, pass-through entities, dealers and traders in securities, insurance companies, financial institutions, tax-exempt organizations, small business investment companies and regulated investment companies and those holding the New Common Stock or Convertible Notes as part of a hedge, straddle, conversion or constructive sale transaction). No aspect of state, local, estate, gift, or non-U.S. taxation is addressed.
     ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF AN ALLOWED CLAIM. ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX CONSEQUENCES OF THE PLAN.
     IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE IRC. TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE DISCLOSURE STATEMENT. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Consequences to Holders of Allowed Claims and Equity Interests
Consequences to Holders of Other Secured Claims
     The following discussion assumes that each Holder of an Allowed Other Secured Claim holds such claim as a “capital asset” within the meaning of Section 1221 of the IRC. Pursuant to the Plan, each Holder of such Allowed Other Secured Claim shall receive one of the following treatments, in the discretion of the Debtors or the Reorganized Debtors, with the consent of the Backstop Parties, as applicable: (i) the Debtors or the Reorganized Debtors shall pay such Allowed Other Secured Claim in full in Cash to the extent allowable under section 506(a) of the Bankruptcy Code or (ii) the Debtors or the Reorganized Debtors, with the consent of the Backstop Parties, shall otherwise treat such Allowed Other Secured Claim in any other manner such that the Allowed Other Secured Claim shall be rendered Unimpaired. If an Allowed Other Secured Claim is paid in full in Cash, the Holder should recognize capital gain or loss in an amount equal to the difference (positive or negative) between the amount of Cash received and the Holder’s adjusted basis in the debt instruments underlying its Allowed Other Secured Claim. Such gain or loss should be capital in nature (subject to the “market discount” rules described below) and should be long-term capital gain or loss if the debts constituting the surrendered Allowed Other Secured Claim were held for more than one year. To the extent that a portion of the Cash received represents accrued but unpaid interest that the Holder has not already taken into income, the Holder may recognize ordinary interest income. See “Accrued Interest” below.
Consequences to Holders of First Lien Term Loan Claims
     The following discussion assumes that (i) each Holder of an Allowed First Lien Term Loan Claim holds its Claim as a “capital asset” within the meaning of Section 1221 of the IRC and (ii) the obligation underlying each Allowed First Lien Term Loan Claim is properly treated as debt (rather than equity) of the applicable Debtor. Pursuant to the Plan, each Holder of such Allowed First Lien Term Loan Claim shall receive its Pro Rata share of (i) 70% of the New Common Stock, subject to dilution on account of the Management Equity Incentive Plan and the Convertible Notes, (ii) the Rights pursuant to the Rights Offering, and (iii) the portion of the Palmetto Sale Proceeds allocated to the Palmetto PP&E. In addition to the foregoing, during the pendency of the Chapter 11 Cases in partial satisfaction of their Class 2 Claims, the Holders of Allowed Claims in Class 2 have received their Pro Rata share of (i) $5.75 million in proceeds from the Johnsonville Sale and (ii) the Bottle Yard Proceeds.
Exchange of Allowed First Lien Term Loan Claims for New Common Stock, Rights, Palmetto Sale Proceeds, proceeds from the Johnsonville Sale and the Bottle Yard Proceeds
     Whether a Holder of an Allowed First Lien Term Loan Claim recognizes gain or loss as a result of the exchange of its Claim for New Common Stock depends on whether (a) the exchange qualifies as either a tax-free recapitalization (which in turn depends on whether the debt underlying the Allowed First Lien Term Loan Claim surrendered is treated as a “security” for the reorganization provisions of the IRC (see “Treatment of a Debt Instrument as a ‘Security’” below)) or an exchange pursuant to Section 351 of the IRC (a “Section 351 exchange”), (b) the Holder has previously included in income any accrued but unpaid interest with respect to the Allowed First Lien Term Loan Claim, (c) the Holder has claimed a bad debt deduction or worthless security deduction with respect to such Allowed First Lien Term Loan Claim and (d) the Holder uses the accrual or cash method of accounting for tax purposes.
     Treatment of a Debt Instrument as a “Security”
     Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U. S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued. Each Holder of an Allowed First Lien Term Loan Claim should consult with its own tax advisor to determine whether or not the debt underlying its Allowed First Lien Term Loan Claim is a “security” for U.S. federal income tax purposes.
Treatment of a Holder of an Allowed First Lien Term Loan Claim if the Exchange of its Claim is Treated as a Reorganization or a Section 351 Exchange
     The exchange of a Holder’s Allowed First Lien Term Loan Claim for New Common Stock, Rights, Palmetto Sale Proceeds, proceeds from the Johnsonville Sale and the Bottle Yard Proceeds should be treated as either a Section 351 exchange or, if a debt instrument constituting a surrendered Allowed First Lien Term Loan Claim is treated as a “security” for U.S. federal income tax purposes, as a recapitalization, and therefore a reorganization, under the IRC. A Holder of a surrendered Allowed First Lien Term Loan Claim will recognize gain, but not loss, on the exchange. Specifically, the Holder will recognize (a) capital gain, subject to the “market discount” rules discussed below, to the extent of the lesser of (i) the amount of gain realized from the exchange or (ii) (A) in the case of a reorganization, the amount of “other property” (i.e., property that is not a “security” for U.S. federal income tax purposes and “securities” to the extent that the principal amount of securities received exceeds the principal amount of securities surrendered) received, including the Palmetto Sale Proceeds, the Johnsonville PP&E Proceeds and the Bottle Yard Proceeds or (B) in the case of a Section 351 exchange, the amount of property other than stock received, including the Palmetto Sale Proceeds, the Johnsonville PP&E Proceeds and the Bottle Yard Proceeds, and (b) ordinary interest income to the extent that the New Common Stock, Rights, Palmetto Sale Proceeds, the Johnsonville PP&E Proceeds and the Bottle Yard Proceeds are treated as received in satisfaction of accrued but untaxed interest on the debt instrument underlying the Allowed First Lien Term Loan Claim (see “Accrued Interest” discussion below). In such case, a Holder’s tax basis in its New Common Stock should be equal to the tax basis of the obligation constituting the Allowed First Lien Term Loan Claim surrendered therefor (increased by the amount of any gain recognized and decreased by the fair market value of “other property” (in the case of a reorganization) or property other than stock (in the case of a Section 351 exchange) received, including the Palmetto Sale Proceeds, proceeds from the Johnsonville Sale, the Bottle Yard Proceeds and, possibly, the Rights), and a Holder’s holding period for its New Common Stock should include the holding period for the obligation constituting the surrendered Allowed First Lien Term Loan Claim; provided, however, to the extent that any New Common Stock is treated as received in satisfaction of accrued but untaxed interest the tax basis of such New Common Stock should equal the amount of such accrued but untaxed interest, and the holding period for such New Common Stock should not include the holding period of the debt instrument constituting the surrendered Allowed First Lien Term Loan Claim (see “Accrued Interest” discussion below).
Treatment of a Holder of an Allowed First Lien Term Loan Claim if the Exchange of its Claim is not Treated as a Reorganization
     If a debt instrument constituting a surrendered Allowed First Lien Term Loan Claim is not treated as a security, and the exchange of such Claim is not treated as a Section 351 exchange, then a Holder of such a Claim should be treated as exchanging its Allowed First Lien Term Loan Claim for New Common Stock, Rights, Palmetto Sale Proceeds, proceeds from the Johnsonville Sale and the Bottle Yard Proceeds in a fully taxable exchange. A Holder of an Allowed First Lien Term Loan Claim who is subject to this treatment should recognize gain or loss equal to the difference (positive or negative) between (i) the fair market value of the shares of New Common Stock it receives, the Palmetto Sale Proceeds, proceeds from the Johnsonville Sale, the Bottle Yard Proceeds and, possibly, the value, if any, of the Rights, in each case that is not allocable to accrued interest, and (ii) the Holder’s adjusted tax basis in the obligation constituting the surrendered Allowed First Lien Term Loan Claim. Such gain or loss should be capital in nature (subject to the “market discount” rules described below) and should be long-term capital gain or loss if the debts constituting the surrendered Allowed First Lien Term Loan Claim were held for more than one year. To the extent that a portion of the New Common Stock, Rights, Palmetto Sale Proceeds, proceeds from the Johnsonville Sale and/or the Bottle Yard Proceeds is allocable to accrued but untaxed interest, the Holder may recognize ordinary interest income. See “Accrued Interest” below. A Holder’s tax basis in the shares of New Common Stock received on the Effective Date should equal the fair market value of the shares of New Common Stock as of the Effective Date. A Holder’s holding period for the New Common Stock received on the Effective Date should begin on the day following the Effective Date.

     Accrued Interest
     To the extent that any amount received by a Holder of a surrendered Allowed Claim under the Plan is attributable to accrued but unpaid interest and such amount has not previously been included in the Holder’s gross income, such amount should be taxable to the Holder as ordinary interest income. Conversely, a Holder of a surrendered Allowed Claim may be able to recognize a deductible loss (or, possibly, a write-off against a reserve for worthless debts) to the extent that any accrued interest on the debt instruments constituting such Claim was previously included in the Holder’s gross income but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point.
     The extent to which the consideration received by a Holder of a surrendered Allowed Claim will be attributable to accrued interest on the debts constituting the surrendered Allowed Claim is unclear. Certain Treasury Regulations generally treat a payment under a debt instrument first as a payment of accrued and untaxed interest and then as a payment of principal. Application of this rule to a final payment on a debt instrument being discharged at a discount in bankruptcy is unclear. Pursuant to the Plan, distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest. However, the provisions of the Plan are not binding on the IRS or a court with respect to the appropriate tax treatment for creditors.
     Market Discount
     Under the “market discount” provisions of Sections 1276 through 1278 of the IRC, some or all of any gain realized by a Holder exchanging the debt instruments constituting its Allowed Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt constituting the surrendered Allowed Claim.
     In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or, (ii) in the case of a debt instrument issued with OID, its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).
     Any gain recognized by a Holder on the taxable disposition (determined as described above) of debts that it acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such debts were considered to be held by the Holder (unless the Holder elected to include market discount in income as it accrued). To the extent that the surrendered debts that had been acquired with market discount are exchanged in a tax-free or other reorganization transaction for other property (as may occur here), any market discount that accrued on such debts but was not recognized by the Holder may be required to be carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property may be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instrument.
     The Rights
     The tax treatment of receipt of Rights by a Holder of an Allowed Claim is unclear. The issuance of, and the exercise of or failure to exercise, the Rights could be treated as an independent transaction for U.S. federal income tax purposes and not as a transaction that is integrated with any of the exchanges described herein. If so treated, a Holder that exercises a Right could be treated as directly exchanging the subscription price for Convertible Notes allocable to such Right in an exchange in which such Holder recognizes no gain or loss. Such Holder would then have a tax basis in the Convertible Notes received upon exercise of the Rights equal to the subscription price paid therefor. In light of the fact that the Rights are non-transferable and must be exercised, if at all, only at emergence, the Company intends to treat the issuance and exercise or failure to exercise the Rights as an independent transaction not integrated with the distributions under the Plan for U.S. federal income tax purposes.

     Notwithstanding the foregoing, the issuance of the Rights could be treated for U.S. federal income tax purposes as a distribution of an independent piece of property under the Plan. If so treated, and if receipt of a Right would be treated as part of a reorganization, the U.S. federal income tax treatment of the receipt of the Right will depend on whether the Right qualifies as a “security”. See “Treatment of a Debt Instrument as a ‘Security’” above. The aggregate tax basis in the consideration received would equal the aggregate adjusted tax basis in the Allowed Claims surrendered in the exchange, increased by the amount of gain otherwise recognized. The holding period of the Rights would include the holding period of the surrendered Allowed Claims. If the Rights are treated as securities for tax purposes and receipt of a Right is treated as a part of a reorganization then the Holder of a Claim would not recognize gain or loss on receipt of the Right. If the Rights are not treated as securities for tax purposes, or the receipt of a Right is not treated as part of a reorganization, then the value of the Rights (if any) will be treated as other property giving rise to the tax treatment described below.
     If the issuance of the Rights is treated as a distribution of an independent piece of property under the Plan but the distribution of Rights to Holders of Allowed Claims is not treated as part of a “reorganization” for U.S. federal income tax purposes, it should be treated as part of a taxable exchange. If the distribution of the Rights to Holders of Allowed Claims is treated as a taxable exchange, then each such Holder will recognize gain or loss in an amount equal to the (positive or negative) between (i) the fair market value of the Rights received by such Holder under the Plan, and (ii) the Holder’s tax basis in its Claim. Any such gain will be capital gain and will be long-term capital gain if the Holder’s holding period for its claim was more than one year on the date of the exchange. In such case, the aggregate tax basis of the Rights received would be the fair market value of the Rights on the date of the exchange, and the holding period for the Rights would begin on the day after the exchange.
     If a Holder of Allowed Claims allows the Rights received under the Plan to expire, it should recognize capital loss equal to its basis (if any) in such expiring Rights.
Convertible Notes
     Whether the Convertible Notes are treated as debt for federal income tax purposes is a matter that is subject to some uncertainty. The applicable case-law has held that this conclusion depends upon whether a purported “debt” instrument has characteristics that are more similar to debt or equity. The Debtors believe and intend to take the position that the Convertible Notes are debt (rather than equity) for U.S. federal income tax purposes. The following discussion assumes that the Convertible Notes are treated as debt (rather than equity) for U.S. federal income tax purposes.
     Stated Interest
     Stated interest on the Convertible Notes will generally be taxable to a holder of Convertible Notes as ordinary income at the time the interest is paid or accrues in accordance with the holder’s method of accounting for U.S. federal income tax purposes.
     Original Issue Discount
     A holder of Convertible Notes generally will have to report the excess of the stated principal amount of the Convertible Notes over the issue price of the Convertible Notes as original issue discount on the Convertible Notes on a constant yield basis over the term of the Convertible Notes. If the Convertible Notes are treated as AHYDOs (see “Applicable High Yield Discount Obligations” below), to the extent that the Debtors are denied a deduction for a portion of the original issue discount, that portion may be treated as a dividend to holders of the Convertible Notes, and certain corporate Holders of the Convertible Notes may be entitled to a dividends-received deduction.
     Sale, Exchange, Redemption or Other Disposition of Convertible Notes
     Except as set forth under “Conversion of Convertible Notes” below, a holder will generally recognize capital gain or loss upon the sale, exchange, redemption or other taxable disposition of a Convertible Note equal to the difference between the amount realized (less any accrued but unpaid interest, which generally will be taxable as such) and the holder’s adjusted tax basis in the note (see “The Rights” above). A noncorporate holder who has held the note for more than one year generally will be subject to reduced rates of taxation on such gain. The ability to deduct capital losses may be limited.
     Conversion of Convertible Notes
     The Debtors intend to take the position that neither gain nor loss will be recognized by holders of Convertible Notes on the exchange of Convertible Notes solely into shares of New Common Stock upon conversion (except to the extent of cash received, if any, in lieu of a fractional share, which will be treated as described below, and except to the extent of amounts received with respect to accrued interest, which generally will be taxable as such). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference (positive or negative) between the amount of cash received in respect of the fractional share and the portion of the holder’s adjusted tax basis in the Convertible Note that is allocable to the fractional share. The tax basis of the shares of New Common Stock received upon a conversion (other than New Common Stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the Convertible Note that was converted (excluding the portion of the tax basis that is allocable to any fractional share). A holder’s holding period for shares of New Common Stock received upon conversion of Convertible Notes will include the period during which such holder held the Convertible Notes except that the holding period of any New Common Stock received with respect to accrued interest will commence on the day after the date of receipt.
Consequences to Holders of Second Lien Term Loan Claims
     The following discussion assumes that (i) each Holder of an Allowed Second Lien Term Loan Claim holds its Claim as a “capital asset” within the meaning of Section 1221 of the IRC and (ii) the obligation underlying each Allowed Second Lien Term Loan Claim is properly treated as debt (rather than equity) of the applicable Debtor. Pursuant to the Plan, each Holder of such Allowed Second Lien Term Loan Claim shall receive, its Pro Rata share of (i) 30% of the New Common Stock, subject to dilution on account of the Management Equity Incentive Plan and the Convertible Notes, (ii) the Rights pursuant to the Rights Offering, (iii) the Second Lien Trust Interests, and (iv) to the extent the DIP Facility Claims are satisfied in full, the portion of the Palmetto Sale Proceeds allocated to the Palmetto Intellectual Property & Intangibles
Exchange of Allowed Second Lien Term Loan Claims for New Common Stock, Rights, Trust Interests and Palmetto Sale Proceeds
     Whether a Holder of an Allowed Second Lien Term Loan Claim recognizes gain or loss as a result of the exchange of its Claim for New Common Stock, Rights, Trust Interests and Palmetto Sale Proceeds depends on whether (a) the exchange qualifies as either a tax-free recapitalization (which in turn depends on whether the debt underlying the Allowed Second Lien Term Loan Claim surrendered is treated as a “security” for the reorganization provisions of the IRC (see “Treatment of a Debt Instrument as a ‘Security’” above)) or a Section 351 exchange, (b) the Holder has previously included in income any accrued but unpaid interest with respect to the Allowed Second Lien Term Loan Claim, (c) the Holder has claimed a bad debt deduction or worthless security deduction with respect to such Allowed Second Lien Term Loan Claim and (d) the Holder uses the accrual or cash method of accounting for tax purposes. Each Holder of an Allowed Second Lien Term Loan Claim should consult with its own tax advisor to determine whether or not the debt underlying its Allowed Second Lien Term Loan Claim is a “security” for U.S. federal income tax purposes.
Treatment of a Holder of an Allowed Second Lien Term Loan Claim if the Exchange of its Claim is Treated as a Reorganization
     The exchange of a Holder’s Allowed Second Lien Term Loan Claim for the shares of New Common Stock, Rights, Trust Interests and Palmetto Sale Proceeds should be treated either as a Section 351 exchange or, if a debt instrument constituting a surrendered Allowed Second Lien Term Loan Claim is treated as a “security” for U.S. federal income tax purposes, as a recapitalization, and therefore a reorganization, under the IRC. A Holder of a surrendered Allowed Second Lien Term Loan Claim may recognize gain, but not loss, on the exchange. Specifically, the Holder may recognize (a) capital gain, subject to the “market discount” rules discussed above, to the extent of the lesser of (i) (A) in the case of a reorganization, the amount of “other property” (i.e., property that is not a “security” for U.S. federal income tax purposes and “securities” to the extent that the principal amount of securities received exceeds the principal amount of securities surrendered) received, if any, or (B) in the case of a Section 351 exchange, the amount of property other than stock received, if any, and (b) ordinary interest income to the extent that the shares of New Common Stock, Rights, Trust Interests and Palmetto Sale Proceeds are treated as received in satisfaction of accrued but untaxed interest on the debt instrument underlying the Allowed Second Lien Term Loan Claim (see “Accrued Interest” discussion above). In such case, a Holder’s tax basis in its shares of New Common Stock and any securities received should be equal to the tax basis of the obligation constituting the Allowed Second Lien Term Loan Claim surrendered therefor (increased by the amount of any gain recognized and decreased by the fair market value of “other property” (in the case of a reorganization) or property other than stock (in the case of a Section 351 exchange) received, including Palmetto Sale Proceeds and, possibly, Rights and Trust Interests), and a Holder’s holding period for its shares of New Common Stock not acquired through the Rights Offering should include the holding period for the obligation constituting the surrendered Allowed Second Lien Term Loan Claim; provided that the tax basis of any share of New Common Stock treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest, and the holding period for such share of New Common Stock should not include the holding period of the debt instrument constituting the surrendered Allowed Second Lien Term Loan Claim.
Treatment of a Holder of an Allowed Second Lien Term Loan Claim if the Exchange of its Claim is not Treated as a Reorganization
     If a debt instrument constituting a surrendered Allowed Second Lien Term Loan Claim is not treated as a security, and the exchange of such Claim is not treated as a Section 351 exchange, a Holder of such a Claim should be treated as exchanging its Allowed Second Lien Term Loan Claim for the shares of New Common Stock, Rights, Trust Interests and Palmetto Sale Proceeds in a fully taxable exchange. A Holder of an Allowed Second Lien Term Loan Claim who is subject to this treatment should recognize gain or loss equal to the difference (positive or negative) between (i) the fair market value of the shares of New Common Stock and, possibly, Rights and Trust Interests received, plus the amount of Palmetto Sale Proceeds received, in each case that is not allocable to accrued interest, and (ii) the Holder’s adjusted tax basis in the obligation constituting the surrendered Allowed Second Lien Term Loan Claim. Such gain or loss should be capital in nature (subject to the “market discount” rules described above) and should be long-term capital gain or loss if the debts constituting the surrendered Allowed Second Lien Term Loan Claim were held for more than one year. To the extent that a Holder also receives Cash in respect of dividends paid while such stock was held in reserve, the treatment of that Cash is unclear. To the extent that a portion of the shares of New Common Stock, Palmetto Proceeds, and, possibly, the value of the Rights and/or Trust Interests received in the exchange is allocable to accrued but untaxed interest, the Holder may recognize ordinary interest income. See “Accrued Interest” above. A Holder’s tax basis in the shares of New Common Stock and, possibly, Rights and Trust Interests received on the Effective Date should equal the fair market value of such property as of the Effective Date. A Holder’s holding period for its shares of New Common Stock and, possibly, Rights and Trust Interests received on the Effective Date should begin on the day following the Effective Date.
     Rights/Convertible Notes
     See “The Rights” and “Convertible Notes” above.
     Trust Interests
     Pursuant to the Plan, the Distribution Trust will be formed on the Effective Date and capitalized by Wellman with cash in the amount of $250,000. The Distribution Trust is expected to be formed as a Delaware trust to prosecute various litigation claims originally owned by Wellman, including certain Avoidance Actions, and, if any of the prosecutions are successful or are settled in a manner which derives economic benefit to the trust, to distribute to the beneficial owners of the trust the net proceeds of such litigations. Recipients of Trust Interests should consult their own tax advisors as to the tax consequences to them of receipt of Trust Interests, the contribution by Wellman to this trust and any distributions from this trust to them.
     At this time, there is insufficient information about the form of the Distribution Trust to determine the U.S. federal income tax treatment of receipt by a Holder of Trust Interests. The Distribution Trust may be structured as a grantor trust of Wellman, in which case Trust Interests would not be treated as an independent piece of property, and future distributions from the trust would be treated as being made from Wellman. Alternatively, Trust Interests may be treated as an independent piece of property, in which case the receipt of a Trust Interest would be treated as part of a taxable exchange. If the distribution of Trust Interests to Holders of Allowed Claims is treated as a taxable exchange, then each such Holder will recognize gain or loss in an amount equal to the difference (positive or negative) between (i) the fair market value of the Trust Interests received by such Holder under the Plan, and (ii) the Holder’s tax basis in its Claim. Any such gain will be capital gain and will be long-term capital gain if the Holder’s holding period for its claim was more than one year on the date of the exchange. In such case, the aggregate tax basis of the Trust Interests received would be the fair market value of the Trust Interests on the date of the exchange, and the holding period for the Trust Interests would begin on the day after the exchange.
Consequences to Holders of General Unsecured Claims
     Pursuant to the Plan, each Holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of the Unsecured Trust Interests. See “Trust Interests” above.
Consequences to Holders of Old Preferred Interests and Old Common Interests
     Pursuant to the Plan, on the Effective Date, all Old Preferred Interests and all Old Common Interests shall be deemed canceled and extinguished, and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the Holders with respect to their Old Preferred Interests or Old Common Interests. Section 165(g) of the IRC permits a “worthless security deduction” for any security that is a capital asset that becomes worthless within the taxable year. Thus, Holders of Old Preferred Interests or Old Common Interests should be entitled to worthless security deductions. The rules governing the timing and amount of worthless security deductions place considerable emphasis on the facts and circumstances of the Holder, the issuer, and the instrument with respect to which the deduction is claimed; Holders are therefore urged to consult their tax advisors with respect to their ability to take such a deduction.
Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors
Cancellation of Indebtedness and Reduction of Tax Attributes
     As a result of the Plan, the Debtors’ aggregate outstanding indebtedness will be substantially reduced. In general, absent an exception, a debtor will recognize cancellation of debt income (“CODI”) upon discharge of its outstanding indebtedness for an amount less than its adjusted issue price. The amount of CODI, in general, is the excess of (a) the adjusted issue price of the indebtedness discharged, over (b) the sum of the issue price of any new indebtedness of the taxpayer issued, the amount of cash paid and the fair market value of any other consideration, including stock of the Debtor(s), given in exchange for such indebtedness at the time of the exchange.
     A debtor is not, however, required to include any amount of CODI in gross income if such debtor is under the jurisdiction of a court in a chapter 11 bankruptcy proceeding and the discharge of debt occurs pursuant to that proceeding. Instead, as a price for the exclusion of CODI under the foregoing rule, Section 108 of the IRC requires the debtor to reduce (as of the first day of the taxable year following the year of the debt discharge) its tax attributes by the amount of CODI which it excluded from gross income. As a general rule, tax attributes will be reduced in the following order: (a) net operating losses (“NOLs”), (b) most tax credits, (c) capital loss carryovers, (d) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject), and (e) foreign tax credits. A debtor with CODI may elect first to reduce the basis of its depreciable assets under Section 108(b)(5) of the IRC.
     The amount of CODI (and, accordingly, the amount of tax attributes required to be reduced), will depend, inter alia, on the fair market value of New Common Stock to be issued (for CODI with respect to First Lien Term Claims and Second Lien Term Loan Claims). This value cannot be known with certainty until after the Effective Date. Thus, although it is expected that a reduction of tax attributes will be required, the exact amount of such reduction cannot be predicted with certainty.
     Any required reduction in tax attributes of a member of a consolidated group applies first to any tax attributes attributable to the debtor realizing the CODI at issue. To the extent the debtor reduces its tax basis in the stock of another member of the consolidated group (which basis may not be reduced below zero), such other member is required to reduce its tax attributes by an equivalent amount.
Limitation of Net Operating Loss Carryovers and Other Tax Attributes
     Section 382 of the IRC generally imposes an annual limitation on a corporation’s use of its net operating losses (“NOLs”) (and may limit a corporation’s use of certain built-in losses if such built-in losses are recognized within a five-year period following an ownership change) if a corporation undergoes an “ownership change.” This discussion describes the limitation determined under Section 382 of the IRC in the case of an “ownership change” as the “Section 382 Limitation.” The annual Section 382 Limitation on the use of pre-change losses (the NOLs and built-in losses recognized within the five year post-ownership change period) in any “post change year” is generally equal to the product of the fair market value of the loss corporation’s outstanding stock immediately before the ownership change multiplied by the long term tax-exempt rate in effect for the month in which the ownership change occurs. The long-term tax-exempt rate is published monthly by the IRS and is intended to reflect current interest rates on long-term tax-exempt debt obligations. Section 383 of the IRC applies a similar limitation to capital loss carryforward and tax credits. As discussed below, however, special rules may apply in the case of a corporation which experiences an ownership change as the result of a bankruptcy proceeding.
     In general, an ownership change occurs when the percentage of the corporation’s stock owned by certain “5 percent shareholders” increases by more than 50 percentage points in the aggregate over the lowest percentage owned by those shareholders at any time during the applicable “testing period” (generally, the shorter of (a) the 36-month period preceding the testing date or (b) the period of time since the most recent ownership change of the corporation). A “5 percent shareholder” for this purpose includes, generally, an individual or entity that directly or indirectly owns 5% or more of a corporation’s stock during the relevant period and one or more groups of shareholders that own less than 5% of the value of the corporation’s stock. Under applicable Treasury Regulations, an ownership change with respect to an affiliated group of corporations filing a consolidated return that has consolidated NOLs is generally measured by changes in stock ownership of the parent corporation of the group.
     The issuance under the Plan of the New Common Stock, along with the cancellation of existing Equity Interests through the Plan, is expected to cause an ownership change to occur with respect to the Debtors’ consolidated group on the Effective Date. As a result, Section 382 of the IRC will apply to limit the Debtors’ use of their consolidated NOLs after the Effective Date. This limitation is independent of, and in addition to, the reduction of tax attributes described in the preceding section resulting from the exclusion of CODI. Similarly, the ability of the Debtors’ consolidated group to use any remaining capital loss carryforwards and tax credits will also be limited.
     Section 382(l)(5) of the IRC provides a special rule applicable in the case of a bankruptcy reorganization (the “Section 382(l)(5) Rule”). If a corporation qualifies for the Section 382(l)(5) Rule, the annual Section 382 Limitation will not apply to the corporation’s NOLs on account of an ownership change occurring as a result of the bankruptcy reorganization. The Section 382(l)(5) Rule does, however, require that the corporation’s NOLs and credit carryovers be computed without taking into account the aggregate amount of all interest deductions during the three prior taxable years and the portion of the current taxable year ending on the date of the ownership change in respect of debt exchanged for the corporation’s stock (such interest hereinafter called “Disqualified Interest”). The corporation will qualify under the Section 382(l)(5) Rule if the corporation’s pre-bankruptcy shareholders and holders of certain debt (the “Qualifying Debt”) own at least 50% of the stock of the corporation after the bankruptcy reorganization, and the corporation does not elect not to apply the Section 382(l)(5) Rule. Qualifying Debt is a claim which (i) was held by the same creditor for at least 18 months prior to the bankruptcy filing or (ii) arose in the ordinary course of a corporation’s trade or business and has been owned, at all times, by the same creditor. Indebtedness will be treated as arising in the ordinary course of a corporation’s trade or business if such indebtedness is incurred by the corporation in connection with the normal, usual or customary conduct of the corporation’s business. For the purpose of determining whether a claim constitutes Qualifying Debt, special rules may in some cases apply to treat a subsequent transferee as the transferor creditor.
     If the exchanges contemplated by the Plan qualify for tax treatment under the Section 382(l)(5) Rule and the Debtors do not elect out of the Section 382(l)(5) Rule, the Debtors’ NOL carryover will be available for future use without any Section 382 Limitation (after reduction of the Debtors’ NOLs by Disqualified Interest). However, under the Section 382(l)(5) Rule, if there is a second ownership change during the two-year period immediately following consummation of the Plan, the Section 382 Limitation after the second ownership change shall be zero. The determination of the application of the Section 382(l)(5) Rule is highly fact specific and dependent on circumstances that are difficult to assess accurately; however, the Debtors do not believe they will qualify for the Section 382(l)(5) Rule.
     If the exchanges do not qualify for tax treatment under the Section 382(l)(5) Rule or the Debtors elect not to apply the Section 382(l)(5) Rule, the Debtors’ use of NOLs to offset taxable income earned after an ownership change will be subject to the annual Section 382 Limitation. Since the Debtors are in bankruptcy, however, Section 382(l)(6) of the IRC will apply. Section 382(l)(6) of the IRC provides that, in the case of an ownership change resulting from a bankruptcy proceeding of a debtor, the value of the debtor’s stock for the purpose of computing the Section 382 Limitation will generally be calculated by reference to the net equity value of debtor’s stock taking into account the increase of the value of the corporation as a result of the surrender or cancellation of creditors’ claims in the transaction (rather than the value without taking into account such increases, as is the case under the general rule for non-bankruptcy ownership changes). Accordingly, under this rule the Section 382 Limitation would generally reflect the increase in the value of a debtor’s stock resulting from the conversion of debt to equity in the proceeding. Although it is impossible to predict what the net equity value of the Debtors will be immediately after the exchanges contemplated by the Plan, the Debtors’ use of NOLs is expected to be substantially limited after those exchanges.
Applicable High Yield Discount Obligations
     The Convertible Notes may be treated as applicable high yield discount obligations (“AHYDOs”). In general, an AHYDO is any debt instrument with “significant original issue discount,” a maturity date that is more than five years from the issue date and a yield to maturity that is at least five percentage points higher than the applicable federal rate. Based on the current applicable federal rate (which is published monthly) and the current proposed interest rate on the notes, the interest rate on the Convertible Notes would exceed the applicable federal rate plus five percentage points. Since this determination is based upon the applicable federal rate on the Effective Date, it is impossible to determine with certainty at this time if the Convertible Notes will be treated as AHYDOs on the Effective Date.
     If the Convertible Notes are treated as AHYDOs, then the Debtors may permanently be denied a deduction for a portion of the original issue discount on the Convertible Notes and may claim an interest deduction as to the remainder of the original issue discount only when such portion is paid. To the extent that the Debtors are denied a deduction for a portion of the original issue discount, that portion may be treated as a dividend to Holders of the Convertible Notes, and certain corporate Holders of the Convertible Notes may be entitled to a dividends-received deduction.
Alternative Minimum Tax
     In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent such tax exceeds the corporation’s regular U. S. federal income tax for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. For example, except for alternative tax NOLs generated in or deducted as carryforwards in taxable years ending in 2001 and 2002 which can offset 100% of a corporation’s AMTI, only 90% of a corporation’s AMTI may be offset by available alternative tax NOL carryforwards. Additionally, under Section 56(g)(4)(G) of the IRC, an ownership change (as discussed above) that occurs with respect to a corporation having a net unrealized built-in loss in its assets will cause, for AMT purposes, the adjusted basis of each asset of the corporation immediately after the ownership change to be equal to its proportionate share (determined on the basis of respective fair market values) of the fair market value of the assets of the corporation, as determined under Section 382(h) of the IRC, immediately before the ownership change. The Debtors do not believe they will have a net unrealized built-in loss in their assets immediately after the ownership change.
Backup Withholding and Reporting
     Wellman will withhold all amounts required by law to be withheld from payments of interest and dividends. Wellman will comply with all applicable reporting requirements of the IRC. In general, information reporting requirements may apply to distributions or payments made to a Holder of a Claim. Additionally, backup withholding of taxes, currently at a rate of 28%, will apply to such payments if such Holder fails to provide an accurate taxpayer identification number or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules will be allowed as a credit against such Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided that the required information is provided to the IRS.
     THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

Recommendation
     In the opinion of Wellman, the Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger distribution to Wellman’s creditors than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in smaller distributions to Holders of Allowed Claims than proposed under the Plan. Accordingly, Wellman recommends that holders of Claims entitled to vote on the Plan support confirmation of the Plan and vote to accept the Plan.
Dated: November 10, 2008

Respectfully submitted, WELLMAN, INC. (for itself and on behalf of each of the Debtors)
By:	/s/ Keith R. Phillips
	Name:	Keith R. Phillips
	Title:	Chief Financial Officer

Prepared by:
KIRKLAND & ELLIS LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022-4611
(212) 446-4800 (telephone)
ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION